UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15(d) of the
Securities Exchange Act of 1934
(Mark One):

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the plan year ended December 31, 2025
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission file number 1-13881

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
MARRIOTT RETIREMENT SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
MARRIOTT INTERNATIONAL, INC.
7750 Wisconsin Avenue
Bethesda, MD 20814

MARRIOTT RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE WITH REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm

To the Retirement Plan Committee and Plan Participants
Marriott Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Marriott Retirement Savings Plan (the "Plan") as of December 31, 2025 and 2024, and the related statement of changes in net assets available for benefits for the year ended December 31, 2025 and the related notes to the financial statements (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the year December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purposes of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2025 has been subjected to audit procedures performed in conjunction with the audits of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ CohnReznick LLP

We have served as the Plan's auditor since 2024.

Bethesda, Maryland
June 16, 2026

MARRIOTT RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2025 and 2024

	December 31,
	2025	2024
Assets
Investments, at fair value	$12,598,187,281	$11,550,738,669

Receivables:
Notes receivable from participants	146,091,270	125,855,112
Employer contributions receivable	5,998,142	9,289,168
Total receivables	152,089,412	135,144,280
Total assets	12,750,276,693	11,685,882,949

Liabilities
Accrued expenses	1,100,566	723,336
Total liabilities	1,100,566	723,336

Net assets available for benefits	$12,749,176,127	$11,685,159,613

The accompanying notes are an integral part of these financial statements.

MARRIOTT RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2025

Interest and dividends	$24,380,672
Net appreciation in fair value of investments	1,619,509,886
Interest income on notes receivable from participants	11,692,344
Participants contributions	429,505,222
Rollover contributions	37,281,918
Marriott International, Inc. contributions	253,227,862
Total additions	2,375,597,904

Deductions
Benefits paid to participants	1,307,480,831
Administrative expenses	4,100,559
Total deductions	1,311,581,390

Net increase	1,064,016,514
Net assets available for benefits at beginning of year	11,685,159,613
Net assets available for benefits at end of year	$12,749,176,127

The accompanying notes are an integral part of these financial statements.

MARRIOTT RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2025 and 2024

NOTE 1:	DESCRIPTION OF THE PLAN
The following description of the Marriott Retirement Savings Plan (the “Plan”), formerly Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust, sponsored by Marriott International, Inc. (the “Company”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan covering eligible employees of the Company and participating subsidiaries. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Effective January 1, 2024, the Plan became a safe harbor plan under Internal Revenue Services (“Code”) Sections 401(k)(12) and 401(m)(11).
Effective October 1, 2024, participants can enroll in the Plan immediately upon becoming eligible. Prior to October 1, 2024, there was a 90-day waiting period for enrollment. Where no action is taken, newly hired, rehired, or newly eligible employees will be enrolled automatically after 90 days of service. Contributions will automatically start at 3% of pay, on a before-tax basis, and will be invested in the Vanguard Target Retirement Fund most appropriate for the associate's age (assuming a retirement age of 65). Associates can change or cancel enrollment at any time.
Contributions
Plan participants may contribute up to 80% of compensation per pay period to the Plan, subject to legal limits.
Participants may also contribute (rollover) amounts representing eligible rollover distributions from other eligible retirement plans, including qualified defined benefit or defined contribution plans or traditional IRAs.
Participants who are age 50 or older by the end of the applicable Plan year and have contributed the maximum contributions allowable by the Plan during the Plan year may make an additional catch-up contribution. The catch-up contribution is subject to the Code section 414(v) limitation of $7,500 for the year ended December 31, 2025.
The Company generally makes matching contributions equal to 100% of each eligible participant's contributions, up to 5% of the participant's eligible pay.
The Company also makes non-discretionary supplemental contributions at select locations to certain non-management, non-highly compensated hourly associates who are eligible for the Company matching contribution in the Plan but who are not, in most cases, in a collective bargaining agreement. For associates covered under collective bargaining agreements, the Company contributions vary based on the terms of the agreement. Contributions are subject to certain limitations.
Participant Accounts
Individual accounts are maintained for each participant. Each participant account is credited with the participant contributions, the Company matching contribution (if eligible), the Company supplemental contribution (if eligible), and the applicable earnings or losses for the investments selected by the participant. Each account is charged with an allocation of administrative expenses. The benefit to which a participant is entitled is the vested benefit in the participant’s account.

Vesting
Company contributions generally are 100% vested for all participants, with the exception of a small number of collectively bargained groups that have negotiated for a vesting schedule. All participants become fully vested upon death, termination of employment due to disability, or attainment of age 65.
Notes Receivable from Participants
Participants generally may take only one loan from their accounts at a time. The minimum loan amount is $1,000. The maximum is the lesser of (i) 50% of the vested account balance, or (ii) $50,000 minus the highest outstanding loan balance in the past 12 months. Loan terms range from 1 to 4 years, or up to 10 years for the purchase of a primary residence. The loans are collateralized by the vested balance in the participant’s account. The interest rate is fixed at the time the loan is granted. Interest rates on outstanding loans range from 4.25% to 10.50%. For loans issued on or after October 1, 2024, loans bear interest at the prime rate as of the 15th of the month preceding the date of the loan as published by Reuters, plus two percentage points. For loans issued on or after July 1, 2020, loans bear interest at the prime rate as of the 15th of the month preceding the date of the loan as published by the Wall Street Journal plus two percentage points. For the loans issued in third quarter of 2016, loans bear an interest rate as of the last business day of the prior calendar quarter as published by the Wall Street Journal plus one percentage point.
Principal and interest are paid ratably through weekly or bi-weekly, after-tax payroll deductions. In cases where payroll deductions are not available, loan repayments can be made via direct debit, certified check, cashiers’ check, or money order.
Payment of Benefits
A participant can take a distribution from the Plan upon termination of employment, death, disability, or attainment of age 59.5. If a participant’s account balance is greater than $5,000, the participant can elect to receive a lump sum amount, partial distributions or installment payments equal to the value of the participant’s vested interest in his or her account; the participant can also elect to make a direct rollover or leave funds in the Plan. If a participant’s account balance is at least $1,000, but not more than $5,000 and if the participant does not make a timely election, the participant’s vested account balance will be rolled over into an individual retirement account established by the Plan. The Plan provides for automatic lump sum distribution for participants who terminate employment with a vested account balance of less than $1,000.
Administration
The Retirement Plan Committee serves as the named fiduciary of the Plan, except with respect to the Company Stock Fund. The Company Stock Fund (the “Stock Fund”) is tracked on a unitized basis. Administration of the Plan is under the direction of (i) the Retirement Plan Committee, all of whom are members of senior management of the Company; (ii) a trustee; and (iii) a Plan administrator, who is an employee of the Company. Under section 404(c) of ERISA, the Plan offers participants the opportunity to direct their own investments.
The Retirement Plan Committee is responsible for selecting and overseeing these investment options, other than the Stock Fund, and has delegated certain responsibilities to the Plan trustee and the investment adviser it has retained. The Stock Fund Investment Committee is the sole named fiduciary of the Plan with regards to the investment of the Stock Fund.
Administrative and Investment Expenses
To the extent not paid by the Company, administrative and investment expenses are paid from the Plan's forfeiture account and/or by the Plan participants, allocated based on account balances. During the year ended December 31, 2025, administrative expenses for the amount of $162,379 were paid from forfeitures.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to modify, suspend, or discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA.

Investment Options
Upon enrollment in the Plan, a participant may allocate employer and employee contributions to any of the available investment options. Participants may change their investment options on a daily basis, subject to any trading restrictions imposed by individual investment funds.

Forfeitures

At December 31, 2025 and 2024, forfeited nonvested accounts totaled $1,993,042 and $1,952,405, respectively. It is expected that these accounts will be used to pay for certain plan expenses and/or to reduce employer contributions.During the year ended December 31, 2025 administrative expenses for the amount of $162,379 were paid from forfeitures.

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements of the Plan are prepared on the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Accordingly, ultimate results could differ from those estimates.
Investments Valuation and Income Recognition
The Plan’s investments are stated at fair value.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold, as well as held during the year.
Payment of Benefits
Benefits are recorded when paid.
Fair Value Measurements
Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures establishes a framework for measuring fair value. This framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), the next priority to quoted values based on observable inputs (Level 2 measurements), and the lowest priority to values based on unobservable inputs (Level 3 measurements).The three levels of the fair value hierarchy under ASC 820 are briefly described below:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access at the measurement date. For example, stocks listed on a recognized exchange or listed mutual funds.

Level 2	Inputs to the valuation methodology include:
•Quoted prices for similar assets or liabilities in active markets;
•Quoted prices for identical or similar assets or liabilities in inactive markets;

•Inputs other than quoted prices that are observable for the asset or liability;
•Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified contractual term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Level 3 inputs include unobservable inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability. We develop these inputs based on the best information available, including our own data.
Valuation techniques used need to maximize the use of observable inputs and minimize the use of     unobservable inputs.
Following is a description of the valuation methodologies used for assets measured at fair value as of December 31, 2025 and 2024.
Cash and Cash Equivalents – The Plan considers all highly liquid investments with an initial maturity of three months or less at date of purchase to be cash equivalents.
Corporate Bonds – Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the bond is valued under a discounted cash flows approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks or a broker quote if available.
Common and Preferred Stock – Securities are priced at the closing price reported on the active market on which individual securities are traded, or inputs other than quoted prices that are observable for the asset or liability.
Government Debt Securities – Valued using pricing models maximizing the use of observable inputs for similar securities.
Mutual and Registered Investment Funds – Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value ("NAV") and to transact at that price. The mutual and registered investment funds held by the Plan are deemed to be actively traded.
Common Collective Trust – Valued at the NAV of units of a collective trust. The NAV, as provided by the custodian, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.
The Company Stock Fund (the “Stock Fund”) is tracked on a unitized basis. The Stock Fund consists of Marriott International, Inc. common stock and funds held in Fidelity Treasury Portfolio and Northern Trust Company Collective Short-Term Investment Fund respectively for years ended December 31, 2025 and 2024, sufficient to meet the Stock Fund’s daily cash needs, as well as interest and dividends receivable. Unitizing the Stock Fund allows for daily trades. The value of a unit reflects the combined market value of Marriott International, Inc. common stock, valued at its quoted market price, and the cash investments and receivables held by the Stock Fund. At December 31, 2025, 9,396,383 units were outstanding with a value of $210.76 per unit. At December 31, 2024, 10,602,689 units were outstanding with a value of $189.60 per unit.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. There have been no changes in valuation methodologies from December 31, 2024 to December 31, 2025.

Notes Receivable from Participants
Notes receivable from participants are recorded at principal less repayments plus accrued interest. Interest income is recorded on the accrual basis. A loan generally is considered in default if (i) a payment is not made within 90 days after the due date, (ii) an outstanding loan balance is not repaid by the original due date, or (iii) there is a material misrepresentation in connection with the loan application. If the loan is deemed to be in default, the participant loan balance is reduced, and a benefit payment is recorded.
Contributions
Contributions from Plan participants and the matching contributions from the Company are recorded in the year in which the employee contributions are withheld from compensation.
Expenses
Certain expenses of maintaining the Plan are paid directly by the Company and are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses. Investment related expenses are included in the "Net appreciation in fair value of investments" caption of the Statement of Changes in Net Assets Available for Benefits.

NOTE 3:	FAIR VALUE MEASUREMENTS
The following tables present the investments of the Plan that are measured at fair value on a recurring basis at December 31, 2025 and 2024.

	Assets at Fair Value as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$14,509,693	$—	$—	$14,509,693
Corporate bonds	—	593,950,900	—	593,950,900
Preferred stock	5,629,831	1,068,167	—	6,697,998
Common stock - Marriott International, Inc.	1,953,929,059	—	—	1,953,929,059
Common stock - others	2,425,186,559	161,704	—	2,425,348,263
Foreign government debt securities	—	1,967,625	—	1,967,625
U.S. government debt securities	—	519,432,904	—	519,432,904
Mutual and registered investment funds	380,513,736	—	—	380,513,736
Total assets in the fair value hierarchy	4,779,768,878	1,116,581,300	—	5,896,350,178
Investments measured at net asset value (a)				6,701,837,103
Total investments at fair value				$12,598,187,281

	Assets at Fair Value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$18,472,459	$—	$—	$18,472,459
Corporate bonds	—	578,350,781	—	578,350,781
Preferred stock	5,588,806	906,374	—	6,495,180
Common stock - Marriott International, Inc.	1,983,658,937	—	—	1,983,658,937
Common stock - others	2,424,616,428	107,399	—	2,424,723,827
Foreign government debt securities	—	2,662,816	—	2,662,816
U.S. government debt securities	—	520,647,825	—	520,647,825
Mutual and registered investment funds	298,193,495	—	—	298,193,495
Total assets in the fair value hierarchy	4,730,530,125	1,102,675,195	—	5,833,205,320
Investments measured at net asset value (a)				5,717,533,349
Total investments at fair value				$11,550,738,669

(a)In accordance with Subtopic 820-10, certain investments that were measured at NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the Statements of Net Assets available for Benefits.

There were no Level 3 investments at December 31, 2025 and 2024.

The following table summarizes investments for which fair value is measured using NAV per share practical expedient as of December 31, 2025 and 2024. There are no participant redemption restrictions for these investments; the redemption notice period is applicable only to the Plan. As of December 31, 2025 and 2024, there were no unfunded commitments.

	December 31, 2025	December 31, 2024	Redemption	Redemption
	Fair Value	Fair Value	Frequency (if currently eligible)	Notice Period
Arrowstreet International Equity EAFE CIT Class B	$158,557,476	$117,378,902	Daily	7 days
Axiom International Small Cap Trust 2	26,139,489	18,096,670	Daily	30 days
Fidelity Contrafund CP Class F	829,616,539	744,447,041	Daily	30 days
FIAM Emerging Markets Equity Small Cap Commingled	38,322,754	29,938,189	Daily	30 days
Fidelity Blue Chip Growth Fund	353,282,509	333,684,687	Daily	30 days
Northern Trust Collective S&P 500 Index Fund -DC	866,728,950	775,888,038	Daily	30 days
Northern Trust Collective S&P 400 Index Fund - DC	20,821,166	24,291,536	Daily	30 days
Northern Trust Collective Russell 2000 Index Fund	10,293,837	9,427,495	Daily	30 days
Northern Trust Collective Russell 1000 Index Fund - DC	19,279,841	20,072,185	Daily	31 days
Vanguard Target 2020	28,311,626	23,879,325	Daily	60 days
Vanguard Target 2025	767,219,826	742,454,137	Daily	60 days
Vanguard Target 2030	216,074,761	166,525,657	Daily	60 days
Vanguard Target 2035	1,092,162,283	917,745,784	Daily	60 days
Vanguard Target 2040	150,029,955	98,134,512	Daily	60 days
Vanguard Target 2045	962,645,641	789,589,923	Daily	60 days
Vanguard Target 2050	139,028,044	90,741,392	Daily	60 days
Vanguard Target 2055	504,690,716	382,484,586	Daily	60 days
Vanguard Target 2060	101,971,357	61,841,914	Daily	60 days
Vanguard Target 2065	88,693,892	52,733,203	Daily	60 days
Vanguard Target 2070	28,665,706	13,017,923	Daily	60 days
Vanguard Target Retirement Income	299,300,735	305,160,250	Daily	60 days
	$6,701,837,103	$5,717,533,349

NOTE 4:	PARTY-IN-INTEREST

The Plan may, at the direction of Plan participants, invest its assets in securities issued by the Company. The Plan through the Stock Fund held 6,298,121 and 7,111,418 shares of common stock of the Company as of December 31, 2025 and 2024, respectively. There were dividends of $18,659,067 on Marriott International, Inc. common stock for the year ended December 31, 2025. The closing share price as listed on the Nasdaq stock exchange as of December 31, 2025 and 2024 was $310.24 and $278.94, respectively. During the 2025 plan year, the Plan acquired 297,793 shares of Marriott International, Inc. common stocks valued at $81,215,839 and sold 1,111,090 shares valued at $310,878,634.

Certain Plan investments were invested in funds managed by Fidelity. Fidelity is the trustee effective October 1, 2024, and as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions.

NOTE 5:	INCOME TAX STATUS

The Plan received its most recent determination letter from the Internal Revenue Service (“IRS”) dated December 16, 2019 stating that the Plan is qualified under Section 401(a) of the Code, and therefore, the related Trust is exempt from taxation under section 501(a) of the Code. Subsequent to this determination by the IRS, the Plan was amended, and Plan management believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code, and that the Plan and related Trust continue to be tax exempt.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no IRS audits for any tax periods in progress.

As of the date these financial statements were available to be issued, the nondiscrimination testing for the Plan year ended December 31, 2025, had not yet been completed. The Plan Administrator is in the process of completing the required testing. If the Plan fails any of the applicable tests, corrective actions, such as the return of excess contributions or qualified nonelective contributions, may be required. The financial impact of any such corrective actions, is not considered to be significant.

NOTE 6:	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term, and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets available for Benefits.

NOTE 7:	RECONCILIATION OF FINANCIAL STATEMENTS AND FORM 5500
The following is a reconciliation of net assets available for benefits as reported in the financial statements to the Form 5500:

	December 31
	2025	2024
Net assets available for benefits as reported in financial statements	$12,749,176,127	$11,685,159,613
Loans deemed as distribution for financial statements reporting purposes	—	24,587,250
Deemed distributions during the year for Form 5500 purposes	—	(24,225,939)
Net assets available for benefits as reported in Form 5500	$12,749,176,127	$11,685,520,924

The following is a reconciliation of benefits paid to participants as reported in the financial statements to the Form 5500 for the year ended December 31, 2025:

Benefits paid to participants as reported in the financial statements	$1,307,480,831
Corrective distributions for 2024 non-discrimination testing	(18,637)
Benefits paid to participants as reported in the Form 5500	$1,307,462,194

The following is a reconciliation of notes receivable from participants as reported in the financial statements to the Form 5500:

	December 31
	2025	2024
Notes receivable from participants per financial statements	$146,091,270	$125,855,112
Loans deemed as distribution for the purpose of financial statements	—	24,587,250
Deemed distributions during the year for Form 5500 purposes	—	(24,225,939)
Notes receivable from participants per Form 5500	$146,091,270	$126,216,423

The following is a reconciliation of the change in net assets available for benefits as reported in the financial statements to the Form 5500 for the year ended December 31, 2025:

Net increase in net assets available for benefits as reported in the financial statements	$1,064,016,514
Change in loans deemed as distribution for financial statements reporting purposes	(24,587,250)
Change in loans deemed as distribution for Form 5500 purposes	24,225,939
Net increase in net assets available for benefits as reported in the Form 5500	$1,063,655,203

NOTE 8:	SUBSEQUENT EVENTS

The Plan has evaluated events subsequent to December 31, 2025 and through June 16, 2026, the date the financial statements were issued and determined that there were no events that require adjustments to these financial statements.

SUPPLEMENTAL SCHEDULE
MARRIOTT RETIREMENT SAVINGS PLAN
EIN: 52-2055918; Plan No.: 004
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2025

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
*	PARTICIPANT LOANS	PARTICIPANT LOANS	4.25% TO 10.5%	NA	VAR	$146,091,270

	CASH & CASH EQUIVALENTS					14,509,693
	NA	CASH				8,514,052
	NA	FUTURES CASH COLLATERAL				1,668,025
	NA	NET PAYABLES AND RECEIVABLES				4,327,616

	COMMON STOCKS					4,379,277,322
	AAON INC	AAON INC		14,000		1,067,500
	ABBVIE INC	ABBVIE INC		25,770		5,888,188
	ABIVAX SA	ABIVAX SA		7,876		1,062,118
	ABM INDUSTRIES INC	ABM INDUSTRIES INC		45,063		1,906,164
	ADAPTIVE BIOTECHNOLOGIES CORP	ADAPTIVE BIOTECHNOLOGIES CORP		55,690		904,406
	ADIENT PLC	ADIENT PLC		134,412		2,576,678
	ADOBE INC	ADOBE INC		14,200		4,969,858
	ADVANCE AUTO PARTS INC	ADVANCE AUTO PARTS INC		68,438		2,689,613
	ADVANCED MICRO DEVICES INC	ADVANCED MICRO DEVICES INC		16,630		3,561,481
	ADVANCED MICRO DEVICES INC	ADVANCED MICRO DEVICES INC		923		197,670
	ADYEN BV ADR	ADYEN BV ADR		69,626		1,111,927
	AEBI SCHMIDT HOLDING AG	AEBI SCHMIDT HOLDING AG		204,669		2,589,063
	AEGON LTD (NY REGD) NEW YORK REGISTERED SHARES	AEGON LTD (NY REGD) NEW YORK REGISTERED SHARES		550,874		4,247,239
	AEROVIRONMENT INC	AEROVIRONMENT INC		2,698		652,619
	AGILENT TECHNOLOGIES INC	AGILENT TECHNOLOGIES INC		81,400		11,076,098
	AGILYSYS INC	AGILYSYS INC		3,375		401,085
	AIR PRODUCTS & CHEMICALS INC	AIR PRODUCTS & CHEMICALS INC		52,000		12,845,040
	ALCON INC	ALCON INC		19,900		1,568,319
	ALIGN TECHNOLOGY INC	ALIGN TECHNOLOGY INC		17,900		2,795,085
	ALKAMI TECHNOLOGY INC	ALKAMI TECHNOLOGY INC		54,500		1,257,315
	ALNYLAM PHARMACEUTICALS INC	ALNYLAM PHARMACEUTICALS INC		10,700		4,254,855
	ALNYLAM PHARMACEUTICALS INC	ALNYLAM PHARMACEUTICALS INC		17,813		7,083,339
	ALPHABET INC CL A	ALPHABET INC CL A		115,850		36,261,050
	ALPHABET INC CL A	ALPHABET INC CL A		41,310		12,930,030
	ALPHABET INC CL A	ALPHABET INC CL A		88,700		27,763,100
	ALPHABET INC CL C	ALPHABET INC CL C		56,500		17,729,700
	AMAZON.COM INC	AMAZON.COM INC		122,280		28,224,670
	AMAZON.COM INC	AMAZON.COM INC		32,027		7,392,472
	AMAZON.COM INC	AMAZON.COM INC		104,400		24,097,608
	AMERICAN ELECTRIC POWER CO INC	AMERICAN ELECTRIC POWER CO INC		49,300		5,684,783
	AMERICAN WOODMARK	AMERICAN WOODMARK		40,222		2,167,966
	AMERISAFE INC	AMERISAFE INC		13,350		512,774
	AMETEK INC NEW	AMETEK INC NEW		36,630		7,520,505
	AMPHENOL CORPORATION CL A	AMPHENOL CORPORATION CL A		32,473		4,388,401
		AMPHENOL CORPORATION CL A		40,500		5,473,170
	AMPHENOL CORPORATION CL A	ANHEUSER-BUSCH INBEV SPN ADR		210,500		13,480,420
	AON PLC	AON PLC		32,100		11,327,448
	APPLE INC	APPLE INC		178,376		48,493,299
	APPLE INC	APPLE INC		59,454		16,163,164
	APPLIED DIGITAL CORP	APPLIED DIGITAL CORP		13,949		342,029

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	APPLOVIN CORP	APPLOVIN CORP		2,574		1,734,413
	ARCELLX INC	ARCELLX INC		10,138		660,998
	ARCELLX INC	ARCELLX INC		25,800		1,682,160
	ARCHER DANIELS MIDLAND CO	ARCHER DANIELS MIDLAND CO		99,800		5,737,502
	ARES MANAGEMENT CORP CL A	ARES MANAGEMENT CORP CL A		2,384		385,326
	ARGAN INC	ARGAN INC		1,388		434,888
	ARGENX SE SPONSORED ADR	ARGENX SE SPONSORED ADR		1,662		1,397,659
	ARISTA NETWORKS INC	ARISTA NETWORKS INC		20,761		2,720,314
	ARTHUR J GALLAGHAR AND CO	ARTHUR J GALLAGHAR AND CO		4,700		1,216,313
	ASCENDIS PHARMA AS	ASCENDIS PHARMA AS		90,318		19,259,410
	ASCENDIS PHARMA AS	ASCENDIS PHARMA AS		3,597		767,024
	ASCENDIS PHARMA AS	ASCENDIS PHARMA AS		16,100		3,433,164
	ASSOCIATED BANC CORP	ASSOCIATED BANC CORP		70,514		1,816,441
	ASSURANT INC	ASSURANT INC		36,000		8,670,600
	ASTERA LABS INC	ASTERA LABS INC		6,812		1,133,244
	ATLASSIAN CORP PLC CLS A	ATLASSIAN CORP PLC CLS A		18,881		3,061,365
	ATRICURE INC	ATRICURE INC		33,500		1,325,260
	AURORA INNOVATION INC	AURORA INNOVATION INC		168,689		647,766
	AVANTOR INC	AVANTOR INC		652,600		7,478,796
	AVANTOR INC	AVANTOR INC		323,900		3,711,894
	AVERY DENNISON CORP	AVERY DENNISON CORP		28,700		5,219,956
	AVNET INC	AVNET INC		41,627		2,001,426
	AXON ENTERPRISE INC	AXON ENTERPRISE INC		19,404		11,020,114
	BAKER HUGHES CO	BAKER HUGHES CO		257,800		11,740,212
	BALDWIN INSURANCE GROUP INC/THE	BALDWIN INSURANCE GROUP INC/THE		45,850		1,101,776
	BALL CORP	BALL CORP		62,469		3,308,983
	BANCFIRST CORP	BANCFIRST CORP		6,700		710,334
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION		173,770		9,557,350
	BANK OF NEW YORK MELLON CORP	BANK OF NEW YORK MELLON CORP		164,400		19,085,196
	BAXTER INTL INC	BAXTER INTL INC		344,300		6,579,573
	BELLRING BRANDS INC	BELLRING BRANDS INC		21,500		574,695
	BIOGEN INC	BIOGEN INC		10,300		1,812,697
	BIOMARIN PHARMACEUTICAL INC	BIOMARIN PHARMACEUTICAL INC		91,700		5,449,731
	BIONTECH SE ADR	BIONTECH SE ADR		21,000		1,999,200
	BIRKENSTOCK HOLDING LTD	BIRKENSTOCK HOLDING LTD		95,293		3,897,484
	BLOCK INC CL A	BLOCK INC CL A		65,456		4,260,531
	BLOOM ENERGY CORP CL A	BLOOM ENERGY CORP CL A		6,099		529,942
	BOEING CO	BOEING CO		6,796		1,475,548
	BOOZ ALLEN HAMILTON HLDG CL A	BOOZ ALLEN HAMILTON HLDG CL A		56,200		4,741,032
	BRADY CORPORATION CL A	BRADY CORPORATION CL A		10,300		807,211
	BRAZE INC	BRAZE INC		48,700		1,669,923
	BREAD FINANCIAL HOLDINGS	BREAD FINANCIAL HOLDINGS		23,431		1,734,597
	BRIDGEBIO PHARMA INC	BRIDGEBIO PHARMA INC		23,490		1,796,750
	BRINKER INTERNATIONAL INC	BRINKER INTERNATIONAL INC		3,500		502,320
	BRISTOL-MYERS SQUIBB CO	BRISTOL-MYERS SQUIBB CO		39,500		2,130,630
	BROADCOM INC	BROADCOM INC		47,170		16,325,537
	BROADCOM INC	BROADCOM INC		26,115		9,038,402
	BROADRIDGE FINANCIAL SOL	BROADRIDGE FINANCIAL SOL		6,300		1,405,971
	BROOKFIELD CORP CL A	BROOKFIELD CORP CL A		176,750		8,111,058
	BRUKER CORP	BRUKER CORP		21,500		1,012,865
	BRUKER CORP	BRUKER CORP		28,446		1,340,091
	BULLISH	BULLISH		9,370		354,842
	BURLINGTON STORES INC	BURLINGTON STORES INC		26,606		7,685,143
	BWX TECHNOLOGIES INC	BWX TECHNOLOGIES INC		18,500		3,197,540
	CALIX NETWORKS INC	CALIX NETWORKS INC		19,704		1,042,933
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FINANCIAL CORP		57,466		13,927,460
	CARIS LIFE SCIENCES INC	CARIS LIFE SCIENCES INC		26,500		714,970
	CARIS LIFE SCIENCES INC	CARIS LIFE SCIENCES INC		57,786		1,559,066
	CARPENTER TECHNOLOGY CORP	CARPENTER TECHNOLOGY CORP		5,566		1,752,399

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	CARRIER GLOBAL CORP	CARRIER GLOBAL CORP		87,800		4,639,352
	CASEY GENERAL STORES	CASEY GENERAL STORES		7,233		3,997,751
	CAVA GROUP INC	CAVA GROUP INC		12,300		721,887
	CBOE GLOBAL MARKETS INC	CBOE GLOBAL MARKETS INC		18,300		4,593,300
	CCC INTELLIGENT SOLUTIONS HOLD CL A	CCC INTELLIGENT SOLUTIONS HOLD CL A		631,336		5,019,121
	CELANESE CORP	CELANESE CORP		91,100		3,851,708
	CELSIUS HOLDINGS INC	CELSIUS HOLDINGS INC		15,000		686,100
	CELSIUS HOLDINGS INC	CELSIUS HOLDINGS INC		14,672		671,097
	CENCORA INC	CENCORA INC		23,100		7,802,025
	CENTRAL BANCOMPANY INC	CENTRAL BANCOMPANY INC		48,225		1,163,187
	CHARTER COMMUNICATIONS INC A	CHARTER COMMUNICATIONS INC A		84,600		17,660,250
	CHENIERE ENERGY INC	CHENIERE ENERGY INC		26,900		5,229,091
	CHIPOTLE MEXICAN GRILL INC	CHIPOTLE MEXICAN GRILL INC		29,850		1,104,450
	CIENA CORP	CIENA CORP		4,060		949,512
	CIGNA GROUP (THE)	CIGNA GROUP (THE)		2,850		784,406
	CIGNA GROUP (THE)	CIGNA GROUP (THE)		65,300		17,972,519
	CNO FINANCIAL GROUP INC	CNO FINANCIAL GROUP INC		51,163		2,172,893
	COGENT BIOSCIENCES INC	COGENT BIOSCIENCES INC		28,082		997,473
	COGNIZANT TECH SOLUTIONS CL A	COGNIZANT TECH SOLUTIONS CL A		105,900		8,789,700
	COLUMBIA BANKING SYSTEMS INC	COLUMBIA BANKING SYSTEMS INC		84,188		2,353,055
	COMCAST CORP CL A	COMCAST CORP CL A		655,700		19,598,873
	COMFORT SYSTEMS USA INC	COMFORT SYSTEMS USA INC		2,317		2,162,433
	COMMERCE BANCSHARES INC	COMMERCE BANCSHARES INC		12,000		628,080
	COMMVAULT SYSTEMS INC	COMMVAULT SYSTEMS INC		11,500		1,441,640
	CONCENTRIX CORP	CONCENTRIX CORP		57,939		2,409,104
	CONFLUENT INC	CONFLUENT INC		61,500		1,859,760
	CONOCOPHILLIPS	CONOCOPHILLIPS		66,400		6,215,704
	CONSTRUCTION PARTNERS INC CL A	CONSTRUCTION PARTNERS INC CL A		13,331		1,447,080
	COOPER COMPANIES INC	COOPER COMPANIES INC		92,000		7,540,320
	CORNING INC	CORNING INC		6,600		577,896
	CORPAY INC	CORPAY INC		10,200		3,069,486
	COSTAR GROUP INC	COSTAR GROUP INC		33,616		2,260,340
	COUPANG INC A	COUPANG INC A		43,793		1,033,077
	CRANE CO	CRANE CO		5,619		1,036,312
	CREDO TECHNOLOGY GROUP HOLDING LTD	CREDO TECHNOLOGY GROUP HOLDING LTD		17,529		2,522,248
	CRISPR THERAPEUTICS AG	CRISPR THERAPEUTICS AG		22,972		1,204,652
	CSW INDUSTRIALS INC	CSW INDUSTRIALS INC		6,300		1,849,239
	CULLEN FROST BANKERS INC	CULLEN FROST BANKERS INC		9,900		1,253,637
	CVS HEALTH CORP	CVS HEALTH CORP		368,118		29,213,844
	CYTOKINETICS INC	CYTOKINETICS INC		38,300		2,433,582
	DANAHER CORP	DANAHER CORP		21,420		4,903,466
	DANAHER CORP	DANAHER CORP		4,418		1,011,369
	DATADOG INC CL A	DATADOG INC CL A		9,680		1,316,383
	DNOW INC	DNOW INC		125,927		1,668,533
	DOLLAR TREE INC	DOLLAR TREE INC		66,974		8,238,472
	DOMINION ENERGY INC	DOMINION ENERGY INC		137,600		8,061,984
	DOMINOS PIZZA INC	DOMINOS PIZZA INC		19,704		8,213,021
	DOORDASH INC	DOORDASH INC		5,867		1,328,758
	DOUGLAS DYNAMICS INC	DOUGLAS DYNAMICS INC		83,981		2,741,980
	DRAFTKINGS HOLDINGS INC	DRAFTKINGS HOLDINGS INC		110,800		3,818,168
	DT MIDSTREAM INC	DT MIDSTREAM INC		5,200		622,336
	DUOLINGO INC	DUOLINGO INC		7,500		1,316,250
	DUTCH BROS INC	DUTCH BROS INC		7,453		456,273
	D-WAVE QUANTUM INC	D-WAVE QUANTUM INC		26,168		684,293
	ELANCO ANIMAL HEALTH INC	ELANCO ANIMAL HEALTH INC		480,400		10,871,452
	ELANCO ANIMAL HEALTH INC	ELANCO ANIMAL HEALTH INC		169,600		3,838,048
	ELF BEAUTY INC	ELF BEAUTY INC		10,300		783,212
	ELI LILLY & CO	ELI LILLY & CO		14,189		15,248,635
	ELI LILLY & CO	ELI LILLY & CO		3,636		3,907,536

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	ENCOMPASS HEALTH CORP	ENCOMPASS HEALTH CORP		27,000		2,865,780
	ENERPAC TOOL GROUP CORP CL A	ENERPAC TOOL GROUP CORP CL A		35,000		1,338,400
	ENTEGRIS INC	ENTEGRIS INC		19,366		1,631,586
	ENVISTA HOLDINGS CORP	ENVISTA HOLDINGS CORP		83,466		1,812,047
	EQT CORPORATION	EQT CORPORATION		96,104		5,151,174
	EQUIFAX INC	EQUIFAX INC		2,233		484,516
	EQUIFAX INC	EQUIFAX INC		10,800		2,343,384
	ESAB CORP	ESAB CORP		14,900		1,664,628
	ESAB CORP	ESAB CORP		53,401		5,965,960
	EVERCORE INC A	EVERCORE INC A		2,943		1,001,356
	EVERPURE INC-A	EVERPURE INC-A		9,900		663,399
	EVERPURE INC-A	EVERPURE INC-A		50,600		3,390,706
	EXPAND ENERGY CORP	EXPAND ENERGY CORP		25,400		2,803,144
	FABRINET	FABRINET		3,052		1,389,515
	FABRINET	FABRINET		2,360		1,074,461
	FEDEX CORP	FEDEX CORP		95,400		27,557,244
	FERGUSON ENTERPRISES INC	FERGUSON ENTERPRISES INC		27,500		6,122,325
*	FIDELITY NATL INFORM SVCS INC	FIDELITY NATL INFORM SVCS INC		288,800		19,193,648
	FIGURE TECHNOLOGY SOLUTIONS INC A	FIGURE TECHNOLOGY SOLUTIONS INC A		14,516		592,833
	FIRST CITIZENS BANCSHARES INC CL A	FIRST CITIZENS BANCSHARES INC CL A		131		281,150
	FIRST FINL BANKSHARES INC	FIRST FINL BANKSHARES INC		47,100		1,406,877
	FIRST WATCH RESTAURANT GROUP INC	FIRST WATCH RESTAURANT GROUP INC		32,400		488,592
	FISERV INC	FISERV INC		278,300		18,693,411
	FLOOR & DECOR HOLDINGS INC	FLOOR & DECOR HOLDINGS INC		12,300		748,947
	FORTIVE CORP	FORTIVE CORP		285,287		15,750,695
	FORTIVE CORP	FORTIVE CORP		27,736		1,531,305
	FOX CORP CL A	FOX CORP CL A		46,615		3,406,158
	FOX CORPORATION B	FOX CORPORATION B		78,866		5,120,769
	FRESHPET INC	FRESHPET INC		16,200		987,066
	FTAI AVIATION LTD	FTAI AVIATION LTD		7,103		1,398,226
	GAMING AND LEISURE PROPRTI INC	GAMING AND LEISURE PROPRTI INC		90,567		4,047,439
	GE AEROSPACE	GE AEROSPACE		30,400		9,364,112
	GE HEALTHCARE TECHNOLOGIES INC WI	GE HEALTHCARE TECHNOLOGIES INC WI		182,900		15,001,458
	GE VERNOVA INC	GE VERNOVA INC		10,063		6,576,875
	GENEDX HOLDINGS CORP-A	GENEDX HOLDINGS CORP-A		11,819		1,537,179
	GENESCO INC	GENESCO INC		49,200		1,218,684
	GERMAN AMERICAN BANCORP INC	GERMAN AMERICAN BANCORP INC		21,700		850,206
	GILEAD SCIENCES INC	GILEAD SCIENCES INC		167,200		20,522,128
	GITLAB INC CL A	GITLAB INC CL A		34,500		1,294,785
	GLAUKOS CORP	GLAUKOS CORP		9,500		1,072,645
	GLOBE LIFE INC	GLOBE LIFE INC		14,353		2,007,411
	GLOBUS MEDICAL INC	GLOBUS MEDICAL INC		20,100		1,754,931
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC		10,900		9,581,100
	GSK PLC SPONS ADR	GSK PLC SPONS ADR		439,839		21,569,705
	GUARDANT HEALTH INC	GUARDANT HEALTH INC		29,893		3,053,271
	GUIDEWIRE SOFTWARE INC	GUIDEWIRE SOFTWARE INC		6,339		1,274,202
	HALEON PLC SPONS ADR	HALEON PLC SPONS ADR		968,248		9,788,987
	HAMILTON LANE INC - A	HAMILTON LANE INC - A		8,500		1,141,635
	HAVERTY FURNITURE COS INC	HAVERTY FURNITURE COS INC		54,031		1,262,164
	HEARTFLOW INC	HEARTFLOW INC		16,741		488,000
	HELEN OF TROY LTD	HELEN OF TROY LTD		33,286		707,328
	HILTON WORLDWIDE HOLDINGS INC	HILTON WORLDWIDE HOLDINGS INC		45,000		12,926,250
	HINGE HEALTH INC	HINGE HEALTH INC		19,619		911,303
	HOLOGIC INC	HOLOGIC INC		57,900		4,312,971
	HOOKER FURNISHINGS CORP	HOOKER FURNISHINGS CORP		36,912		416,736
	HOWMET AEROSPACE INC	HOWMET AEROSPACE INC		61,720		12,653,834
	HOWMET AEROSPACE INC	HOWMET AEROSPACE INC		12,200		2,501,244
	HP INC	HP INC		233,100		5,193,468
	HUBSPOT INC	HUBSPOT INC		6,098		2,447,127

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	HUBSPOT INC	HUBSPOT INC		4,100		1,645,330
	HUMANA INC	HUMANA INC		68,300		17,493,679
	HUNTSMAN CORP	HUNTSMAN CORP		126,020		1,260,200
	IDEX CORPORATION	IDEX CORPORATION		6,851		1,219,067
	IES HOLDINGS INC	IES HOLDINGS INC		2,618		1,018,454
	INCYTE CORP	INCYTE CORP		78,043		7,708,307
	INGERSOLL RAND INC	INGERSOLL RAND INC		10,798		855,418
	INGERSOLL RAND INC	INGERSOLL RAND INC		72,000		5,703,840
	INSMED INC	INSMED INC		5,075		883,253
	INSPIRE MEDICAL SYSTEMS INC	INSPIRE MEDICAL SYSTEMS INC		5,500		507,265
	INTERNATIONAL FLAVORS & FRAGRA	INTERNATIONAL FLAVORS & FRAGRA		151,600		10,216,324
	INTUIT INC	INTUIT INC		6,574		4,354,749
	INTUITIVE SURGICAL INC	INTUITIVE SURGICAL INC		6,651		3,766,860
	IONIS PHARMACEUTICALS INC	IONIS PHARMACEUTICALS INC		83,208		6,582,585
	IRHYTHM TECHNOLOGIES INC	IRHYTHM TECHNOLOGIES INC		8,244		1,462,815
	ITT INC	ITT INC		18,600		3,227,286
	JBT MAREL CORP	JBT MAREL CORP		9,000		1,356,030
	JFROG LTD	JFROG LTD		19,126		1,194,610
	JOHNSON CONTROLS INTERNATIONAL PLC	JOHNSON CONTROLS INTERNATIONAL PLC		296,300		35,481,925
	KADANT INC	KADANT INC		5,200		1,482,104
	KARMAN HOLDINGS INC	KARMAN HOLDINGS INC		18,831		1,377,864
	KEYSIGHT TECHNOLOGIES INC	KEYSIGHT TECHNOLOGIES INC		32,400		6,583,356
	KKR & CO INC	KKR & CO INC		38,740		4,938,575
	KOPPERS HLDGS INC	KOPPERS HLDGS INC		53,857		1,458,448
	KORN FERRY	KORN FERRY		29,193		1,927,322
	KRATOS DEFENSE & SEC SOLTN INC	KRATOS DEFENSE & SEC SOLTN INC		19,956		1,514,860
	LATTICE SEMICONDUCTOR CORP	LATTICE SEMICONDUCTOR CORP		8,154		599,971
	LATTICE SEMICONDUCTOR CORP	LATTICE SEMICONDUCTOR CORP		18,227		1,341,143
	LATTICE SEMICONDUCTOR CORP	LATTICE SEMICONDUCTOR CORP		138,418		10,184,796
	LEGEND BIOTECH CORP SPON ADR	LEGEND BIOTECH CORP SPON ADR		107,170		2,329,876
	LIBERTY LIVE HOLDINGS INC C	LIBERTY LIVE HOLDINGS INC C		45,600		3,792,096
	LIBERTY MEDIA CORP LIBERTY FORMULA ONE CL C	LIBERTY MEDIA CORP LIBERTY FORMULA ONE CL C		86,782		8,548,895
	LIFE TIME GROUP HOLDINGS INC	LIFE TIME GROUP HOLDINGS INC		16,304		433,360
	LIVE NATION ENTERTAINMENT INC	LIVE NATION ENTERTAINMENT INC		7,000		997,500
	LOAR HOLDINGS INC	LOAR HOLDINGS INC		6,143		417,724
	LPL FINL HLDGS INC	LPL FINL HLDGS INC		23,100		8,250,627
	LYFT INC	LYFT INC		42,954		832,019
	LYONDELLBASELL INDS CLASS A	LYONDELLBASELL INDS CLASS A		98,700		4,273,710
	MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC	MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC		6,804		1,165,389
	MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC	MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC		35,200		6,029,056
	MADRIGAL PHARMACEUTICALS INC	MADRIGAL PHARMACEUTICALS INC		3,461		2,015,479
	MALIBU BOATS INC CL A	MALIBU BOATS INC CL A		66,405		1,873,285
	MANHATTAN ASSOCIATES INC	MANHATTAN ASSOCIATES INC		25,400		4,402,074
	MAPLEBEAR INC	MAPLEBEAR INC		4,500		202,410
	MARCUS &MILLICHAP CO INC	MARCUS &MILLICHAP CO INC		26,891		733,855
	MARKEL GROUP INC	MARKEL GROUP INC		1,550		3,331,958
	MARKETAXESS HLDGS INC	MARKETAXESS HLDGS INC		2,785		504,781
*	MARRIOTT INTERNATIONAL INC A	MARRIOTT INTERNATIONAL INC A		6,298,121		1,953,929,059
	MARTIN MARIETTA MATERIALS INC	MARTIN MARIETTA MATERIALS INC		9,289		5,783,889
	MARVELL TECHNOLOGY INC	MARVELL TECHNOLOGY INC		72,380		6,150,852
	MARZETTI COMPANY/THE	MARZETTI COMPANY/THE		4,800		789,216
	MASIMO CORP	MASIMO CORP		8,100		1,053,486
	MASTEC INC	MASTEC INC		6,920		1,504,200
	MASTERBRAND INC	MASTERBRAND INC		107,088		1,182,252
	MASTERCARD INC CL A	MASTERCARD INC CL A		9,527		5,438,774
	MCCORMICK & CO INC NON-VTG	MCCORMICK & CO INC NON-VTG		60,000		4,086,600
	MCGRAW HILL INC	MCGRAW HILL INC		63,377		1,045,721

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	MEDTRONIC PLC	MEDTRONIC PLC		49,900		4,793,394
	MERCADOLIBRE INC	MERCADOLIBRE INC		905		1,822,905
	MERCURY SYSTEMS INC	MERCURY SYSTEMS INC		13,825		1,009,363
	MERIT MEDICAL SYSTEMS INC	MERIT MEDICAL SYSTEMS INC		10,000		881,400
	META PLATFORMS INC CL A	META PLATFORMS INC CL A		38,800		25,611,492
	META PLATFORMS INC CL A	META PLATFORMS INC CL A		30,000		19,802,700
	META PLATFORMS INC CL A	META PLATFORMS INC CL A		9,947		6,565,915
	METLIFE INC	METLIFE INC		338,800		26,744,872
	METTLER-TOLEDO INTL INC	METTLER-TOLEDO INTL INC		7,050		9,829,040
	MIAMI INTERNATIONAL HOLDINGS INC	MIAMI INTERNATIONAL HOLDINGS INC		14,826		657,978
	MICROCHIP TECHNOLOGY	MICROCHIP TECHNOLOGY		41,800		2,663,496
	MICROCHIP TECHNOLOGY	MICROCHIP TECHNOLOGY		101,600		6,473,952
	MICROSOFT CORP	MICROSOFT CORP		54,100		26,163,842
	MICROSOFT CORP	MICROSOFT CORP		83,230		40,251,693
	MICROSOFT CORP	MICROSOFT CORP		41,398		20,020,901
	MIRION TECHNOLOGIES INC-A	MIRION TECHNOLOGIES INC-A		61,275		1,435,061
	MIRUM PHARMACEUTICALS INC	MIRUM PHARMACEUTICALS INC		10,684		843,929
	MODINE MANUFACTURING CO	MODINE MANUFACTURING CO		8,000		1,068,080
	MODINE MANUFACTURING CO	MODINE MANUFACTURING CO		11,727		1,565,672
	MOLINA HEALTHCARE INC	MOLINA HEALTHCARE INC		16,400		2,846,056
	MOLSON COORS BEVERAGE CO B	MOLSON COORS BEVERAGE CO B		127,800		5,965,704
	MONDAY.COM LTD	MONDAY.COM LTD		12,800		1,888,768
	MONGODB INC CL A	MONGODB INC CL A		3,218		1,350,562
	MONGODB INC CL A	MONGODB INC CL A		5,700		2,392,233
	MONOLITHIC POWER SYS INC	MONOLITHIC POWER SYS INC		7,541		6,834,861
	MSA SAFETY INC	MSA SAFETY INC		10,650		1,705,491
	MSCI INC	MSCI INC		14,300		8,204,339
	MYERS INDUSTRIES	MYERS INDUSTRIES		67,001		1,254,259
	NATERA INC	NATERA INC		4,692		1,074,890
	NATERA INC	NATERA INC		7,501		1,718,404
	NATERA INC	NATERA INC		5,116		1,172,024
	NETFLIX INC	NETFLIX INC		123,430		11,572,797
	NETFLIX INC	NETFLIX INC		21,113		1,979,555
	NETSKOPE INC A	NETSKOPE INC A		20,497		359,517
	NETSKOPE INC A	NETSKOPE INC A		29,806		522,797
	NEUROCRINE BIOSCIENCES INC	NEUROCRINE BIOSCIENCES INC		35,500		5,034,965
	NEW YORK TIMES CO CL A	NEW YORK TIMES CO CL A		86,600		6,011,772
	NEWELL BRANDS INC	NEWELL BRANDS INC		314,936		1,171,562
	NEWS CORP NEW CL A	NEWS CORP NEW CL A		82,000		2,141,840
	NEXTPOWER INC	NEXTPOWER INC		12,020		1,047,062
	NORFOLK SOUTHERN CORP	NORFOLK SOUTHERN CORP		68,500		19,777,320
	NOV INC	NOV INC		111,379		1,740,854
	NOVA MEASURING INSTRUMENTS LTD	NOVA MEASURING INSTRUMENTS LTD		4,162		1,366,759
	NOVANTA INC	NOVANTA INC		13,500		1,606,365
	NOVARTIS AG SPON ADR	NOVARTIS AG SPON ADR		59,100		8,148,117
	NUTANIX INC CL A	NUTANIX INC CL A		26,500		1,369,785
	NUVALENT INC-A	NUVALENT INC-A		8,533		858,334
	NUVALENT INC-A	NUVALENT INC-A		4,850		487,862
	NVIDIA CORP	NVIDIA CORP		346,200		64,566,294
	NVIDIA CORP	NVIDIA CORP		106,400		19,843,600
	NXP SEMICONDUCTORS NV	NXP SEMICONDUCTORS NV		16,000		3,472,960
	OCCIDENTAL PETROLEUM CORP	OCCIDENTAL PETROLEUM CORP		481,050		19,780,776
	OLD DOMINION FREIGHT LINES INC	OLD DOMINION FREIGHT LINES INC		37,500		5,880,000
	OLD NATIONAL BANCORP (IND)	OLD NATIONAL BANCORP (IND)		102,736		2,292,040
	OLIN CORP	OLIN CORP		84,800		1,766,384
	ON HOLDING AG	ON HOLDING AG		11,800		548,464
	ONESPAWORLD HOLDINGS LTD	ONESPAWORLD HOLDINGS LTD		25,900		537,166
	ONESTREAM INC	ONESTREAM INC		59,500		1,093,610
	ONESTREAM INC	ONESTREAM INC		55,372		1,017,737

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	ORACLE CORP	ORACLE CORP		33,110		6,453,470
	O'REILLY AUTOMOTIVE INC	O'REILLY AUTOMOTIVE INC		88,210		8,045,634
	ORION SA	ORION SA		186,117		982,698
	PALO ALTO NETWORKS INC	PALO ALTO NETWORKS INC		30,340		5,588,628
	PALOMAR HLDGS INC	PALOMAR HLDGS INC		9,200		1,239,792
	PAYLOCITY HOLDING CORP	PAYLOCITY HOLDING CORP		37,450		5,711,125
	PENUMBRA INC	PENUMBRA INC		4,700		1,461,277
	PENUMBRA INC	PENUMBRA INC		3,448		1,072,018
	PHREESIA INC	PHREESIA INC		45,300		766,476
	PIPER SANDLER COS	PIPER SANDLER COS		2,534		860,825
	PJT PARTNERS INC	PJT PARTNERS INC		6,000		1,003,200
	PLANET FITNESS INC CL A	PLANET FITNESS INC CL A		3,800		412,186
	PLANET FITNESS INC CL A	PLANET FITNESS INC CL A		11,763		1,275,933
	PLANET FITNESS INC CL A	PLANET FITNESS INC CL A		69,900		7,582,053
	POOL CORP	POOL CORP		19,700		4,506,375
	PROCEPT BIOROBOTICS CORP	PROCEPT BIOROBOTICS CORP		39,500		1,242,670
	PTC INC	PTC INC		62,700		10,922,967
	PTC THERAPEUTICS INC	PTC THERAPEUTICS INC		13,998		1,063,288
	PVH CORP	PVH CORP		22,565		1,512,306
	QUANTA SVCS INC	QUANTA SVCS INC		6,500		2,743,390
	QUIDELORTHO CORP	QUIDELORTHO CORP		59,941		1,711,915
	RALLIANT CORP	RALLIANT CORP		74,900		3,813,159
	RALLIANT CORP	RALLIANT CORP		14,110		718,340
	RALLIANT CORP	RALLIANT CORP		28,020		1,426,498
	RAMBUS INC	RAMBUS INC		14,635		1,344,810
	RAYMOND JAMES FINANCIAL INC.	RAYMOND JAMES FINANCIAL INC.		34,500		5,540,355
	RB GLOBAL INC	RB GLOBAL INC		13,000		1,337,310
	RB GLOBAL INC	RB GLOBAL INC		24,200		2,489,454
	RBC BEARINGS INC	RBC BEARINGS INC		2,300		1,031,389
	RBC BEARINGS INC	RBC BEARINGS INC		2,518		1,129,147
	REDDIT INC A	REDDIT INC A		6,622		1,522,199
	REDDIT INC A	REDDIT INC A		18,310		4,208,920
	REGENERON PHARMACEUTICALS INC	REGENERON PHARMACEUTICALS INC		25,900		19,991,433
	REPLIGEN	REPLIGEN		10,000		1,638,600
	RESIDEO TECHNOLOGIES INC	RESIDEO TECHNOLOGIES INC		49,220		1,728,606
	REVOLUTION MEDICINES INC	REVOLUTION MEDICINES INC		12,154		968,066
	REVOLUTION MEDICINES INC	REVOLUTION MEDICINES INC		16,400		1,306,260
	RHYTHM PHARMACEUTICALS INC	RHYTHM PHARMACEUTICALS INC		8,423		901,598
	RLI CORP	RLI CORP		15,900		1,017,282
	ROBERT HALF INC	ROBERT HALF INC		75,607		2,053,486
	ROCHE HOLDING LTD SPON ADR	ROCHE HOLDING LTD SPON ADR		144,700		7,462,179
	ROCKET COS INC	ROCKET COS INC		22,330		432,309
	ROCKET LAB CORP	ROCKET LAB CORP		13,159		917,972
	ROSS STORES INC	ROSS STORES INC		26,500		4,773,710
	RTX CORP	RTX CORP		247,300		45,354,820
	RUBRIK INC	RUBRIK INC		10,344		791,109
	RYAN SPECIALTY HOLDINGS INC	RYAN SPECIALTY HOLDINGS INC		40,565		2,094,371
	SALESFORCE INC	SALESFORCE INC		18,310		4,850,502
	SAMSONITE GROUP SA - UNSP ADR	SAMSONITE GROUP SA - UNSP ADR		153,527		1,954,399
	SANMINA CORP	SANMINA CORP		4,131		619,939
	SANOFI SPON ADR	SANOFI SPON ADR		370,800		17,968,968
	SBA COMMUNICATIONS CORP	SBA COMMUNICATIONS CORP		67,100		12,979,153
	SCANSOURCE INC	SCANSOURCE INC		41,447		1,618,920
	SCHWAB CHARLES CORP	SCHWAB CHARLES CORP		453,300		45,289,203
	SEMTECH CORP	SEMTECH CORP		8,576		631,965
	SENSATA TECHNOLOGIES HOLDING PLC	SENSATA TECHNOLOGIES HOLDING PLC		69,305		2,307,163
	SENSIENT TECHNOLOGIES CORP	SENSIENT TECHNOLOGIES CORP		9,000		845,550
	SENTINELONE INC	SENTINELONE INC		91,500		1,372,500
	SERVICE CORP INTERNATIONAL INC	SERVICE CORP INTERNATIONAL INC		47,200		3,680,184

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	SERVICENOW INC	SERVICENOW INC		81,525		12,488,815
	SERVICENOW INC	SERVICENOW INC		14,465		2,215,893
	SERVICETITAN INC-A	SERVICETITAN INC-A		7,147		761,156
	SERVISFIRST BANCSHARES INC	SERVISFIRST BANCSHARES INC		17,000		1,220,430
	SHAKE SHACK INC - CLASS A	SHAKE SHACK INC - CLASS A		5,800		470,786
	SHOPIFY INC CL A	SHOPIFY INC CL A		7,478		1,203,734
	SI-BONE INC	SI-BONE INC		30,800		607,376
	SIMPSON MANUFACTURING CO	SIMPSON MANUFACTURING CO		8,900		1,437,083
	SITIME CORP	SITIME CORP		4,158		1,468,564
	SKYWARD SPECIALTY INSURANCE GROUP INC	SKYWARD SPECIALTY INSURANCE GROUP INC		27,000		1,379,970
	SPECTRUM BRANDS HOLDINGS INC	SPECTRUM BRANDS HOLDINGS INC		57,701		3,408,975
	SPORTRADAR GROUP AG	SPORTRADAR GROUP AG		27,748		659,570
	SPORTRADAR GROUP AG	SPORTRADAR GROUP AG		90,100		2,141,677
	SPROUTS FMRS MKT INC	SPROUTS FMRS MKT INC		8,300		661,261
	SPX TECHNOLOGIES INC	SPX TECHNOLOGIES INC		7,000		1,400,420
	STANDARDAERO INC	STANDARDAERO INC		104,981		3,010,855
	STANDEX INTL CORP	STANDEX INTL CORP		6,550		1,423,184
	STATE STREET CORP	STATE STREET CORP		31,500		4,063,815
	STERLING INFRASTRUCTURE INC	STERLING INFRASTRUCTURE INC		2,140		655,332
	STEVANATO GROUP S.P.A.	STEVANATO GROUP S.P.A.		21,500		432,580
	STOCK YARDS BANCORP INC	STOCK YARDS BANCORP INC		10,900		707,955
	STONEX GROUP INC	STONEX GROUP INC		10,400		989,352
	STRIPE INC CLASS B PP	STRIPE INC CLASS B PP		3,904		161,704
	STRYKER CORP	STRYKER CORP		5,855		2,057,857
	SUN COMMUNITIES INC - REIT	SUN COMMUNITIES INC - REIT		95,000		11,771,450
	SYNOPSYS INC	SYNOPSYS INC		10,940		5,138,737
	TAIWAN SEMIC MFG CO LTD SP ADR	TAIWAN SEMIC MFG CO LTD SP ADR		21,240		6,454,624
	TARSUS PHARMACEUTICALS INC	TARSUS PHARMACEUTICALS INC		17,569		1,438,550
	TE CONNECTIVITY PLC	TE CONNECTIVITY PLC		73,600		16,744,736
	TECHNIPFMC PLC	TECHNIPFMC PLC		167,019		7,442,367
	TELEDYNE TECHNOLOGIES INC	TELEDYNE TECHNOLOGIES INC		11,200		5,720,176
	TELEFLEX INC	TELEFLEX INC		14,079		1,718,201
	TELEFLEX INC	TELEFLEX INC		44,251		5,400,392
	TERNS PHARMACEUTICALS INC	TERNS PHARMACEUTICALS INC		32,020		1,293,608
	TESLA INC	TESLA INC		21,890		9,844,371
	TEXAS ROADHOUSE INC	TEXAS ROADHOUSE INC		21,600		3,585,600
	TEXTRON INC	TEXTRON INC		71,178		6,204,586
	THE BOOKING HOLDINGS INC	THE BOOKING HOLDINGS INC		393		2,104,645
	THE BOOKING HOLDINGS INC	THE BOOKING HOLDINGS INC		3,100		16,601,523
	T-MOBILE US INC	T-MOBILE US INC		41,000		8,324,640
	TOAST INC	TOAST INC		70,700		2,510,557
	TOPBUILD CORP	TOPBUILD CORP		5,800		2,419,702
	TOWER SEMICONDCTR LTD	TOWER SEMICONDCTR LTD		6,700		786,714
	TPG INC	TPG INC		31,893		2,036,049
	TRADE DESK INC	TRADE DESK INC		31,219		1,185,073
	TRADEWEB MARKETS INC A	TRADEWEB MARKETS INC A		12,564		1,351,133
	TRADEWEB MARKETS INC A	TRADEWEB MARKETS INC A		29,600		3,183,184
	TRANSCAT INC	TRANSCAT INC		7,300		414,129
	TRANSMEDICS GROUP INC	TRANSMEDICS GROUP INC		4,891		594,990
	TRANSUNION	TRANSUNION		56,343		4,831,412
	TRANSUNION	TRANSUNION		69,334		5,945,391
	TRIMAS CORP	TRIMAS CORP		25,430		901,494
	TRUEBLUE INC	TRUEBLUE INC		115,262		524,442
	TYLER TECHNOLOGIES INC	TYLER TECHNOLOGIES INC		18,600		8,443,470
	UL SOLUTIONS INC CL A	UL SOLUTIONS INC CL A		43,154		3,403,124
	ULTA BEAUTY INC	ULTA BEAUTY INC		9,892		5,984,759
	UNITEDHEALTH GROUP INC	UNITEDHEALTH GROUP INC		54,600		18,024,006
	UNITEDHEALTH GROUP INC	UNITEDHEALTH GROUP INC		13,900		4,588,529
	UNITEDHEALTH GROUP INC	UNITEDHEALTH GROUP INC		7,275		2,401,550

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	UNITY SOFTWARE INC	UNITY SOFTWARE INC		31,294		1,382,256
	UNITY SOFTWARE INC	UNITY SOFTWARE INC		46,497		2,053,772
	UNIVERSAL CORP	UNIVERSAL CORP		15,794		833,134
	UNIVERSAL TECH INST INC	UNIVERSAL TECH INST INC		22,581		590,042
	UNIVEST FINANCIAL CORP	UNIVEST FINANCIAL CORP		42,225		1,382,447
	USANA HEALTH SCIENCES INC	USANA HEALTH SCIENCES INC		45,141		886,118
	VALVOLINE INC	VALVOLINE INC		29,500		857,270
	VAREX IMAGING CORP	VAREX IMAGING CORP		164,038		1,911,043
	VAXCYTE INC	VAXCYTE INC		40,852		1,884,911
	VEEVA SYS INC CL A	VEEVA SYS INC CL A		36,270		8,096,552
	VERACYTE INC	VERACYTE INC		18,900		795,690
	VERALTO CORP	VERALTO CORP		53,200		5,308,296
	VERICEL CORP	VERICEL CORP		29,300		1,055,093
	VERTEX INC - CLASS A	VERTEX INC - CLASS A		21,445		428,257
	VERTIV HOLDINGS CO	VERTIV HOLDINGS CO		83,790		13,574,818
	VF CORP	VF CORP		242,700		4,388,016
	VIKING HOLDINGS LTD	VIKING HOLDINGS LTD		125,883		8,989,305
	VISA INC CL A	VISA INC CL A		37,430		13,127,075
	VISA INC CL A	VISA INC CL A		12,901		4,524,510
	WATTS WATER TECH INC CL A	WATTS WATER TECH INC CL A		3,100		855,662
	WEBSTER FINANCIAL	WEBSTER FINANCIAL		43,945		2,765,898
	WELLS FARGO & CO	WELLS FARGO & CO		200,500		18,686,600
	WEST PHARMACEUTICAL SVCS INC	WEST PHARMACEUTICAL SVCS INC		11,274		3,101,928
	WILLIS TOWERS WATSON PLC	WILLIS TOWERS WATSON PLC		29,260		9,614,836
	WINGSTOP INC	WINGSTOP INC		5,700		1,359,393
	WINGSTOP INC	WINGSTOP INC		7,700		1,836,373
	WINNEBAGO INDUSTRIES INC	WINNEBAGO INDUSTRIES INC		40,518		1,641,789
	WOODWARD INC	WOODWARD INC		3,243		980,424
	WSFS FINANCIAL CORP	WSFS FINANCIAL CORP		39,120		2,160,989
	WYNDHAM HOTELS & RESORTS INC	WYNDHAM HOTELS & RESORTS INC		16,500		1,246,740
	WYNDHAM HOTELS & RESORTS INC	WYNDHAM HOTELS & RESORTS INC		36,300		2,742,828
	XOMETRY INC	XOMETRY INC		7,412		440,792
	XPO INC	XPO INC		29,900		4,063,709
	YUM BRANDS INC	YUM BRANDS INC		67,159		10,159,814
	ZIMMER BIOMET HLDGS INC	ZIMMER BIOMET HLDGS INC		134,100		12,058,272
	ZOOM COMMUNICATIONS INC CL A	ZOOM COMMUNICATIONS INC CL A		47,400		4,090,146
	ZSCALER INC	ZSCALER INC		19,300		4,340,956

	COMMON/COLLECTIVE TRUST					6,701,837,103
	GLOBAL TRUST COMPANY	ARROWSTREET INTERNATIONAL EQUITY EAFE CIT CLASS B		709,343		158,557,476
	SEI TRUST COMPANY	AXIOM INTERNATIONAL SMALL CAP TRUST 2		1,220,331		26,139,489
*	FIDELITY INSTITUTIONAL ASSET MANAGEMENT	FIAM EMERGING MARKETS EQUITY SMALL CAP COMMINGLED		1,612,911		38,322,754
*	FIDELITY MANAGEMENT TRUST COMPANY	FIDELITY BLUE CHIP GROWTH COMMINGLED POOL - CLASS		5,907,734		353,282,509
*	FIDELITY MANAGEMENT TRUST COMPANY	FID CONTRA POOL CLASS F		14,825,170		829,616,539
	NORTHERN TRUST COMPANY	NORTHERN TRUST COLLECTIVE RUSSELL 2000 INDEX FUND		56,024		10,293,837
	NORTHERN TRUST COMPANY	NORTHERN TRUST COLLECTIVE S&P 400 INDEX FUND - DC		100,343		20,821,166
	NT S&P 500 IDX NL 466586Y	NORTHERN TRUST COLLECTIVE S&P 500 INDEX FUND - DC		2,512,311		866,728,950
	NORTHERN TRUST COMPANY	NT COLLECTIVE RUSSELL 1000 GROWTH INDEX FUND - DC		74,242		19,279,841
	VANGUARD TDF	VANGUARD TARGET RETIREMENT INCOME		13,439,638		299,300,735
	VANGUARD TDF	VANGUARD TARGET 2020		1,260,535		28,311,626
	VANGUARD TDF	VANGUARD TARGET 2025		33,386,415		767,219,826
	VANGUARD TDF	VANGUARD TARGET 2030		9,269,616		216,074,761
	VANGUARD TDF	VANGUARD TARGET 2035		46,278,063		1,092,162,283
	VANGUARD TDF	VANGUARD TARGET 2040		6,282,661		150,029,955
	VANGUARD TDF	VANGUARD TARGET 2045		39,844,604		962,645,641

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	VANGUARD TDF	VANGUARD TARGET 2050		5,683,934		139,028,044
	VANGUARD TDF	VANGUARD TARGET 2055		20,624,876		504,690,716
	VANGUARD TDF	VANGUARD TARGET 2060		4,167,199		101,971,357
	VANGUARD TDF	VANGUARD TARGET 2065		3,624,597		88,693,892
	VANGUARD TDF	VANGUARD TARGET 2070		1,172,421		28,665,706

	CORPORATE BONDS					593,950,900
	6297782 LLC	SOUTH BOW USA INFRASTRUCTURE HOLDINGS LLC 4.911% 0	4.91%	855,000	9/1/2027	862,821
	ABU DHABI DEVELOPMENTAL HOLDING CO PJSC	ABU DHABI DEVELOPMENTAL HOLDING CO PJSC 4.5% 05/06	4.50%	1,155,000	5/6/2030	1,162,404
	AERCAP IRELAND CAP LTD / AERCAP GLOBAL A	AERCAP IRELAND CAPITAL DAC / AERCAP GLOBAL AVIATIO	6.45%	1,478,000	4/15/2027	1,518,268
	AERCAP IRELAND CAP LTD / AERCAP GLOBAL A	AERCAP IRELAND CAPITAL DAC / AERCAP GLOBAL AVIATIO	6.10%	225,000	1/15/2027	229,254
	AES CORP	AES CORP 1.375% 01/15/2026	1.38%	1,213,000	1/15/2026	1,211,598
	AFFIRM ASSET SECURITIZATION TRUST 2025-X	SEAFFIRM ASSET SECURITIZATION TRUST 2025-X2 4.66%	4.45%	704,233	10/15/2030	704,904
	AFFIRM MASTER TRUST	AFFIRM MASTER TRUST 4.45% 10/16/2034 144A	4.45%	660,000	10/16/2034	662,330
	AFFIRM MASTER TRUST	AFFIRM MASTER TRUST 5.06% 07/15/2033 144A	5.06%	535,000	7/15/2033	538,594
	AFFIRM MASTER TRUST	AFFIRM MASTER TRUST 4.67% 07/15/2033 144A	4.67%	510,000	7/15/2033	513,489
	AIG GLOBAL FDG SR MTN	COREBRIDGE GBL FUNDING 4.25% 08/21/2028 144A	4.25%	600,000	8/21/2028	601,529
	AIG GLOBAL FDG SR MTN	COREBRIDGE GBL FUNDING 4.65% 08/20/2027 144A	4.65%	310,000	8/20/2027	312,887
	AIG GLOBAL FDG SR MTN	COREBRIDGE GBL FUNDING 5.2% 01/12/2029 144A	5.20%	305,000	1/12/2029	312,840
	ALINEA CLO 2018-1 LTD	ALINEA CLO 2018-1 LTD TSFR3M+115 07/20/2031 144A	5.03%	250,000	7/20/2031	250,036
	ALINEA CLO 2018-1 LTD	ALINEA CLO 2018-1 LTD TSFR3M+90 07/20/2031 144A	4.78%	7,986	7/20/2031	7,986
	ALLY AUTO RECEIVABLES TR 2023-A	ALLY AUTO RECEIVABLES TR 2023-A C 6.08% 01/17/2034	6.08%	259,435	1/17/2034	261,795
	ALLY AUTO RECEIVABLES TR 2023-A	ALLY AUTO RECEIVABLES TR 2023-A B 6.01% 01/17/2034	6.01%	5,758	1/17/2034	5,762
	ALLY BK MIDVALE UTAH	ALLY BK MIDVALE UTAH 24-A C 6.022% 05/17/2032 144A	6.02%	118,595	5/17/2032	120,646
	ALLY BK MIDVALE UTAH	ALLY BK MIDVALE UTAH 2025-B C 4.697% 09/15/2033 14	4.70%	371,962	9/15/2033	374,219
	ALLY BK MIDVALE UTAH	ALLY BK MIDVALE UTAH 2025-B B 4.501% 09/15/2033 14	4.50%	306,869	9/15/2033	308,059
	ALLY BK MIDVALE UTAH	ALLY BK MIDVALE UTAH 24-B C 5.215% 09/15/2032 144A	5.22%	145,252	9/15/2032	146,553
	ALLY BK MIDVALE UTAH	ALLY BK MIDVALE UTAH 4.97% 09/15/2032 144A	4.97%	145,252	9/15/2032	146,665
	AMEREN CORP	AMEREN CORP 1.95% 03/15/2027	1.95%	473,000	3/15/2027	461,676
	AMERICAN ELECTRIC POWER INC	AMERICAN ELECTRIC POWER INC 5.2% 01/15/2029	5.20%	1,090,000	1/15/2029	1,123,460
	AMERICAN EXPRESS CO	AMERICAN EXPRESS CO 4.731%/VAR 04/25/2029	4.73%	675,000	4/25/2029	685,357
	AMERICAN EXPRESS CO	AMERICAN EXPRESS CO 5.043%/VAR 07/26/2028	5.04%	550,000	7/26/2028	559,283
	AMERICAN EXPRESS CO	AMERICAN EXPRESS CO 5.532%/VAR 04/25/2030	5.53%	670,000	4/25/2030	698,945
	AMERICAN EXPRESS CO	AMERICAN EXPRESS CO 5.098%/VAR 02/16/2028	5.10%	345,000	2/16/2028	349,007
	AMERICAN HONDA FINANCE CORP	AMERICAN HONDA FINANCE CORP 5.65% 11/15/2028	5.65%	990,000	11/15/2028	1,032,681
	AMERICAN TOWER CORP	AMERICAN TOWER CORP 1.6% 04/15/2026	1.60%	1,458,000	4/15/2026	1,448,094
	AMERICAN TOWER CORP	AMERICAN TOWER CORP 3.55% 07/15/2027	3.55%	589,000	7/15/2027	584,329
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2023-1 5.	5.80%	335,000	12/18/2028	340,264
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2021-2 D	1.29%	1,495,000	6/18/2027	1,492,891
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2022-2 4.	4.81%	574,093	4/18/2028	574,509
	AMERISOURCEBERGEN CORP	CENCORA INC 4.625% 12/15/2027	4.63%	510,000	12/15/2027	516,467
	AMERISOURCEBERGEN CORP	CENCORA INC 3.45% 12/15/2027	3.45%	182,000	12/15/2027	180,387
	AMPHENOL CORPORATION NEW	AMPHENOL CORPORATION NEW 4.75% 03/30/2026	4.75%	345,000	3/30/2026	345,646
	AMUR EQUIPMENT FINANCE RECEIVABLES XIV L	AMUR EQUIPMENT FINANCE RECEIVABLES XIV LLC 5.97% 10/20/2031	5.97%	140,000	10/20/2031	143,337
	ANTHELION CLO 2025-1 LTD	ANTHELION CLO 2025-1 LTD A1 TSFR3M+150 07/20/2036	5.82%	890,000	7/20/2036	891,204
	ANTHEM INC	ELEVANCE HEALTH INC 2.25% 05/15/2030	2.25%	450,000	5/15/2030	413,153
	ANTHEM INC	ELEVANCE HEALTH INC 4.75% 02/15/2030	4.75%	375,000	2/15/2030	382,471
	ANTHEM INC	ELEVANCE HEALTH INC 4.75% 02/15/2030	4.75%	600,000	2/15/2030	611,953
	APPALACHIAN POWER CO	APPALACHIAN POWER CO 3.3% 06/01/2027	3.30%	1,348,000	6/1/2027	1,335,128
	APTARGROUP INC	APTARGROUP INC 4.75% 03/30/2031	4.75%	295,000	3/30/2031	297,083
	ARBYS FUNDING 2015-1A LLC	ARBYS FUNDING 2015-1A LLC 3.237% 07/30/2050 144A	3.24%	1,511,263	7/30/2050	1,472,056
	ARI FLEET LEASE TRUST 2023-A	ARI FLEET LEASE TRUST 2023-A 5.41% 02/17/2032 144A	5.41%	43,466	2/17/2032	43,487
	ARI FLEET LEASE TRUST 2024-B	ARI FLEET LEASE TRUST 2024-B 5.54% 04/15/2033 144A	5.54%	347,444	4/15/2033	349,943

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	ASPEN INSURANCE	ASPEN INSURANCE HLDS LTD 5.75% 07/01/2030	5.75%	385,000	7/1/2030	401,360
	AT&T INC	AT&T INC 2.75% 06/01/2031	2.75%	825,000	6/1/2031	757,674
	AT&T INC	AT&T INC 4.1% 02/15/2028	4.10%	330,000	2/15/2028	330,145
	AT&T INC	AT&T INC 2.75% 06/01/2031	2.75%	650,000	6/1/2031	596,955
	ATHENE GLOBAL FUNDING	ATHENE GLOBAL FUNDING 4.86% 08/27/2026 144A	4.86%	665,000	8/27/2026	667,488
	ATHENE GLOBAL FUNDING	ATHENE GLOBAL FUNDING 5.349% 07/09/2027 144A	5.35%	655,000	7/9/2027	665,793
	ATHENE GLOBAL FUNDING	ATHENE GLOBAL FUNDING 5.684% 02/23/2026 144A	5.68%	890,000	2/23/2026	891,796
	ATLASSIAN CORP PLC	ATLASSIAN CORP PLC 5.25% 05/15/2029	5.25%	335,000	5/15/2029	344,305
	AUTOZONE INC	AUTOZONE INC 5.165% 06/15/2030	5.17%	640,000	6/15/2030	660,053
	AUXILIOR TERM FDG 2023-1 LLC	AUXILIOR TERM FUNDING 2023-1 LLC 23-1A A2 6.18% 12/15/2028	6.18%	223,844	12/15/2028	224,955
	AUXILIOR TERM FUNDING 2024-1 LLC	AUXILIOR TERM FUNDING 2024-1 LLC 24-1A A3 5.49% 07/15/20231	5.49%	375,000	7/15/2031	381,798
	Avis Budget Rental Car Funding LLC	AVIS BUDGET RENTCAR FDG AE LLC 4.95% 02/20/2030 14	4.95%	100,000	2/20/2030	100,345
	Avis Budget Rental Car Funding LLC	AVIS BUDGET RENTCAR FDG AE LLC 4.46% 02/20/2030 14	4.46%	140,000	2/20/2030	139,982
	Avis Budget Rental Car Funding LLC	AVIS BUDGET RENTCAR FDG AE LLC 6.12% 04/20/2028 14	6.12%	1,575,000	4/20/2028	1,604,765
	Avis Budget Rental Car Funding LLC	AVIS BUDGET RENTCAR FDG AE LLC 6.18% 10/20/2027 14	6.18%	195,000	10/20/2027	196,549
	Avis Budget Rental Car Funding LLC	AVIS BUDGET RENTCAR FDG AE LLC 6.24% 04/20/2027 14	6.24%	180,000	4/20/2027	180,496
	AVOLON HLDGS FDG LTD	AVOLON HOLDINGS FUNDING LTD 5.75% 03/01/2029 144A	5.75%	635,000	3/1/2029	656,610
	AVOLON HLDGS FDG LTD	AVOLON HOLDINGS FUNDING LTD 6.375% 05/04/2028 144A	6.38%	300,000	5/4/2028	312,591
	AVOLON HLDGS FDG LTD	AVOLON HOLDINGS FUNDING LTD 2.125% 02/21/2026 144A	2.13%	469,000	2/21/2026	467,469
	BACARDI LTD	BACARDI LTD 4.7% 05/15/2028 144A	4.70%	1,435,000	5/15/2028	1,445,685
	BAE SYSTEMS PLC	BAE SYSTEMS PLC 5% 03/26/2027 144A	5.00%	715,000	3/26/2027	723,562
	BALBOA BAY LOAN FUNDING 2023-1 LTD	BALBOA BAY LOAN FUNDING LTD 2023-1A ARR TSFR3M+11	5.04%	555,000	4/20/2036	556,294
	BANCO SANTAND CTRL HISPANO SA	BANCO SANTANDER SA 5.552%/VAR 03/14/2028	5.55%	600,000	3/14/2028	610,034
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.25% 10/22/2026	4.25%	275,000	10/22/2026	275,646
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.183% 11/25/2027	4.18%	450,000	11/25/2027	451,080
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 2.496%/VAR 02/13/2031	2.50%	455,000	2/13/2031	423,803
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 2.572%/VAR 10/20/2032	2.57%	450,000	10/20/2032	405,856
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 3.846%/VAR 03/08/2037	3.85%	1,375,000	3/8/2037	1,294,886
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.623%/VAR 05/09/2029	4.62%	925,000	5/9/2029	937,271
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.623%/VAR 05/09/2029	4.62%	1,155,000	5/9/2029	1,170,322
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 5.08%/VAR 01/20/2027	5.08%	345,000	1/20/2027	345,167
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 1.734%/VAR 07/22/2027	1.73%	405,000	7/22/2027	399,833
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.623%/VAR 05/09/2029	4.62%	475,000	5/9/2029	481,301
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.979%/VAR 01/24/2029	4.98%	275,000	1/24/2029	280,146
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 6.204%/VAR 11/10/2028	6.20%	250,000	11/10/2028	259,778
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 3.846%/VAR 03/08/2037	3.85%	1,100,000	3/8/2037	1,035,909
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 2.496%/VAR 02/13/2031	2.50%	200,000	2/13/2031	186,287
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 3.419%/VAR 12/20/2028	3.42%	350,000	12/20/2028	345,598
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.45% 03/03/2026	4.45%	150,000	3/3/2026	150,108
	BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION 4.25% 10/22/2026	4.25%	325,000	10/22/2026	325,764
	BANK OF NEW YORK NA	BANK OF NEW YORK MELLON 4.729%/VAR 04/20/2029	4.73%	840,000	4/20/2029	853,835
	BANQUE FED CRED MUTUEL PARIS	BANQUE FED CRED MUTUEL PARIS 4.935% 01/26/2026 144	4.94%	600,000	1/26/2026	600,350
	BARCLAYS PLC	BARCLAYS PLC 4.836% 05/09/2028	4.84%	1,187,000	5/9/2028	1,197,141
	BARCLAYS PLC	BARCLAYS PLC 5.501%/VAR 08/09/2028	5.50%	525,000	8/9/2028	536,379
	BARCLAYS PLC	BARCLAYS PLC 5.829%/VAR 05/09/2027	5.83%	500,000	5/9/2027	502,814

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	BARCLAYS PLC	BARCLAYS PLC 6.49%/VAR 09/13/2029	6.49%	500,000	9/13/2029	528,403
	BARCLAYS PLC	BARCLAYS PLC 4.476%/VAR 11/11/2029	4.48%	540,000	11/11/2029	542,980
	BARCLAYS PLC	BARCLAYS PLC 5.086%/VAR 02/25/2029	5.09%	860,000	2/25/2029	876,417
	BARCLAYS PLC	BARCLAYS PLC 5.829%/VAR 05/09/2027	5.83%	200,000	5/9/2027	201,125
	BARCLAYS PLC	BARCLAYS PLC 5.501%/VAR 08/09/2028	5.50%	725,000	8/9/2028	740,713
	BARCLAYS PLC	BARCLAYS PLC 4.836% 05/09/2028	4.84%	700,000	5/9/2028	705,980
	BAT CAPITAL CORP	BAT CAPITAL CORP 6.421% 08/02/2033	6.42%	875,000	8/2/2033	965,506
	BAT CAPITAL CORP	BAT CAPITAL CORP 2.259% 03/25/2028	2.26%	375,000	3/25/2028	360,851
	BAT CAPITAL CORP	BAT CAPITAL CORP 2.726% 03/25/2031	2.73%	400,000	3/25/2031	368,792
	BAT CAPITAL CORP	BAT CAPITAL CORP 4.742% 03/16/2032	4.74%	575,000	3/16/2032	580,248
	BAT CAPITAL CORP	BAT CAPITAL CORP 4.742% 03/16/2032	4.74%	400,000	3/16/2032	403,651
	BAT CAPITAL CORP	BAT CAPITAL CORP 2.726% 03/25/2031	2.73%	150,000	3/25/2031	138,297
	BAT CAPITAL CORP	BAT CAPITAL CORP 2.259% 03/25/2028	2.26%	125,000	3/25/2028	120,284
	BAT CAPITAL CORP	BAT CAPITAL CORP 6.421% 08/02/2033	6.42%	375,000	8/2/2033	413,788
	BAT INTL FINANCE PLC	BAT INTL FINANCE PLC 4.448% 03/16/2028	4.45%	1,635,000	3/16/2028	1,647,701
	BAT INTL FINANCE PLC	BAT INTL FINANCE PLC 1.668% 03/25/2026	1.67%	850,000	3/25/2026	845,307
	BATTALION CLO X LTD / BATTALION CLO X LL	BATTALION CLO X LTD 16-10A A2R3 TSFR3M+175 01/24/2035	5.48%	1,610,000	1/24/2035	1,610,747
	BATTALION CLO XII LTD	BATTALION CLO XII LTD 12A CRR TSFR3M+155 05/17/2031	5.40%	760,000	5/17/2031	759,099
	BATTALION CLO XII LTD	BATTALION CLO XII LTD 12A BRR TSFR3M+120 05/17/2031	5.39%	700,000	5/17/2031	697,096
	BATTALION CLO XV LTD / BATTALION CLO XV	BATTALION CLO XV LTD / BATTALION CLO XV LLC 20-15A	5.78%	515,000	1/17/2033	512,458
	BATTALION CLO XXI LTD	BATTALION CLO XXI LTD BR TSFR3M+170 07/15/2034 144	5.60%	455,000	7/15/2034	454,238
	BAYER AG	BAYER US FIN II LLC 4.375% 12/15/2028 144A	4.38%	1,300,000	12/15/2028	1,301,425
	BAYER AG	BAYER US FIN II LLC 4.375% 12/15/2028 144A	4.38%	825,000	12/15/2028	825,904
	BAYER US FIN LLC	BAYER US FIN LLC 6.5% 11/21/2033 144A	6.50%	200,000	11/21/2033	216,519
	BAYVIEW OPPORTUNITY MASTER FD VII 2025-E	BAYVIEW OPPORTUNITY MASTER FUND VII 2025-EDU1 LLC	5.57%	717,800	7/27/2048	717,798
	BAYVIEW OPPORTUNITY MASTER FD VII 2025-E	BAYVIEW OPPORTUNITY MASTER FD VII 2025-EDU1 LLC SO	5.17%	236,179	7/27/2048	236,603
	BAYVIEW OPPORTUNITY MASTER FUND VII 2024	BAYVIEW OPPORTUNITY MASTER FUND VII 2024-CAR1 LLC	4.97%	163,286	12/26/2031	163,746
	BECTON DICKINSON & CO	BECTON DICKINSON & CO 4.693% 02/13/2028	4.69%	1,325,000	2/13/2028	1,342,526
	BLUE OWL ASSET LEASING TRUST 2024-1 LLC	BLUE OWL ASSET LEASING TRUST 2024-1 LLC 5.41% 03/15/2030	5.41%	170,000	3/15/2030	171,962
	BLUE OWL ASSET LEASING TRUST 2024-1 LLC	BLUE OWL ASSET LEASING TRUST 2024-1A A2 LLC 5.05% 03/15/2029	5.05%	317,284	3/15/2029	318,503
	BLUEMOUNTAIN CLO 2016-3 LTD	BLUEMOUNTAIN CLO 2016-3 LTD TSFR3M+120 11/15/2030	5.05%	325,833	11/15/2030	325,890
	BLUEMOUNTAIN CLO 2018-3 LTD / BLUEMOUNTA	BLUEMOUNTAIN CLO 2018-3A A1R LTD/LLC TSFR3M+119 10/25/2030	5.05%	274,680	10/25/2030	275,035
	BMW US CAPITAL LLC	BMW US CAPITAL LLC 4.6% 08/13/2027 144A	4.60%	1,485,000	8/13/2027	1,500,296
	BNP PARIBAS	BNP PARIBAS 4.375% 05/12/2026 144A	4.38%	1,175,000	5/12/2026	1,174,716
	BNP PARIBAS	BNP PARIBAS 4.625% 03/13/2027 144A	4.63%	1,197,000	3/13/2027	1,201,478
	BNP PARIBAS	BNP PARIBAS 5.085%/VAR 05/09/2031 144A	5.08%	475,000	5/9/2031	484,891
	BNP PARIBAS	BNP PARIBAS 4.792%/VAR 05/09/2029 144A	4.79%	1,175,000	5/9/2029	1,188,050
	BNP PARIBAS	BNP PARIBAS 5.085%/VAR 05/09/2031 144A	5.08%	775,000	5/9/2031	791,137
	BNP PARIBAS	BNP PARIBAS 5.786%/VAR 01/13/2033 144A	5.79%	525,000	1/13/2033	551,111
	BNP PARIBAS	BNP PARIBAS 2.588%/VAR 08/12/2035 144A	2.59%	275,000	8/12/2035	248,630
	BNP PARIBAS	BNP PARIBAS 4.625% 03/13/2027 144A	4.63%	425,000	3/13/2027	426,590
	BNP PARIBAS	BNP PARIBAS 4.375% 05/12/2026 144A	4.38%	400,000	5/12/2026	399,903
	BOEING CO	BOEING CO 6.259% 05/01/2027	6.26%	1,244,000	5/1/2027	1,276,364
	BOEING CO	BOEING CO 2.196% 02/04/2026	2.20%	505,000	2/4/2026	504,039
	BOEING CO	BOEING CO 3.2% 03/01/2029	3.20%	635,000	3/1/2029	615,615
	BOOZ ALLEN AND HAMILTON INC	BOOZ ALLEN AND HAMILTON INC 4% 07/01/2029 144A	4.00%	165,000	7/1/2029	161,209
	BOOZ ALLEN AND HAMILTON INC	BOOZ ALLEN AND HAMILTON INC 3.875% 09/01/2028 144A	3.88%	1,520,000	9/1/2028	1,491,902
	BOSTON PPTY LTD PARTNERSHIP	BOSTON PROPERTIES LP 3.65% 02/01/2026	3.65%	675,000	2/1/2026	674,504
	BOSTON PPTY LTD PARTNERSHIP	BOSTON PROPERTIES LP 4.5% 12/01/2028	4.50%	475,000	12/1/2028	478,070
	BOSTON PPTY LTD PARTNERSHIP	BOSTON PROPERTIES LP 3.25% 01/30/2031	3.25%	1,150,000	1/30/2031	1,078,551
	BOSTON PPTY LTD PARTNERSHIP	BOSTON PROPERTIES LP 6.5% 01/15/2034	6.50%	275,000	1/15/2034	296,022
	BOSTON PPTY LTD PARTNERSHIP	BOSTON PROPERTIES LP 3.25% 01/30/2031	3.25%	650,000	1/30/2031	609,616

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	BOSTON PPTY LTD PARTNERSHIP	BOSTON PROPERTIES LP 2.9% 03/15/2030	2.90%	225,000	3/15/2030	210,960
	BOSTON PPTY LTD PARTNERSHIP	BOSTON PROPERTIES LP 4.5% 12/01/2028	4.50%	850,000	12/1/2028	855,494
	BRE GRAND ISLANDER TIMESHARE ISSUER 2019	BRE GRAND ISLANDER TIMESHARE ISSUER 2019-A LLC 3.2	3.28%	82,155	9/26/2033	81,634
	BRIGHTHOUSE FINANCIAL GLOBAL FUNDING	BRIGHTHOUSE FINANCIAL GLOBAL FUNDING 1.55% 05/24/2026	1.55%	230,000	5/24/2026	227,517
	BROWN & BROWN INC	BROWN & BROWN INC 4.7% 06/23/2028	4.70%	330,000	6/23/2028	333,956
	BUNGE LTD FIN CORP	BUNGE LTD FIN CORP 4.9% 04/21/2027	4.90%	975,000	4/21/2027	985,892
	BUNGE LTD FIN CORP	BUNGE LTD FIN CORP 2% 04/21/2026	2.00%	200,000	4/21/2026	198,761
	CAIXABANK SA	CAIXABANK SA 6.684%/VAR 09/13/2027 144A	6.68%	1,240,000	9/13/2027	1,261,481
	CANADIAN NATL RESOURCES LTD	CANADIAN NATL RESOURCES LTD 3.85% 06/01/2027	3.85%	660,000	6/1/2027	658,201
	CANYON CAPITAL CLO 2019-2 LTD	CANYON CAPITAL CLO 2019-2 LTD TSFR3M+ 10/15/2034 1	4.91%	815,000	10/15/2034	813,203
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FIN CORP 4.927%/VAR 05/10/2028	4.93%	300,000	5/10/2028	303,533
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FIN CORP 7.624%/VAR 10/30/2031	7.62%	875,000	10/30/2031	988,878
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FIN CORP 7.149%/VAR 10/29/2027	7.15%	380,000	10/29/2027	389,055
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FIN CORP 7.624%/VAR 10/30/2031	7.62%	125,000	10/30/2031	141,268
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FIN CORP 6.312%/VAR 06/08/2029	6.31%	250,000	6/8/2029	262,363
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FIN CORP 5.268%/VAR 05/10/2033	5.27%	375,000	5/10/2033	384,616
	CAPITAL ONE FINANCIAL CORP	CAPITAL ONE FIN CORP 4.927%/VAR 05/10/2028	4.93%	375,000	5/10/2028	379,416
	CARMAX AUTO OWNER TR 2023-2	CARMAX AUTO OWNER TR 2023-2 D 6.55% 10/15/2029	6.55%	635,000	10/15/2029	648,444
	CARMAX AUTO OWNER TR 2023-2	CARMAX AUTO OWNER TR 2023-2 C 5.57% 11/15/2028	5.57%	955,000	11/15/2028	968,370
	CARMAX AUTO OWNER TRUST 2022-4	CARMAX AUTO OWNER TRUST 2022-4 8.08% 04/16/2029	8.08%	600,000	4/16/2029	619,576
	CARMAX AUTO OWNER TRUST 2024-1	CARMAX AUTO OWNER TRUST 2024-1 5.47% 08/15/2029	5.47%	475,000	8/15/2029	485,119
	CARMAX AUTO OWNER TRUST 2024-3	CARMAX AUTO OWNER TRUST 2024-3 5.67% 01/15/2031	5.67%	195,000	1/15/2031	198,667
	CARMAX SELECT RECEIVABLES TRUST 2024-A	CARMAX SELECT RECEIVABLES TRUST 2024-A 5.62% 01/15	5.62%	885,000	1/15/2030	905,406
	CARMAX SELECT RECEIVABLES TRUST 2024-A	CARMAX SELECT RECEIVABLES TRUST 2024-A 5.35% 01/15	5.35%	210,000	1/15/2030	213,069
	CARMX 2023-3 A3	CARMX 2023-3 A3 6.44% 12/16/2030	6.44%	345,000	12/16/2030	353,253
	CARMX 2023-3 A3	CARMX 2023-3 A3 5.61% 02/15/2029	5.61%	1,075,000	2/15/2029	1,094,185
	CARVANA AUTO RECEIVABLES TR 2025-P4	CARVANA AUTO RECEIVABLES TR 2025-P4 D 5.62% 11/10/2033	5.62%	120,000	11/10/2033	119,942
	CARVANA AUTO RECEIVABLES TR 2025-P4	CARVANA AUTO RECEIVABLES TR 2025-P4 C 5.04% 04/12/2032	5.04%	100,000	4/12/2032	99,960
	CARVANA AUTO RECEIVABLES TRUST 2024-N2	CARVANA AUTO RECEIVABLES TRUST 2024-N2 C 5.82% 09/10/2030	5.82%	1,345,000	9/10/2030	1,373,225
	CARVANA AUTO RECEIVABLES TRUST 2024-N2	CARVANA AUTO RECEIVABLES TRUST 2024-N2 B 5.67% 09/10/2030	5.67%	630,000	9/10/2030	637,710
	CB RICHARD ELLIS SERVICES INC	CBRE SERVICES INC 5.1% 06/15/2030	5.10%	315,000	6/15/2030	319,363
	CCO HLDGS LLC/CAP CORP	CCO HLDGS LLC/CAP CORP 4.5% 05/01/2032	4.50%	375,000	5/1/2032	336,576
	CCO HLDGS LLC/CAP CORP	CCO HLDGS LLC/CAP CORP 4.25% 01/15/2034 144A	4.25%	1,900,000	1/15/2034	1,615,521
	CCO HLDGS LLC/CAP CORP	CCO HLDGS LLC/CAP CORP 4.25% 01/15/2034 144A	4.25%	850,000	1/15/2034	722,733
	CCO HLDGS LLC/CAP CORP	CCO HLDGS LLC/CAP CORP 4.5% 05/01/2032	4.50%	675,000	5/1/2032	605,838
	CCO HLDGS LLC/CAP CORP	CCO HLDGS LLC/CAP CORP 4.5% 06/01/2033 144A	4.50%	300,000	6/1/2033	262,608
	CELANESE US HLDGS LLC	CELANESE US HLDGS LLC 1.4% 08/05/2026	1.40%	665,000	8/5/2026	654,377
	CEMEX SA	CEMEX SAB DE CV 5.2% 09/17/2030 144A	5.20%	2,400,000	9/17/2030	2,430,576
	CEMEX SA	CEMEX SAB DE CV 5.2% 09/17/2030 144A	5.20%	1,275,000	9/17/2030	1,291,244
	CENTENE CORP DEL	CENTENE CORP 4.625% 12/15/2029	4.63%	1,500,000	12/15/2029	1,454,916
	CHARTER COMM OPER LLC/CAP CORP	CHARTER COMMUNICATIONS OPERATING LLC / CHARTER COM	5.75%	2,800,000	4/1/2048	2,388,360
	CHARTER COMM OPER LLC/CAP CORP	CHARTER COMMUNICATIONS OPERATING LLC / CHARTER COM	4.40%	200,000	4/1/2033	188,414
	CHARTER COMM OPER LLC/CAP CORP	CHARTER COMMUNICATIONS OPERATING LLC / CHARTER COM	4.40%	125,000	4/1/2033	117,759
	CHARTER COMM OPER LLC/CAP CORP	CHARTER COMMUNICATIONS OPERATING LLC / CHARTER COM	5.38%	450,000	5/1/2047	370,685
	CHARTER COMM OPER LLC/CAP CORP	CHARTER COMMUNICATIONS OPERATING LLC / CHARTER COM	6.48%	625,000	10/23/2045	587,604
	CHASE AUTO CREDIT LINKED NOTES SERIES 20	CHASE AUTO CREDIT LINKED NOTES SERIES 2020-1 4.753	4.75%	446,009	2/25/2033	449,427
	CHENANGO PARK CLO LTD	CHENANGO PARK CLO LTD 18-1A BR TSFR3M+180 04/15/2030	5.70%	960,000	4/15/2030	960,775
	CHENANGO PARK CLO LTD	CHENANGO PARK CLO LTD 18-1A A2R TSFR3M+145 04/15/2030	5.35%	455,000	4/15/2030	454,898
	CHENIERE CORPUS CHRISTI HLD	CHENIERE CORPUS CHRISTI HOLDINGS LLC 5.125% 06/30/2027	5.13%	808,000	6/30/2027	815,814

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	CHENIERE ENERGY INC	CHENIERE ENERGY INC 4.625% 10/15/2028	4.63%	141,000	10/15/2028	140,761
	CIFC FUNDING 2016-I LTD	CIFC FUNDING 2016-1A D1R3 LTD TSFR3M+250 10/21/203	6.17%	480,000	10/21/2031	480,286
	CIFC FUNDING 2016-I LTD	CIFC FUNDING 2016-1A AR3 LTD TSFR3M+100 10/21/2031	4.87%	1,079,176	10/21/2031	1,079,355
	CITIGROUP INC	CITIGROUP INC 4.125% 07/25/2028	4.13%	625,000	7/25/2028	624,745
	CITIGROUP INC	CITIGROUP INC 5.174%/VAR 02/13/2030	5.17%	605,000	2/13/2030	620,821
	CK HUTCHISON INTERNATIONAL 25 LTD	CK HUTCHISON INTERNATIONAL 25 LTD 4.25% 09/26/2030	4.25%	880,000	9/26/2030	878,399
	CLOVER CLO 2019-1 LTD.	CLOVER CLO 2019-1 LTD 19-1A ARR TSFR3M+100 04/18/2035	4.88%	1,220,000	4/18/2035	1,220,294
	CNH EQUIPMENT TRUST 2024-B	CNH EQUIPMENT TRUST 2024-B 5.19% 09/17/2029	5.19%	385,000	9/17/2029	390,954
	CNO GLOBAL FUNDING	CNO GLOBAL FUNDING 4.875% 12/10/2027 144A	4.88%	331,000	12/10/2027	335,252
	CNO GLOBAL FUNDING	CNO GLOBAL FUNDING 1.75% 10/07/2026 144A	1.75%	1,095,000	10/7/2026	1,075,536
	COCA-COLA EUROPEAN PARTNERS PLC	COCA-COLA EUROPACIFIC PARTNERS PLC 1.5% 01/15/2027	1.50%	200,000	1/15/2027	194,869
	COLUMBIA PIPELINES HOLDING CO LLC	COLUMBIA PIPELINES HOLDING CO LLC 6.055% 08/15/202	6.06%	145,000	8/15/2026	146,332
	COMCAST CORP NEW	COMCAST CORP 4.95% 05/15/2032	4.95%	300,000	5/15/2032	307,287
	COMCAST CORP NEW	COMCAST CORP 4.15% 10/15/2028	4.15%	350,000	10/15/2028	351,886
	COMCAST CORP NEW	COMCAST CORP 4.95% 05/15/2032	4.95%	225,000	5/15/2032	230,465
	CONAGRA FOODS INC	CONAGRA BRANDS INC CP 0% 01/06/2026	—%	1,310,000	1/6/2026	1,309,132
	CORPORACION NACIONAL DEL COBRE DE CHILE	CORPORACION NACIONAL DEL COBRE DE CHILE 3.625% 08/01/2027	3.63%	1,385,000	8/1/2027	1,372,023
	COX COMMUNICATIONS INC	COX COMMUNICATIONS INC 3.5% 08/15/2027 144A	3.50%	2,125,000	8/15/2027	2,100,657
	COX COMMUNICATIONS INC	COX COMMUNICATIONS INC 5.45% 09/15/2028 144A	5.45%	225,000	9/15/2028	231,480
	COX COMMUNICATIONS INC	COX COMMUNICATIONS INC 3.5% 08/15/2027 144A	3.50%	345,000	8/15/2027	341,048
	COX COMMUNICATIONS INC	COX COMMUNICATIONS INC 3.35% 09/15/2026 144A	3.35%	360,000	9/15/2026	358,098
	COX COMMUNICATIONS INC	COX COMMUNICATIONS INC 3.5% 08/15/2027 144A	3.50%	450,000	8/15/2027	444,845
	COX COMMUNICATIONS INC	COX COMMUNICATIONS INC 3.35% 09/15/2026 144A	3.35%	350,000	9/15/2026	348,151
	CREDIT AGRC	CREDIT AGRICOLE SA 5.23%/VAR 01/09/2029 144A	5.23%	565,000	1/9/2029	576,925
	CROWN CASTLE INTL CORP	CROWN CASTLE INC 5.6% 06/01/2029	5.60%	480,000	6/1/2029	498,073
	CROWN CASTLE INTL CORP	CROWN CASTLE INC 4.8% 09/01/2028	4.80%	595,000	9/1/2028	603,655
	CROWN CASTLE INTL CORP	CROWN CASTLE INC 5% 01/11/2028	5.00%	435,000	1/11/2028	441,797
	CROWN CASTLE INTL CORP	CROWN CASTLE INC 2.9% 03/15/2027	2.90%	930,000	3/15/2027	916,603
	CROWN CASTLE INTL CORP	CROWN CASTLE INC 1.05% 07/15/2026	1.05%	1,135,000	7/15/2026	1,116,230
	CROWN CASTLE INTL CORP	CROWN CASTLE INC 4.3% 02/15/2029	4.30%	120,000	2/15/2029	119,684
	CROWN CASTLE INTL CORP	CROWN CASTLE INC 4.45% 02/15/2026	4.45%	875,000	2/15/2026	874,839
	CROWN CASTLE INTL CORP	CROWN CASTLE INC CP 0 01/22/2026	—%	1,630,000	1/22/2026	1,625,822
	CROWN CASTLE TOWERS LLC	CROWN CASTLE TOWERS LLC 4.241% 07/15/2048 144A	4.24%	285,000	7/15/2048	284,069
	CROWN CASTLE TOWERS LLC	VMWARE LLC 1.4% 08/15/2026	1.40%	275,000	8/15/2026	270,937
	CSL UK HOLDINGS LTD	CSL FINANCE PLC 3.85% 04/27/2027 144A	3.85%	175,000	4/27/2027	174,804
	CVS CORP	CVS HEALTH CORP 4.78% 03/25/2038	4.78%	550,000	3/25/2038	519,151
	CVS CORP	CVS HEALTH CORP 1.875% 02/28/2031	1.88%	350,000	2/28/2031	307,089
	CVS CORP	CVS HEALTH CORP 5.125% 02/21/2030	5.13%	375,000	2/21/2030	385,262
	CVS CORP	CVS HEALTH CORP 7%/VAR 03/10/2055	7.00%	1,050,000	3/10/2055	1,101,500
	CVS CORP	CVS HEALTH CORP 5% 02/20/2026	5.00%	1,879,000	2/20/2026	1,879,714
	CVS CORP	CVS HEALTH CORP 1.3% 08/21/2027	1.30%	1,660,000	8/21/2027	1,587,947
	CVS CORP	CVS HEALTH CORP 3% 08/15/2026	3.00%	195,000	8/15/2026	193,706
	CVS CORP	CVS HEALTH CORP 4.3% 03/25/2028	4.30%	520,000	3/25/2028	521,722
	CVS CORP	CVS HEALTH CORP 2.875% 06/01/2026	2.88%	660,000	6/1/2026	656,658
	CVS CORP	CVS HEALTH CORP 7%/VAR 03/10/2055	7.00%	600,000	3/10/2055	629,429
	CVS CORP	CVS HEALTH CORP 5.125% 02/21/2030	5.13%	225,000	2/21/2030	231,157
	CVS CORP	CVS HEALTH CORP 1.875% 02/28/2031	1.88%	300,000	2/28/2031	263,219
	CVS CORP	CVS HEALTH CORP 4.125% 04/01/2040	4.13%	43,000	4/1/2040	36,747
	CVS CORP	CVS HEALTH CORP 3.75% 04/01/2030	3.75%	100,000	4/1/2030	97,646
	CVS CORP	CVS HEALTH CORP 5.05% 03/25/2048	5.05%	215,000	3/25/2048	189,533
	CVS CORP	CVS HEALTH CORP 4.78% 03/25/2038	4.78%	217,000	3/25/2038	204,829
	CYRUSONE DATA CENTERS ISSUER I LLC	CYRUSONE DATA CENTERS ISSUER I LLC2A A2 4.5% 05/20/2049	4.50%	1,090,000	5/20/2049	1,064,276
	DAIMLER FIN NORTH AMER LLC	MERCEDES-BENZ FINANCE NORTH AMERICA LLC 4.8% 03/30/2026	4.80%	300,000	3/30/2026	300,558
	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 4.3% 08/12/2027	4.30%	585,000	8/12/2027	587,523

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.125% 09/25/2027	5.13%	535,000	9/25/2027	543,574
	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5% 01/15/2027	5.00%	305,000	1/15/2027	307,926
	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.15% 01/16/2026	5.15%	150,000	1/16/2026	150,049
	DANSKE BANK AS	DANSKE BANK AS (UNGTD) 4.613%/VAR 10/02/2030 144A	4.61%	580,000	10/2/2030	584,827
	DANSKE BANK AS	DANSKE BANK AS (UNGTD) 5.427%/VAR 03/01/2028 144A	5.43%	625,000	3/1/2028	634,687
	DARDEN RESTAURANTS INC	DARDEN RESTAURANTS INC 4.35% 10/15/2027	4.35%	845,000	10/15/2027	848,938
	DELL EQUIP FIN TR 2023-2	DELL EQUIP FIN TR 2023-2 5.65% 01/22/2029 144A	5.65%	214,322	1/22/2029	214,818
	DELL EQUIP FIN TR 2024-2	DELL EQUIP FIN TR 2024-2 5.29% 02/24/2031 144A	5.29%	185,000	2/24/2031	186,589
	DELL EQUIP FIN TR 2024-2	DELL EQUIP FIN TR 2024-2 B 4.82% 08/22/2030 144A	4.82%	100,000	8/22/2030	100,955
	DELL EQUIP FIN TR 2025-1	DELL EQUIP FIN TR 2025-1 C 5.25% 02/24/2031 144A	5.25%	100,000	2/24/2031	101,576
	DELL EQUIPMENT FINANCE TRUST 24-1	DELL EQUIPMENT FINANCE TRUST 24-1 D 6.12% 09/23/2030	6.12%	160,000	9/23/2030	162,624
	DELTA AIRLINES INC	DELTA AIR LINES INC 4.95% 07/10/2028	4.95%	545,000	7/10/2028	554,801
	DEXT ABS 2025-2 LLC	DEXT ABS 2025-2 LLC 4.89% 04/15/2036 144A	4.89%	120,000	4/15/2036	120,017
	DIAMOND 1 FINANCE CORP / DIAMOND 2 FINAN	DELL INTL/EMC CORP 4.75% 04/01/2028	4.75%	800,000	4/1/2028	811,394
	DIAMONDBACK ENERGY INC	DIAMONDBACK ENERGY INC 5.2% 04/18/2027	5.20%	700,000	4/18/2027	710,117
	DLLAA 2023-1A	DLLAA 2023-1A 5.64% 02/22/2028 144A	5.64%	511,851	2/22/2028	517,279
	DLLST 2024-1 LLC	DLLST 2024-1 LLC 4.93% 04/22/2030 144A	4.93%	60,000	4/22/2030	60,599
	DLLST 2024-1 LLC	DLLST 2024-1 LLC 5.05% 08/20/2027 144A	5.05%	160,587	8/20/2027	161,283
	DOLLAR GEN CORP NEW	DOLLAR GEN CORP NEW 5.2% 07/05/2028	5.20%	542,000	7/5/2028	555,539
	DOLLAR GEN CORP NEW	DOLLAR GEN CORP NEW 4.125% 05/01/2028	4.13%	984,000	5/1/2028	985,465
	DOMINION RESOURCES INC VA NEW	DOMINION ENERGY INC 3.375% 04/01/2030	3.38%	325,000	4/1/2030	313,572
	DOMINION RESOURCES INC VA NEW	DOMINION ENERGY INC 5% 06/15/2030	5.00%	525,000	6/15/2030	539,403
	DOMINION RESOURCES INC VA NEW	DOMINION ENERGY INC 4.6% 05/15/2028	4.60%	300,000	5/15/2028	303,501
	DOMINION RESOURCES INC VA NEW	DOMINION ENERGY INC 4.6% 05/15/2028	4.60%	375,000	5/15/2028	379,377
	DOMINION RESOURCES INC VA NEW	DOMINION ENERGY INC 5% 06/15/2030	5.00%	425,000	6/15/2030	436,660
	DRIVE AUTO RECEIVABLES TR 2025-2	DRIVE AUTO RECEIVABLES TRUST 2025-2 C 4.39% 09/15/2032	4.39%	300,000	9/15/2032	299,875
	DRIVEN BRANDS FUNDING LLC	DRIVEN BRANDS FUNDING LLC 3.981% 10/20/2049 144A	3.98%	779,513	10/20/2049	774,391
	DRYDEN 86 CLO LTD / DRYDEN 86 CLO LLC	DRYDEN 86 CLO LTD / DRYDEN 86 CLO LLC A1R2 TSFR3M+	5.01%	1,645,000	7/17/2034	1,647,013
	DTE ENERGY CO	DTE ENERGY CO 5.2% 04/01/2030	5.20%	610,000	4/1/2030	629,384
	DTE ENERGY CO	DTE ENERGY CO 4.95% 07/01/2027	4.95%	460,000	7/1/2027	466,058
	DTE ENERGY CO	DTE ENERGY CO 4.875% 06/01/2028	4.88%	650,000	6/1/2028	661,258
	DUKE ENERGY CORP NEW	DUKE ENERGY CORP NEW 4.3% 03/15/2028	4.30%	410,000	3/15/2028	412,208
	EAGLE FUNDING LUXCO SARL	EAGLE FUNDING LUXCO SARL 5.5% 08/17/2030 144A	5.50%	1,040,000	8/17/2030	1,057,680
	EART 2025-5A	EART 2025-5A 4.28% 07/15/2030	4.28%	690,000	7/15/2030	691,488
	ECMC GROUP STUDENT LN TR 2025-2	ECMC GROUP STUDENT LN TR 2025-2A A SOFR30A+105 11/25/2074	5.12%	896,160	11/25/2074	896,158
	EDISON INTERNATIONAL	EDISON INTERNATIONAL CP 0% 01/20/2026	—%	1,280,000	1/20/2026	1,277,039
	ELANCO ANIMAL HEALTH INC	ELANCO ANIMAL HEALTH INC VAR 08/28/2028	6.65%	885,000	8/28/2028	924,857
	ELANCO ANIMAL HEALTH INC	ELANCO ANIMAL HEALTH INC VAR 08/28/2028	6.65%	550,000	8/28/2028	574,770
	ELARA HGV TIMESHARE ISSUER 2019-A LLC	ELARA HGV TIMESHARE ISSUER 2019-A LLC 2.61% 01/25/2034	2.61%	134,989	1/25/2034	134,230
	ELEMENT FLEET MANAGEMENT CORP	ELEMENT FLEET MANAGEMENT CORP 5.037% 03/25/2030 14	5.04%	550,000	3/25/2030	562,108
	ELEMENT FLEET MANAGEMENT CORP	ELEMENT FLEET MANAGEMENT CORP 5.643% 03/13/2027 14	5.64%	565,000	3/13/2027	574,583
	EMD FIN LLC	EMD FIN LLC 4.125% 08/15/2028 144A	4.13%	1,555,000	8/15/2028	1,558,418
	ENBRIDGE INC	ENBRIDGE INC 4.6% 06/20/2028	4.60%	275,000	6/20/2028	277,834
	ENBRIDGE INC	ENBRIDGE INC 6% 11/15/2028	6.00%	300,000	11/15/2028	315,263
	ENBRIDGE INC	ENBRIDGE INC 5.9% 11/15/2026	5.90%	365,000	11/15/2026	370,277
	ENEL FINANCE INTL NV	ENEL FINANCE INTL NV 6% 10/07/2039 144A	6.00%	750,000	10/7/2039	788,131
	ENEL FINANCE INTL NV	ENEL FINANCE INTL NV 4.125% 09/30/2028 144A	4.13%	300,000	9/30/2028	299,467
	ENEL FINANCE INTL NV	ENEL FINANCE INTL NV STEP 07/12/2026 144A	1.62%	1,000,000	7/12/2026	987,319
	ENEL FINANCE INTL NV	ENEL FINANCE INTL NV 6% 10/07/2039 144A	6.00%	525,000	10/7/2039	551,692
	ENERGY TRANSFER EQUITY LP	ENERGY TRANSFER LP 5.25% 07/01/2029	5.25%	495,000	7/1/2029	509,393
	ENERGY TRANSFER EQUITY LP	ENERGY TRANSFER LP 6.05% 12/01/2026	6.05%	1,365,000	12/1/2026	1,386,903
	ENTERPRISE FLEET FINANCING 2024-3 LLC	ENTERPRISE FLEET FINANCING 2024-3 LLC 5.06% 03/20/2031	5.06%	155,000	3/20/2031	158,646

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	ENTERPRISE FLEET FINANCING 2024-3 LLC	ENTERPRISE FLEET FINANCING 2024-3 LLC 4.98% 08/21/2028	4.98%	230,000	8/21/2028	233,253
	ENTERPRISE FLEET FING 2022-4 LLC	ENTERPRISE FLEET FING 2022-4 LLC 5.65% 10/22/2029	5.65%	685,000	10/22/2029	691,795
	ENTERPRISE FLEET FING 2023-2 LLC	ENTERPRISE FLEET FING 2023-2 LLC 5.56% 04/22/2030	5.56%	476,272	4/22/2030	478,921
	EOG RESOURCES INC	EOG RESOURCES INC 4.4% 01/15/2031	4.40%	485,000	1/15/2031	486,887
	EQT CORP	EQT CORP 3.125% 05/15/2026 144A	3.13%	610,000	5/15/2026	606,515
	EQUITABLE AMERICA GLOBAL FUNDING	EQUITABLE AMERICA GLOBAL FUNDING 4.3% 12/15/2028 1	4.30%	305,000	12/15/2028	306,234
	EQUITABLE AMERICA GLOBAL FUNDING	EQUITABLE AMERICA GLOBAL FUNDING 3.95% 09/15/2027	3.95%	230,000	9/15/2027	229,643
	EQUITABLE AMERICA GLOBAL FUNDING	EQUITABLE AMERICA GLOBAL FUNDING 4.65% 06/09/2028	4.65%	705,000	6/9/2028	712,134
	ERAC USA FIN LLC	ERAC USA FIN LLC 4.6% 05/01/2028 144A	4.60%	1,195,000	5/1/2028	1,210,637
	EXELON CORP	EXELON CORP 5.15% 03/15/2029	5.15%	325,000	3/15/2029	334,151
	EXELON GENERATION CO,LLC	CONSTELLATION ENERGY GENERATION LLC 5.6% 03/01/2028	5.60%	275,000	3/1/2028	283,706
	EXETER AUTOMOBILE RECEIVABLES TR 2025-4	EXETER AUTOMOBILE RECEIVABLES TR 2025-4A C 4.57% 0	4.57%	720,000	6/16/2031	722,098
	EXETER AUTOMOBILE RECEIVABLES TR 2025-4	EXETER AUTOMOBILE RECEIVABLES TR 2025-4 4.4% 05/15/2030	4.40%	200,000	5/15/2030	201,081
	EXETER AUTOMOBILE RECEIVABLES TRUST	EXETER AUTOMOBILE RECEIVABLES TRUST 6.69% 06/15/2029	6.69%	75,000	6/15/2029	76,125
	EXETER AUTOMOBILE RECEIVABLES TRUST 2022	EXETER AUTOMOBILE RECEIVABLES TRUST 2022-4 5.98% 1	5.98%	914,033	12/15/2028	921,083
	EXETER SELECT AUTOMOBILE RECEIVABLES TR	EXETER SELECT AUTOMOBILE RECEIVABLES TR 2025-2 C 4	4.91%	470,000	12/15/2031	474,378
	EXETER SELECT AUTOMOBILE RECEIVABLES TR	EXETER SELECT AUTOMOBILE RECEIVABLES TR 2025-2 B 4	4.63%	195,000	11/17/2031	196,495
	EXETER SELECT AUTOMOBILE RECEIVABLES TR	EXETER SELECT AUTOMOBILE RECEIVABLES TR 2025-1 4.8	4.87%	385,000	8/15/2031	388,575
	EXTRA SPACE STORAGE LP	EXTRA SPACE STORAGE LP 3.875% 12/15/2027	3.88%	875,000	12/15/2027	872,273
	FEDERATION DES CAISE DESJARDIN	FEDERATION DES CAISE DESJARDIN 4.565% 08/26/2030 1	4.57%	605,000	8/26/2030	608,945
	FIBERCOP SPA	FIBERCOP SPA 7.721% 06/04/2038 144A	7.72%	522,000	6/4/2038	523,045
	FIBERCOP SPA	FIBERCOP SPA 7.721% 06/04/2038 144A	7.72%	320,000	6/4/2038	320,641
	FINANCE OF AMER HECM BUYOUT 2024-HB1	FINANCE OF AMER HECM BUYOUT 2024-HB1 4% 10/01/2034	4.00%	39,295	10/1/2034	39,286
	FIRSTENERGY CORP	FIRSTENERGY CORP STEP 07/15/2027	3.90%	1,007,000	7/15/2027	1,002,982
	FIRSTENERGY TRANSMISSION LLC	FIRSTENERGY TRANSMISSION LLC 4.55% 01/15/2030	4.55%	230,000	1/15/2030	231,780
	FISERV INC	FISERV INC 4.55% 02/15/2031	4.55%	440,000	2/15/2031	435,472
	FISERV INC	FISERV INC 5.15% 03/15/2027	5.15%	770,000	3/15/2027	778,066
	FISERV INC	FISERV INC 5.375% 08/21/2028	5.38%	485,000	8/21/2028	497,385
	FISERV INC	FISERV INC 3.5% 07/01/2029	3.50%	330,000	7/1/2029	320,018
	FISERV INC	FISERV INC 4.2% 10/01/2028	4.20%	550,000	10/1/2028	548,611
	FOCUS BRANDS FUNDING LLC	FOCUS BRANDS FUNDING LLC 5.093% 04/30/2047 144A	5.09%	1,285,575	4/30/2047	1,282,820
	FORD CREDIT AUTO LEASE TRUST 2023-B	FORD CREDIT AUTO LEASE TRUST 2023-B C 6.43% 04/15/2027	6.43%	450,000	4/15/2027	452,058
	FORD CREDIT AUTO OWNER TRUST 2023-A	FORD CREDIT AUTO OWNER TRUST 2023-A 5.07% 01/15/2029	5.07%	1,505,000	1/15/2029	1,520,410
	FORD CREDIT AUTO OWNER TRUST 22-C	FORD CREDIT AUTO OWNER TRUST 22-C 5.22% 03/15/2030	5.22%	905,000	3/15/2030	908,752
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 7.35% 11/04/2027	7.35%	475,000	11/4/2027	495,747
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 6.8% 05/12/2028	6.80%	625,000	5/12/2028	652,172
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 6.798% 11/07/2028	6.80%	300,000	11/7/2028	314,736
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 5.918% 03/20/2028	5.92%	775,000	3/20/2028	792,978
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 4.389% 01/08/2026	4.39%	725,000	1/8/2026	725,045
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 5.918% 03/20/2028	5.92%	445,000	3/20/2028	455,323
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 5.125% 11/05/2026	5.13%	585,000	11/5/2026	588,178
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 5.8% 03/05/2027	5.80%	780,000	3/5/2027	789,715
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 4.542% 08/01/2026	4.54%	300,000	8/1/2026	299,592
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 4.389% 01/08/2026	4.39%	200,000	1/8/2026	200,012
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 5.918% 03/20/2028	5.92%	1,125,000	3/20/2028	1,151,097
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 6.8% 05/12/2028	6.80%	200,000	5/12/2028	208,695
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 7.35% 11/04/2027	7.35%	275,000	11/4/2027	287,011
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 4.95% 05/28/2027	4.95%	200,000	5/28/2027	200,726
	FORD MOTOR CREDIT CO	FORD MOTOR CREDIT CO LLC 2.7% 08/10/2026	2.70%	450,000	8/10/2026	445,635
	FORDO 2024-B	FORDO 2024-B 5.1% 04/15/2029	5.10%	783,000	4/15/2029	793,084

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FORDO 2024-B	FORDO 2024-B 5.1% 04/15/2029	5.10%	547,000	4/15/2029	554,045
	FORTINET INC	FORTINET INC 1% 03/15/2026	1.00%	1,055,000	3/15/2026	1,047,960
	FORTITUDE GLOBAL FUNDING	FORTITUDE GLOBAL FUNDING 4.625% 10/06/2028 144A	4.63%	590,000	10/6/2028	590,116
	FORTITUDE GROUP HOLDINGS LLC	FORTITUDE GROUP HOLDINGS LLC 6.25% 04/01/2030 144A	6.25%	840,000	4/1/2030	874,932
	FORTIVE CORP	FORTIVE CORP 3.15% 06/15/2026	3.15%	817,000	6/15/2026	813,716
	FORTRESS CREDIT BSL	FORTRESS CREDIT BSL A1R TSFR3M+157 04/23/2036 144A	5.43%	250,000	4/23/2036	250,416
	FORTRESS CREDIT BSL IX LTD	FORTRESS CREDIT BSL IX LTD 2020-1A A1AR TSFR3M+110	5.03%	1,465,000	10/20/2033	1,465,319
	FORTRESS CREDIT BSL VII LTD	FORTRESS CREDIT BSL VII LTD TSFR3M+165 07/23/2032	5.51%	890,000	7/23/2032	890,050
	FORTRESS CREDIT BSL VII LTD	FORTRESS CREDIT BSL VII LTD TSFR3M+140 07/23/2032	5.26%	700,000	7/23/2032	698,653
	FORTRESS CREDIT BSL VII LTD	FORTRESS CREDIT BSL VII LTD TSFR3M+109 07/23/2032	4.95%	141,882	7/23/2032	141,891
	FORTRESS CREDIT BSL VIII LTD	FORTRESS CREDIT BSL VIII LTD 19-2A A2R TSFR3M+140	5.27%	1,765,000	10/20/2032	1,761,018
	FORTRESS CREDIT BSL VIII LTD	FORTRESS CREDIT BSL VIII LTD 19-2A A1AR TSFR3M+105	4.92%	527,582	10/20/2032	527,192
	FORTRESS CREDIT BSL XV LTD	FORTRESS CREDIT BSL XV LTD 2022-2A AR TSFR3M+140 1	5.28%	1,205,000	10/18/2033	1,205,090
	FOUNDRY JV HOLDCO LLC	FOUNDRY JV HOLDCO LLC 5.5% 01/25/2031 144A	5.50%	280,000	1/25/2031	289,014
	FOUNDRY JV HOLDCO LLC	FOUNDRY JV HOLDCO LLC 5.9% 01/25/2030 144A	5.90%	260,000	1/25/2030	271,927
	FREDDIE MAC STACR REMIC TRUST 2021-DNA1	FREDDIE MAC STACR REMIC TRUST 2021-DNA1 SOFR30A+18	5.72%	230,479	11/25/2043	232,567
	FREEPORT MCMORAN COPPER & GOLD	FREEPORT-MCMORAN INC 4.125% 03/01/2028	4.13%	226,000	3/1/2028	225,305
	FREEPORT MCMORAN COPPER & GOLD	FREEPORT-MCMORAN INC 5.25% 09/01/2029	5.25%	270,000	9/1/2029	274,566
	FRONTIER ISSUER LLC	FRONTIER ISSUER LLC 6.19% 06/20/2054 144A	6.19%	160,000	6/20/2054	165,002
	GA GLOBAL FUNDING TRUST	GA GLOBAL FUNDING TRUST 5.4% 01/13/2030 144A	5.40%	810,000	1/13/2030	830,059
	GA GLOBAL FUNDING TRUST	GA GLOBAL FUNDING TRUST 4.4% 09/23/2027 144A	4.40%	1,220,000	9/23/2027	1,224,529
	GARTNER INC	GARTNER INC 4.5% 07/01/2028 144A	4.50%	650,000	7/1/2028	647,898
	GATX CORP	GATX CORP 5.4% 03/15/2027	5.40%	405,000	3/15/2027	410,770
	GATX CORP	GATX CORP 3.85% 03/30/2027	3.85%	480,000	3/30/2027	478,280
	GATX CORP	GATX CORP 3.25% 09/15/2026	3.25%	700,000	9/15/2026	696,334
	GE HEALTHCARE HOLDING LLC	GE HEALTHCARE TECHNOLOGIES INC 5.905% 11/22/2032	5.91%	650,000	11/22/2032	700,175
	GE HEALTHCARE HOLDING LLC	GE HEALTHCARE TECHNOLOGIES INC 5.905% 11/22/2032	5.91%	450,000	11/22/2032	484,736
	GENERAL MTRS FINL CO INC	GENERAL MTRS FINL CO INC 5.05% 04/04/2028	5.05%	1,160,000	4/4/2028	1,181,381
	GENERAL MTRS FINL CO INC	GENERAL MTRS FINL CO INC 5.35% 07/15/2027	5.35%	574,000	7/15/2027	583,961
	GENERAL MTRS FINL CO INC	GENERAL MTRS FINL CO INC 5.4% 05/08/2027	5.40%	614,000	5/8/2027	624,055
	GM FINANCIAL CONSUMER AUTOMOBILE RECEIVA	GM FINANCIAL CONSUMER AUTOMOBILE RECEIVABLES TRUST	3.93%	427,000	4/16/2032	426,521
	GM FINL CONSUMER AUTOMOBILE RECEIVABLES	GM FINL CONSUMER AUTOMOBILE RECEIVABLES TR 2023-1	5.03%	145,000	9/18/2028	146,183
	GM FINL CONSUMER AUTOMOBILE RECEIVABLES	GM FINL CONSUMER AUTOMOBILE RECEIVABLES TR 2023-2	5.21%	420,000	12/18/2028	424,474
	GMCAR 2025-3	GMCAR 2025-3 4.18% 08/16/2030	4.18%	1,006,000	8/16/2030	1,014,260
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 4.937%/VAR 04/23/202	4.94%	275,000	4/23/2028	278,141
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 5.218%/VAR 04/23/203	5.22%	400,000	4/23/2031	413,139
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 3.615%/VAR 03/15/202	3.62%	1,600,000	3/15/2028	1,591,116
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 4.482%/VAR 08/23/202	4.48%	395,000	8/23/2028	397,771
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 5.218%/VAR 04/23/203	5.22%	885,000	4/23/2031	914,070
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 4.937%/VAR 04/23/202	4.94%	1,575,000	4/23/2028	1,592,989
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 3.615%/VAR 03/15/202	3.62%	1,075,000	3/15/2028	1,069,031
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 5.218%/VAR 04/23/203	5.22%	325,000	4/23/2031	335,675
	GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC (THE) 4.937%/VAR 04/23/202	4.94%	350,000	4/23/2028	353,998
	GOLUB CAP PARTNERS STATIC 2024-1 LT	GOLUB CAP PARTNERS STATIC 2024-1A LT BR TSFR3M+150	5.83%	2,345,000	7/20/2035	2,342,683
	GREATAMERICA LSNG REC FDS LLC	GREATAMERICA LSNG REC FDS LLC 4.39% 12/17/2029 144	4.14%	480,000	12/17/2029	481,851
	HALFMOON PARENT INC	CIGNA GROUP (THE) 4.375% 10/15/2028	4.38%	775,000	10/15/2028	782,045
	HALFMOON PARENT INC	CIGNA GROUP (THE) 7.875% 05/15/2027	7.88%	161,000	5/15/2027	168,673

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	HALFMOON PARENT INC	CIGNA GROUP (THE) 2.4% 03/15/2030	2.40%	275,000	3/15/2030	255,225
	HALFMOON PARENT INC	CIGNA GROUP (THE) 4.375% 10/15/2028	4.38%	350,000	10/15/2028	353,182
	HARDEES FDG LLC / CARLS JR FDG LLC	HARDEES FDG LLC / CARLS JR FDG LLC 2.865% 06/20/20	2.87%	205,325	6/20/2051	191,776
	HARDEES FDG LLC / CARLS JR FDG LLC	HARDEES FDG LLC / CARLS JR FDG LLC 3.981% 12/20/20	3.98%	1,757,500	12/20/2050	1,700,930
	HARDEES FDG LLC / CARLS JR FDG LLC	HARDEES FDG LLC / CARLS JR FDG LLC 5.71% 06/20/204	5.71%	519,180	6/20/2048	516,419
	HARLEY DAVID 3ML+50 05/20 144A	HARLEY DAVIDSON FINL SVCS INC CP 0% 01/06/2026	—%	1,645,000	1/6/2026	1,643,927
	HAROT 2025-4	HAROT 2025-4 A3 3.83% 06/17/2030	3.98%	3,210,000	6/17/2030	3,224,632
	HCA INC	HCA INC 5.625% 09/01/2028	5.63%	1,135,000	9/1/2028	1,169,930
	HCA INC	HCA INC 4.125% 06/15/2029	4.13%	350,000	6/15/2029	348,813
	HCA INC	HCA INC 3.375% 03/15/2029	3.38%	500,000	3/15/2029	487,115
	HCA INC	HCA INC 4.3% 11/15/2030	4.30%	310,000	11/15/2030	308,828
	HCA INC	HCA INC 3.125% 03/15/2027	3.13%	1,010,000	3/15/2027	999,423
	HCA INC	HCA INC 5.25% 03/01/2030	5.25%	225,000	3/1/2030	232,274
	HCA INC	HCA INC 3.375% 03/15/2029	3.38%	325,000	3/15/2029	316,625
	HCA INC	HCA INC CP 0% 01/05/2026	—%	1,485,000	1/5/2026	1,484,181
	HEALTH CARE SVCS CORP	HEALTH CARE SVCS CORP 5.2% 06/15/2029 144A	5.20%	450,000	6/15/2029	461,252
	HEINEKEN NV	HEINEKEN NV 3.5% 01/29/2028 144A	3.50%	3,025,000	1/29/2028	2,998,730
	HF SINCLAIR CORP	HF SINCLAIR CORP 5.75% 01/15/2031	5.75%	555,000	1/15/2031	573,523
	HILTON GRAND VACATIONS TRUST 2023-1A	HILTON GRAND VACATIONS TRUST 2023-1A C 6.94% 01/25/2038	6.94%	88,148	1/25/2038	91,141
	HILTON GRAND VACATIONS TRUST 2023-1A	HILTON GRAND VACATIONS TRUST 2023-1A 6.11% 01/25/2038	6.11%	470,709	1/25/2038	483,029
	HILTON GRAND VACATIONS TRUST 2025-1	HILTON GRAND VACATIONS TRUST 2025-1A B 5.18% 05/27/2042	5.18%	465,862	5/27/2042	472,221
	HILTON GRAND VACATIONS TRUST 2025-1	HILTON GRAND VACATIONS TRUST 2025-1A A 4.88% 05/27/2042	4.88%	271,117	5/27/2042	275,139
	HOME PARTNERS AMER 2022-1 TR	HOME PARTNERS AMER 2022-1 TR 3.93% 04/17/2039 144A	3.93%	171,414	4/17/2039	170,598
	HONDA AUTO RECEIVABLES 2024-4 OWNER TR	HONDA AUTO RECEIVABLES 2024-4 OWNER TR 4.33% 05/15/2029	4.33%	816,000	5/15/2029	820,534
	HONDA AUTO RECEIVABLES 2024-4 OWNER TR	HONDA AUTO RECEIVABLES 2024-4 OWNER TR 4.33% 05/15/2029	4.33%	575,000	5/15/2029	578,195
	HONDA AUTO RECEIVABLES OWNER TRUS	HONDA AUTO RECEIVABLES OWNER TRUS 4.57% 09/21/2029	4.57%	908,000	9/21/2029	918,124
	HONDA AUTO RECEIVABLES OWNER TRUS	HONDA AUTO RECEIVABLES OWNER TRUS 4.64% 05/21/2031	4.64%	848,000	5/21/2031	862,751
	HONDA AUTO RECEIVABLES OWNER TRUS	HONDA AUTO RECEIVABLES OWNER TRUS 4.64% 05/21/2031	4.64%	672,000	5/21/2031	683,689
	HONDA AUTO RECEIVABLES OWNER TRUS	HONDA AUTO RECEIVABLES OWNER TRUS 4.57% 09/21/2029	4.57%	720,000	9/21/2029	728,028
	HPEFS EQIPMENT TR 2024-1	HPEFS EQIPMENT TR 2024-1 5.33% 05/20/2031 144A	5.33%	1,115,000	5/20/2031	1,121,297
	HPEFS EQUIP TR 2024-2	HPEFS EQUIP TR 2024-2A D 5.82% 04/20/2032 144A	5.82%	320,000	4/20/2032	326,853
	HPEFS EQUIP TR 2024-2	HPEFS EQUIP TR 2024-2A B 5.35% 10/20/2031 144A	5.35%	130,000	10/20/2031	131,425
	HPEFS EQUIPTMENT TRUST	HPEFS EQUIPTMENT TRUST 23-1A C 5.91% 04/20/2028 14	5.91%	150,514	4/20/2028	150,646
	HPHT FINANCE 21 II LTD	HPHT FINANCE 21 II LTD 1.5% 09/17/2026 REGS	1.50%	1,100,000	9/17/2026	1,079,901
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 4.899%/VAR 03/03/2029	4.90%	740,000	3/3/2029	750,801
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 5.13%/VAR 11/19/2028	5.13%	875,000	11/19/2028	891,201
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 5.597%/VAR 05/17/2028	5.60%	625,000	5/17/2028	636,680
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 6.5% 09/15/2037	6.50%	1,740,000	9/15/2037	1,908,735
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 2.848%/VAR 06/04/2031	2.85%	395,000	6/4/2031	369,218
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 8.113%/VAR 11/03/2033	8.11%	775,000	11/3/2033	908,266
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 6.254%/VAR 03/09/2034	6.25%	575,000	3/9/2034	625,330
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 5.24%/VAR 05/13/2031	5.24%	250,000	5/13/2031	257,569
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 8.113%/VAR 11/03/2033	8.11%	325,000	11/3/2033	380,886
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 4.762%/VAR 03/29/2033	4.76%	750,000	3/29/2033	745,648
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 2.357%/VAR 08/18/2031	2.36%	625,000	8/18/2031	568,464
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 6.5% 09/15/2037	6.50%	200,000	9/15/2037	219,395
	HSBC HOLDINGS PLC	HSBC HOLDINGS PLC 6.5% 05/02/2036	6.50%	850,000	5/2/2036	945,966
	HUMANA INC	HUMANA INC 5.75% 12/01/2028	5.75%	731,000	12/1/2028	760,151
	HUMANA INC	HUMANA INC 5.75% 03/01/2028	5.75%	300,000	3/1/2028	309,309
	HUNTINGTON BANK AUTO CREDIT-LINKED NOTES	HUNTINGTON BANK AUTO CREDIT-LINKED NOTES SERIES 20	5.44%	947,739	10/20/2032	957,956
	HUNTINGTON BANK AUTO CREDIT-LINKED NOTES	HUNTINGTON BANK AUTO CREDIT-LINKED NOTES SERIES 20	6.15%	452,872	5/20/2032	460,461
	HUNTINGTON INGALLS INDUSTRIES INC	HUNTINGTON INGALLS INDUSTRIES INC 5.353% 01/15/2030	5.35%	240,000	1/15/2030	248,044

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	HUNTINGTON NATL BK COLUMBUS OH	HUNTINGTON NATL BK COLUMBUS OH 4.957% 03/21/2033 1	4.96%	693,861	3/21/2033	699,805
	HYUNDAI AUTO LEASE SECURITIZATION TRUST	HYUNDAI AUTO LEASE SECURITIZATION TRUST 2025-B 4.9	4.94%	645,000	8/15/2029	653,776
	HYUNDAI AUTO LEASE SECURITIZATION TRUST	HYUNDAI AUTO LEASE SECURITIZATION TRUST 2025-B 4.5	4.53%	310,000	4/17/2028	312,813
	HYUNDAI AUTO RECEIVABLES TR 2025-A	HYUNDAI AUTO RECEIVABLES TR 2025-A 4.4% 04/15/2031	4.40%	845,000	4/15/2031	855,617
	HYUNDAI AUTO RECEIVABLES TR 2025-A	HYUNDAI AUTO RECEIVABLES TR 2025-A 4.32% 10/15/2029	4.32%	604,000	10/15/2029	608,514
	HYUNDAI AUTO RECEIVABLES TRUST 2024-C	HYUNDAI AUTO RECEIVABLES TRUST 2024-C A3 4.41% 05/15/2029	4.41%	812,000	5/15/2029	818,432
	HYUNDAI AUTO RECEIVABLES TRUST 2024-C	HYUNDAI AUTO RECEIVABLES TRUST 2024-C A3 4.41% 05/15/2029	4.41%	588,000	5/15/2029	592,657
	HYUNDAI AUTO RECEIVABLES TRUST 2025-D	HYUNDAI AUTO RECEIVABLES TRUST 2025-D 4.09% 09/16/2030	3.99%	615,000	9/16/2030	617,495
	HYUNDAI CAP AMER	HYUNDAI CAP AMER 4.875% 06/23/2027 144A	4.88%	615,000	6/23/2027	621,613
	HYUNDAI CAP AMER	HYUNDAI CAP AMER 4.85% 03/25/2027 144A	4.85%	595,000	3/25/2027	600,244
	HYUNDAI CAP AMER	HYUNDAI CAP AMER 5% 01/07/2028 144A	5.00%	710,000	1/7/2028	720,821
	HYUNDAI CAP AMER	HYUNDAI CAP AMER 5.25% 01/08/2027 144A	5.25%	330,000	1/8/2027	333,758
	HYUNDAI CAP AMER	HYUNDAI CAP AMER 5.6% 03/30/2028 144A	5.60%	580,000	3/30/2028	596,500
	HYUNDAI CAP AMER	HYUNDAI CAP AMER 5.5% 03/30/2026 144A	5.50%	445,000	3/30/2026	446,436
	IBM CORPORATION	IBM CORPORATION 4.65% 02/10/2028	4.65%	2,018,000	2/10/2028	2,047,612
	ICON INVESTMENTS SIX DESIGNATED ACTIVITY	ICON INVESTMENTS SIX DESIGNATED ACTIVITY CO 5.809%	5.81%	1,340,000	5/8/2027	1,367,264
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 4.5% 06/30/2028 144A	4.50%	645,000	6/30/2028	650,194
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 6.125% 07/27/2027 144A	6.13%	845,000	7/27/2027	869,772
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 3.875% 07/26/2029 144A	3.88%	4,300,000	7/26/2029	4,215,341
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 6.125% 07/27/2027 144A	6.13%	375,000	7/27/2027	385,994
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 5.875% 07/01/2034 144A	5.88%	200,000	7/1/2034	209,124
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 5.5% 02/01/2030 144A	5.50%	225,000	2/1/2030	233,078
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 6.125% 07/27/2027 144A	6.13%	500,000	7/27/2027	514,658
	IMPERIAL TOBACCO FINANCE	IMPERIAL BRANDS FINANCE PLC 3.875% 07/26/2029 144A	3.88%	775,000	7/26/2029	759,742
	IMS HEALTH INC	IQVIA INC 6.25% 02/01/2029	6.25%	410,000	2/1/2029	432,189
	ING GROEP NV	ING GROEP NV 4.858%/VAR 03/25/2029	4.86%	845,000	3/25/2029	857,642
	INTEL CORP	INTEL CORP 4.875% 02/10/2028	4.88%	170,000	2/10/2028	172,388
	INTEL CORP	INTEL CORP 4% 08/05/2029	4.00%	545,000	8/5/2029	539,289
	INTEL CORP	INTEL CORP 3.75% 08/05/2027	3.75%	490,000	8/5/2027	487,173
	INTEL CORP	INTEL CORP 3.15% 05/11/2027	3.15%	277,000	5/11/2027	273,606
	INTERCONTINENTAL EXCHANGE INC	INTERCONTINENTAL EXCHANGE INC 3.625% 09/01/2028	3.63%	605,000	9/1/2028	599,764
	INTERCONTINENTAL EXCHANGE INC	INTERCONTINENTAL EXCHANGE INC 4.2% 03/15/2031	4.20%	885,000	3/15/2031	884,550
	INTERNATIONAL FLAVS & FRAG INC	INTERNATIONAL FLAVS & FRAG INC CP 0% 01/15/2026	—%	1,020,000	1/15/2026	1,018,368
	INVESCO U S CLO 2021-3 LTD / INVESCO U S	INVESCO CLO 2021-3A A1R TSFR3M+108 10/22/2034 144	4.94%	640,000	10/22/2034	639,836
	JABIL CIRCUIT INC	JABIL INC CP 0% 01/09/2026	—%	1,610,000	1/9/2026	1,608,234
	JACK IN THE BOX FUNDING LLC	JACK IN THE BOX FUNDING LLC 3.445% 02/26/2052 144A	3.45%	1,625,225	2/26/2052	1,573,258
	JACKSON NATL LIFE GLOBAL FDG	JACKSON NATL LIFE GLOBAL FDG 4.9% 01/13/2027 144A	4.90%	655,000	1/13/2027	660,277
	JACKSON NATL LIFE GLOBAL FDG	JACKSON NATL LIFE GLOBAL FDG 5.55% 07/02/2027 144A	5.55%	555,000	7/2/2027	566,443
	JACKSON NATL LIFE GLOBAL FDG	JACKSON NATL LIFE GLOBAL FDG 5.6% 04/10/2026 144A	5.60%	970,000	4/10/2026	973,864
	JAPAN TOBACCO INC	JAPAN TOBACCO INC 4.85% 05/15/2028 144A	4.85%	1,305,000	5/15/2028	1,328,242
	JAPAN TOBACCO INC	JAPAN TOBACCO INC 4.85% 05/15/2028 144A	4.85%	175,000	5/15/2028	178,117
	JAPAN TOBACCO INC	JAPAN TOBACCO INC 5.21% 06/15/2030 144A	5.21%	250,000	6/15/2030	259,386
	JAPAN TOBACCO INC	JAPAN TOBACCO INC 5.856% 06/15/2035 144A	5.86%	150,000	6/15/2035	159,926
	JAPAN TOBACCO INC	JAPAN TOBACCO INC 5.21% 06/15/2030 144A	5.21%	425,000	6/15/2030	440,956
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 8.75% 09/01/2030	8.75%	600,000	9/1/2030	706,429
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 4.979%/VAR 07/22/2028	4.98%	615,000	7/22/2028	624,161
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 5.04%/VAR 01/23/2028	5.04%	605,000	1/23/2028	611,261
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO FRN SOFR+88.5 04/22/2027	4.80%	105,000	4/22/2027	105,190
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 4.493%/VAR 03/24/2031	4.49%	1,275,000	3/24/2031	1,286,082
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 2.522%/VAR 04/22/2031	2.52%	550,000	4/22/2031	512,340

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 2.956%/VAR 05/13/2031	2.96%	2,125,000	5/13/2031	2,004,649
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 2.956%/VAR 05/13/2031	2.96%	1,425,000	5/13/2031	1,344,294
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 4.493%/VAR 03/24/2031	4.49%	775,000	3/24/2031	781,736
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 4.125% 12/15/2026	4.13%	150,000	12/15/2026	150,270
	JP MORGAN CHASE & CO	JPMORGAN CHASE & CO 8.75% 09/01/2030	8.75%	525,000	9/1/2030	618,125
	JP MORGAN MORTGAGE TRUST 2025-HE3	JP MORGAN MORTGAGE TRUST 2025-HE3 A1 SOFR30A +135	5.27%	364,541	3/20/2056	364,652
	KEURIG DR PEPPER INC	KEURIG DR PEPPER INC 5.05% 03/15/2029	5.05%	980,000	3/15/2029	1,000,516
	KEURIG DR PEPPER INC	KEURIG DR PEPPER INC 3.95% 04/15/2029	3.95%	163,000	4/15/2029	161,144
	KINDER MORGAN ENERGY PRTNRS LP	KINDER MORGAN ENERGY PTNRS LP 5% 08/15/2042	5.00%	725,000	8/15/2042	664,340
	KINDER MORGAN ENERGY PRTNRS LP	KINDER MORGAN ENERGY PTNRS LP 6.5% 09/01/2039	6.50%	475,000	9/1/2039	512,258
	KINDER MORGAN ENERGY PRTNRS LP	KINDER MORGAN ENERGY PTNRS LP 6.95% 01/15/2038	6.95%	275,000	1/15/2038	308,894
	KINDER MORGAN INC DEL	KINDER MORGAN INC DEL 5.15% 06/01/2030	5.15%	695,000	6/1/2030	718,628
	KINDER MORGAN INC DEL	KINDER MORGAN INC DEL 5.05% 02/15/2046	5.05%	1,000,000	2/15/2046	899,083
	KKR CLO 18 LTD / KKR CLO 18 LLC	KKR CLO 18 LTD / KKR CLO 18 LLC 18 A1R2 TSFR3M+105	5.19%	2,365,000	10/18/2035	2,366,819
	KKR CLO 34 LTD	KKR CLO 34A BR LTD BR TSFR3M+ 07/15/2034 144A	5.65%	1,480,000	7/15/2034	1,481,530
	KKR CLO 34 LTD	KKR CLO 34 LTD AR TSFR3M+110 07/15/2034 144A	5.00%	830,000	7/15/2034	829,192
	KKR CLO 40 LTD	KKR CLO 40 LTD TSFR3M+ 10/20/2034 144A	5.18%	1,625,000	10/20/2034	1,625,250
	KKR CLO TRUST	KKR CLO TRUST BR TSFR3M+160 07/20/2034 144A	5.51%	945,000	7/20/2034	947,008
	KKR CLO TRUST	KKR CLO TRUST 33A AR TSFR3M+108 07/20/2034 144A	4.99%	1,480,000	7/20/2034	1,480,565
	KOREA ELEC POWER CORP	KOREA ELEC POWER CORP 5.375% 07/31/2026 144A	5.38%	1,600,000	7/31/2026	1,612,057
	KOREA HSG FIN CORP	KOREA HSG FIN CORP 4.625% 02/24/2028 144A	4.63%	1,930,000	2/24/2028	1,960,055
	KOREA HYDRO & NUCLE PWR CO LTD	KOREA HYDRO & NUCLE PWR CO LTD 5% 07/18/2028 144A	5.00%	1,150,000	7/18/2028	1,178,713
	KSA SUKUK LTD	KSA SUKUK LTD 4.303% 01/19/2029 REGS	4.30%	900,000	1/19/2029	902,817
	KT CORP	KT CORP 4.125% 02/02/2028 144A	4.13%	1,000,000	2/2/2028	1,001,302
	LAFARGEHOLCIM FIN US LLC	AMRIZE FINANCE US LLC 4.95% 04/07/2030	4.95%	300,000	4/7/2030	306,745
	LAFARGEHOLCIM FIN US LLC	AMRIZE FINANCE US LLC 4.7% 04/07/2028	4.70%	820,000	4/7/2028	829,475
	LLOYDS TSB GROUP PLC	LLOYDS BANKING GROUP PLC 5.462%/VAR 01/05/2028	5.46%	740,000	1/5/2028	749,945
	LLOYDS TSB GROUP PLC	LLOYDS BANKING GROUP PLC 7.953%/VAR 11/15/2033	7.95%	800,000	11/15/2033	930,653
	LLOYDS TSB GROUP PLC	LLOYDS BANKING GROUP PLC 4.65% 03/24/2026	4.65%	1,075,000	3/24/2026	1,076,314
	LLOYDS TSB GROUP PLC	LLOYDS BANKING GROUP PLC 4.65% 03/24/2026	4.65%	450,000	3/24/2026	450,550
	LLOYDS TSB GROUP PLC	LLOYDS BANKING GROUP PLC 4.818%/VAR 06/13/2029	4.82%	525,000	6/13/2029	533,551
	LLOYDS TSB GROUP PLC	LLOYDS BANKING GROUP PLC 7.953%/VAR 11/15/2033	7.95%	500,000	11/15/2033	581,658
	LOWE'S COS INC	LOWES COS INC 4% 10/15/2028	4.00%	370,000	10/15/2028	370,667
	LPL HOLDINGS INC	LPL HOLDINGS INC 4.9% 04/03/2028	4.90%	370,000	4/3/2028	375,404
	LPL HOLDINGS INC	LPL HOLDINGS INC 5.7% 05/20/2027	5.70%	1,014,000	5/20/2027	1,033,429
	LPL HOLDINGS INC	LPL HOLDINGS INC 6.75% 11/17/2028	6.75%	300,000	11/17/2028	320,185
	LPL HOLDINGS INC	LPL HOLDINGS INC 4.625% 11/15/2027 144A	4.63%	175,000	11/15/2027	174,994
	MA'ADEN SUKUK LTD	MA'ADEN SUKUK LTD 5.25% 02/13/2030 REGS	5.25%	400,000	2/13/2030	409,452
	MA'ADEN SUKUK LTD	MA'ADEN SUKUK LTD 5.25% 02/13/2030 144A	5.25%	1,050,000	2/13/2030	1,074,812
	MADISON PARK FUNDING XXIV LTD	MADISON PARK FUNDING XXIV LTD TSFR3M+205 10/20/202	5.93%	675,000	10/20/2029	675,300
	MADISON PARK FUNDING XXXIII LTD	MADISON PARK FUNDING XXXIII LTD CME+129 10/15/2032	5.19%	894,208	10/15/2032	894,790
	MADISON PK FDG XLV LTD / MADISON PK FDG	MADISON PK FDG XLV LTD / MADISON PK FDG XLV LLC TS	4.98%	450,000	7/15/2034	450,185
	MANUFACTURERS & TRADERS TR CO	MANUFACTURERS & TRADERS TR CO 4.762%/VAR 07/06/202	4.76%	420,000	7/6/2028	423,813
	MARBLE POINT CLO XV LTD	MARBLE POINT CLO XV 1A A1R2 LTD TSFR3M+104 07/23/2032	4.90%	869,780	7/23/2032	869,913
	MARS INC	MARS INC 4.6% 03/01/2028 144A	4.60%	825,000	3/1/2028	836,303
	MARS INC	MARS INC 4.55% 04/20/2028 144A	4.55%	1,265,000	4/20/2028	1,280,713
	MARS INC	MARS INC 4.45% 03/01/2027 144A	4.45%	125,000	3/1/2027	125,902
	MARS INC	MARS INC 4.6% 03/01/2028 144A	4.60%	200,000	3/1/2028	202,740
	MARS INC	MARS INC 4.8% 03/01/2030 144A	4.80%	750,000	3/1/2030	766,472
	MARS INC	MARS INC 4.8% 03/01/2030 144A	4.80%	575,000	3/1/2030	587,629
	MARS INC	MARS INC 4.6% 03/01/2028 144A	4.60%	150,000	3/1/2028	152,055
	MARS INC	MARS INC 4.45% 03/01/2027 144A	4.45%	100,000	3/1/2027	100,722
	MARSH & MCLENNAN COS INC	MARSH & MCLENNAN COS INC 4.55% 11/08/2027	4.55%	1,105,000	11/8/2027	1,118,023
	MARVELL TECHNOLOGY INC	MARVELL TECHNOLOGY INC 4.75% 07/15/2030	4.75%	245,000	7/15/2030	248,201

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	MARVELL TECHNOLOGY INC	MARVELL TECHNOLOGY INC 4.875% 06/22/2028	4.88%	1,195,000	6/22/2028	1,215,117
	MARVELL TECHNOLOGY INC	MARVELL TECHNOLOGY INC 1.65% 04/15/2026	1.65%	380,000	4/15/2026	377,427
	MEGLOBAL BV	MEGLOBAL BV 2.625% 04/28/2028 REGS	2.63%	1,270,000	4/28/2028	1,219,200
	META PLATFORMS INC	META PLATFORMS INC 4.6% 11/15/2032	4.60%	200,000	11/15/2032	201,608
	META PLATFORMS INC	META PLATFORMS INC 4.875% 11/15/2035	4.88%	225,000	11/15/2035	224,699
	META PLATFORMS INC	META PLATFORMS INC 4.2% 11/15/2030	4.20%	1,185,000	11/15/2030	1,187,504
	META PLATFORMS INC	META PLATFORMS INC 4.875% 11/15/2035	4.88%	175,000	11/15/2035	174,766
	META PLATFORMS INC	META PLATFORMS INC 4.6% 11/15/2032	4.60%	150,000	11/15/2032	151,206
	MMAF 2021-A	MMAF 2021-A 1.19% 11/13/2043 144A	1.19%	195,000	11/13/2043	193,804
	MORGAN STAN DEAN WITTER & CO	MORGAN STANLEY 4.994%/VAR 04/12/2029	4.99%	855,000	4/12/2029	871,935
	MPLX LP	MPLX LP 4.8% 02/15/2031	4.80%	1,970,000	2/15/2031	1,990,686
	MVW 2021-2 LLC	MVW 2021-2 LLC 2.23% 05/20/2039 144A	2.23%	48,965	5/20/2039	46,698
	MVW 2021-2 LLC	MVW 2021-2 LLC 1.43% 05/20/2039 144A	1.43%	313,606	5/20/2039	298,227
	MVW 2023-1 LLC	MVW 2023-1 LLC 4.93% 10/20/2040 144A	4.93%	532,697	10/20/2040	538,900
	MVWOT 2023-2A	MVWOT 2023-2A B 6.33% 11/20/2040 144A	6.33%	81,779	11/20/2040	83,742
	MVWOT 2023-2A	MVWOT 2023-2A A 6.18% 11/20/2040 144A	6.18%	129,444	11/20/2040	133,065
	NASDAQ STK MKT INC (ACCR INV)	NASDAQ INC 5.35% 06/28/2028	5.35%	217,000	6/28/2028	223,926
	NAVIENT STUDENT LN TR 2016-6	NAVIENT STUDENT LN TR 2016-6 SOFR30A+141.448 03/25	5.29%	705,450	3/25/2066	716,802
	NAVIENT STUDENT LOAN TRUST 2016-5	NAVIENT STUDENT LOAN TRUST 2016-5A A SOFR30A+136.4	5.24%	2,562,805	6/25/2065	2,608,185
	NAVIENT STUDENT LOAN TRUST 2016-5	NAVIENT STUDENT LOAN TRUST 2016-5A A SOFR30A+136.4	5.24%	3,695,014	6/25/2065	3,760,443
	NAVISTAR FINL DEALER NT MASTER OWNER TR	NAVISTAR FINL DEALER NT MASTER OWNER TR II 4.72% 0	4.72%	58,000	9/25/2030	58,083
	NAVISTAR FINL DEALER NT MASTER OWNER TR	NAVISTAR FINL DEALER NT MASTER OWNER TR II 4.42% 0	4.42%	120,000	9/25/2030	120,162
	NAVISTAR FINL DEALER NT MASTER OWNER TR	NAVISTAR FINL DEALER NT MASTER OWNER TR II 24-1 C	6.13%	120,000	4/25/2029	120,529
	NAVISTAR FINL DEALER NT MASTER OWNER TR	NAVISTAR FINL DEALER NT MASTER OWNER TR II 24-1 B	5.79%	75,000	4/25/2029	75,319
	NEUBERGER BERMAN LN ADVISERS CLO 43 LTD	NEUBERGER BERMAN LN ADVISERS CLO 43 LTD / NEUBERGE	4.93%	2,090,000	7/17/2036	2,091,398
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.6% 09/01/2027	4.60%	200,000	9/1/2027	202,377
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 1.875% 01/15/2027	1.88%	1,085,000	1/15/2027	1,062,049
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.625% 07/15/2027	4.63%	700,000	7/15/2027	707,507
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.685% 09/01/2027	4.69%	650,000	9/1/2027	657,724
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.9% 03/15/2029	4.90%	900,000	3/15/2029	922,362
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 5.05% 03/15/2030	5.05%	700,000	3/15/2030	722,146
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.6% 09/01/2027	4.60%	300,000	9/1/2027	303,565
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 5.05% 03/15/2030	5.05%	450,000	3/15/2030	464,236
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.9% 03/15/2029	4.90%	675,000	3/15/2029	691,771
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.685% 09/01/2027	4.69%	425,000	9/1/2027	430,050
	NEXTERA ENERGY CAP HLDGS INC	NEXTERA ENERGY CAP HLDGS INC 4.625% 07/15/2027	4.63%	450,000	7/15/2027	454,826
	NIAGARA MOHAWK POWER CORP	NIAGARA MOHAWK POWER CORP 4.647% 10/03/2030 144A	4.65%	525,000	10/3/2030	528,241
	NISOURCE INC	NISOURCE INC 5.25% 03/30/2028	5.25%	310,000	3/30/2028	317,819
	NMEF FUNDING 2025-A LLC	NMEF FUNDING 2025-A LLC 4.72% 07/15/2032 144A	4.72%	313,541	7/15/2032	314,681
	NORTHWOODS CAPITAL XIV-B LTD	NORTHWOODS CAPITAL XIV-B LTD TSFR3M+125 11/13/2031	5.09%	924,683	11/13/2031	926,043
	NTT FINANCE CORP	NTT FINANCE CORP 4.62% 07/16/2028 144A	4.62%	565,000	7/16/2028	572,515
	NUTRIEN LTD	NUTRIEN LTD 4.9% 03/27/2028	4.90%	400,000	3/27/2028	407,228
	NXP B V/NXP FDG LLC/NXP USA INC	NXP B V/NXP FDG LLC/NXP USA INC 4.3% 08/19/2028	4.30%	285,000	8/19/2028	286,058
	NXP B V/NXP FDG LLC/NXP USA INC	NXP B V/NXP FDG LLC/NXP USA INC 4.4% 06/01/2027	4.40%	70,000	6/1/2027	70,280
	NXP B V/NXP FDG LLC/NXP USA INC	NXP B V/NXP FDG LLC/NXP USA INC 3.875% 06/18/2026	3.88%	555,000	6/18/2026	554,392
	NXP B V/NXP FDG LLC/NXP USA INC	NXP B V/NXP FDG LLC/NXP USA INC 3.15% 05/01/2027	3.15%	160,000	5/1/2027	158,133
	NXP B V/NXP FDG LLC/NXP USA INC	NXP B V/NXP FDG LLC/NXP USA INC 4.3% 06/18/2029	4.30%	699,000	6/18/2029	700,139
	OCTAGON INVESTMENT PARTNERS 36 LTD	OCTAGON INVESTMENT PARTNERS 36 LTD TSFR3M+ 04/15/2031	5.14%	175,696	4/15/2031	175,745
	OCTAGON INVESTMENT PARTNERS 39 LTD	OCTAGON INVESTMENT PARTNERS 39 LTD TSFR3M+ 10/20/2030	5.03%	246,276	10/20/2030	246,272
	OCTAGON INVT PARTNERS XXI LTD / OCTAGON	OCTAGON INVT PARTNERS XXI LTD / OCTAGON INVT PARTN	5.20%	565,000	2/14/2031	564,541
	OCTAGON INVT PARTNERS XXI LTD / OCTAGON	OCTAGON INVT PARTNERS XXI LTD / OCTAGON INVT PARTN	5.00%	1,435,000	2/14/2031	1,435,310

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	OCTAGON INVT PARTNERS XXI LTD / OCTAGON	OCTAGON INVT PARTNERS XXI LTD / OCTAGON INVT PARTN	4.66%	173,836	2/14/2031	173,847
	OCTANE RECEIVABLE TRUST	OCTANE RECEIVABLE TRUST 5.68% 05/20/2030 144A	5.68%	132,461	5/20/2030	133,440
	OCTANE RECEIVABLES TR 2024-RVM1	OCTANE RECEIVABLES TR 2024-RVM1 5.01% 01/22/2046 1	5.01%	180,992	1/22/2046	183,646
	OCTANE RECEIVABLES TR 2025-RVM1	OCTANE RECEIVABLES TRUST 2025-RVM1 5.26% 12/20/204	5.26%	770,000	12/20/2046	771,113
	OCTANE RECEIVABLES TR 2025-RVM1	OCTANE RECEIVABLES TR 2025-RVM1 B 4.83% 12/20/2046	4.83%	375,000	12/20/2046	375,849
	OCTANE RECEIVABLES TRUST 2023-1	OCTANE RECEIVABLES TRUST 2023-1 5.96% 07/20/2029 1	5.96%	365,000	7/20/2029	366,513
	OCTANE RECEIVABLES TRUST 2023-3	OCTANE RECEIVABLES TRUST 2023-3 B 6.48% 07/20/2029	6.48%	450,000	7/20/2029	456,149
	OCTANE RECEIVABLES TRUST 2024-3	OCTANE RECEIVABLES TRUST 2024-3 5.51% 10/20/2031 1	5.51%	215,000	10/20/2031	219,256
	OCTANE RECEIVABLES TRUST 2024-3	OCTANE RECEIVABLES TRUST 2024-3 4.94% 05/20/2030 1	4.94%	170,909	5/20/2030	171,839
	OMNICOM GROUP INC / OMNICOM CAPITAL INC	OMNICOM GROUP INC / OMNICOM CAPITAL INC 3.6% 04/15/2026	3.60%	270,000	4/15/2026	269,602
	ONEOK INC NEW	ONEOK INC 5.625% 01/15/2028 144A	5.63%	317,000	1/15/2028	323,410
	ONEOK INC NEW	ONEOK INC 4.85% 07/15/2026	4.85%	1,401,000	7/15/2026	1,403,634
	ONEOK INC NEW	ONEOK INC 4.25% 09/24/2027	4.25%	1,180,000	9/24/2027	1,183,880
	ONEOK INC NEW	ONEOK INC 5.55% 11/01/2026	5.55%	670,000	11/1/2026	677,214
	ORACLE CORP	ORACLE CORP 4.45% 09/26/2030	4.45%	1,085,000	9/26/2030	1,061,495
	ORACLE CORP	ORACLE CORP 1.65% 03/25/2026	1.65%	1,530,000	3/25/2026	1,520,353
	ORACLE CORP	ORACLE CORP 4.2% 09/27/2029	4.20%	550,000	9/27/2029	539,031
	ORACLE CORP	ORACLE CORP 4.8% 08/03/2028	4.80%	250,000	8/3/2028	251,245
	ORACLE CORP	ORACLE CORP 4.8% 08/03/2028	4.80%	200,000	8/3/2028	200,996
	ORACLE CORP	ORACLE CORP 4.2% 09/27/2029	4.20%	450,000	9/27/2029	441,025
	OREILLY AUTOMOTIVE INC	OREILLY AUTOMOTIVE INC 5.75% 11/20/2026	5.75%	1,727,000	11/20/2026	1,750,241
	OREILLY AUTOMOTIVE INC	OREILLY AUTOMOTIVE INC 4.35% 06/01/2028	4.35%	585,000	6/1/2028	589,861
	OVINTIV INC	OVINTIV INC 5.375% 01/01/2026	5.38%	328,000	1/1/2026	328,000
	OVINTIV INC	OVINTIV INC CP 0% 01/20/2026	—%	3,100,000	1/20/2026	3,092,797
	OWENS CORNING	OWENS CORNING NEW 5.5% 06/15/2027	5.50%	535,000	6/15/2027	545,977
	OWENS CORNING	OWENS CORNING NEW 3.4% 08/15/2026	3.40%	397,000	8/15/2026	395,118
	OZLM FUNDING II LTD	OZLM FUNDING II LTD BR4 TSFR3M+175 07/30/2037 144A	5.59%	1,330,000	7/30/2037	1,328,541
	OZLM FUNDING II LTD	OZLM FUNDING II LTD 2A AR4 TSFR3M+120 07/30/2037 1	5.04%	1,400,000	7/30/2037	1,398,453
	OZLM XXI LTD	OZLM XXI LTD TSFR3M+115 01/20/2031 144A	5.03%	152,810	1/20/2031	152,804
	PACIFIC GAS & ELECTRIC CO	PACIFIC GAS & ELECTRIC CO 5% 06/04/2028	5.00%	345,000	6/4/2028	350,914
	PACIFIC GAS & ELECTRIC CO	PACIFIC GAS & ELECTRIC CO 5.45% 06/15/2027	5.45%	110,000	6/15/2027	111,830
	PACIFIC GAS & ELECTRIC CO	PACIFIC GAS & ELECTRIC CO 3.15% 01/01/2026	3.15%	400,000	1/1/2026	400,000
	PACIFIC GAS & ELECTRIC CO	PACIFIC GAS & ELECTRIC CO 3.3% 12/01/2027	3.30%	255,000	12/1/2027	251,006
	PACIFIC GAS & ELECTRIC CO	PACIFIC GAS & ELECTRIC CO 3.3% 03/15/2027	3.30%	208,000	3/15/2027	205,746
	PENSKE TRUCK LEASING	PENSKE TRUCK LEASING CO LP /CORP 5.35% 01/12/2027	5.35%	375,000	1/12/2027	379,279
	PENSKE TRUCK LEASING	PENSKE TRUCK LEASING CO LP /CORP 5.75% 05/24/2026	5.75%	1,585,000	5/24/2026	1,592,648
	PENSKE TRUCK LEASING	PENSKE TRUCK LEASING CO LP /CORP 1.7% 06/15/2026 1	1.70%	146,000	6/15/2026	144,319
	PENSKE TRUCK LEASING	PENSKE TRUCK LEASING CO LP /CORP 3.4% 11/15/2026 1	3.40%	310,000	11/15/2026	307,895
	PERKINELMER INC	REVVITY INC 1.9% 09/15/2028	1.90%	746,000	9/15/2028	701,590
	PERNOD RICARD SA	PERNOD RICARD SA 3.25% 06/08/2026 144A	3.25%	1,210,000	6/8/2026	1,209,108
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 6.7% 02/16/2032	6.70%	2,474,000	2/16/2032	2,466,900
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 6.375% 01/23/2045	6.38%	800,000	1/23/2045	642,336
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 7.69% 01/23/2050	7.69%	3,225,000	1/23/2050	2,890,697
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 7.69% 01/23/2050	7.69%	1,775,000	1/23/2050	1,591,004
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 6.75% 09/21/2047	6.75%	250,000	9/21/2047	205,050
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 6.375% 01/23/2045	6.38%	875,000	1/23/2045	702,555
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 6.7% 02/16/2032	6.70%	2,031,000	2/16/2032	2,025,171
	PETROLEOS MEXICANOS	PETROLEOS MEXICANOS 6.625% 06/15/2035	6.63%	225,000	6/15/2035	213,019
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.125% 11/17/2027	5.13%	246,000	11/17/2027	251,319
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.625% 11/17/2029	5.63%	150,000	11/17/2029	157,692
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.75% 11/17/2032	5.75%	175,000	11/17/2032	187,028
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.375% 02/15/2033	5.38%	425,000	2/15/2033	444,417
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.125% 02/13/2031	5.13%	200,000	2/13/2031	207,241
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.125% 02/13/2031	5.13%	100,000	2/13/2031	103,620
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 4.875% 02/13/2029	4.88%	100,000	2/13/2029	102,360
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.375% 02/15/2033	5.38%	275,000	2/15/2033	287,564

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.75% 11/17/2032	5.75%	125,000	11/17/2032	133,592
	PHILIP MORRIS INTL INC	PHILIP MORRIS INTL INC 5.625% 11/17/2029	5.63%	100,000	11/17/2029	105,128
	PLAINS ALL AM PIPELN/PAA FIN C	PLAINS ALL AM PIPELN/PAA FIN C 4.7% 01/15/2031	4.70%	485,000	1/15/2031	487,735
	PNC FINANCIAL SERVICES GRP INC	PNC FINANCIAL SERVICES GRP INC 4.758%/VAR 01/26/20	4.76%	910,000	1/26/2027	910,361
	POSCO	POSCO 5.625% 01/17/2026 REGS	5.63%	1,000,000	1/17/2026	1,000,525
	POST RD EQUIP FIN 2024-1	POST RD EQUIP FIN 2024-1 5.59% 11/15/2029 144A	5.59%	29,101	11/15/2029	29,227
	PROGRESS RESIDENTIAL TRUST 2021-SFR8	PROGRESS RESIDENTIAL TRUST 2021-SFR8 1.931% 10/17/	1.93%	1,325,000	10/17/2038	1,301,805
	PROSUS NV	PROSUS NV 4.85% 07/06/2027 144A	4.85%	1,700,000	7/6/2027	1,711,696
	PROSUS NV	PROSUS NV 3.68% 01/21/2030 144A	3.68%	2,225,000	1/21/2030	2,130,438
	PROSUS NV	PROSUS NV 3.061% 07/13/2031 144A	3.06%	1,900,000	7/13/2031	1,725,428
	PROSUS NV	PROSUS NV 3.68% 01/21/2030 144A	3.68%	550,000	1/21/2030	526,625
	PROSUS NV	PROSUS NV 4.85% 07/06/2027 144A	4.85%	575,000	7/6/2027	578,956
	PUBLIC SVC ENTERPRISE GROUP IN	PUBLIC SVC ENTERPRISE GRP INC 4.9% 03/15/2030	4.90%	1,015,000	3/15/2030	1,037,891
	REALTY INCOME CORP	REALTY INCOME CORP 5.05% 01/13/2026	5.05%	125,000	1/13/2026	125,019
	REGAL-BELOIT CORP	REGAL REXNORD CORP 6.05% 04/15/2028	6.05%	840,000	4/15/2028	868,949
	REGAL-BELOIT CORP	REGAL REXNORD CORP 6.05% 02/15/2026	6.05%	1,747,000	2/15/2026	1,750,349
	RGA GLOBAL FUNDING	RGA GLOBAL FUNDING 4.6% 11/25/2030 144A	4.60%	1,205,000	11/25/2030	1,204,485
	RGA GLOBAL FUNDING	RGA GLOBAL FUNDING 4.35% 08/25/2028 144A	4.35%	960,000	8/25/2028	964,062
	RIO OIL FINANCE TR SER 2018-1	RIO OIL FINANCE TR SER 2018-1 8.2% 04/06/2028 144A	8.20%	142,500	4/6/2028	146,916
	RIO OIL FINANCE TRUST SERIES 2014-3	RIO OIL FINANCE TRUST SERIES 2014-3 9.75% 01/06/2027	9.75%	467,665	1/6/2027	480,530
	RIO OIL FINANCE TRUST SERIES 2014-3	RIO OIL FINANCE TRUST SERIES 2014-3 9.75% 01/06/2027	9.75%	214,666	1/6/2027	220,571
	ROCKFORD TOWER CLO 2019-2 LTD	ROCKFORD TOWER CLO 2019-2 LTD TSFR3M+113 08/20/203	5.02%	957,646	8/20/2032	958,731
	ROGERS COMMUNICATIONS INC-B	ROGERS COMMUNICATIONS INC 5% 02/15/2029	5.00%	1,455,000	2/15/2029	1,482,582
	ROGERS COMMUNICATIONS INC-B	ROGERS COMMUNICATIONS INC 3.2% 03/15/2027	3.20%	1,115,000	3/15/2027	1,103,801
	ROLLS-ROYCE PLC	ROLLS-ROYCE PLC 5.75% 10/15/2027 144A	5.75%	785,000	10/15/2027	804,707
	ROMARK CLO II LTD	ROMARK CLO II LTD 2018-2A A2R TSFR3M+165 07/25/203	5.51%	1,675,000	7/25/2031	1,675,255
	ROSS STORES INC	ROSS STORES INC 0.875% 04/15/2026	0.88%	1,150,000	4/15/2026	1,139,834
	ROYAL BANK OF SCOTLAND GRP PLC	NATWEST GROUP PLC 5.808%/VAR 09/13/2029	5.81%	1,800,000	9/13/2029	1,874,991
	ROYAL BANK OF SCOTLAND GRP PLC	NATWEST GROUP PLC 6.475%/VAR 06/01/2034	6.47%	750,000	6/1/2034	787,438
	ROYAL BANK OF SCOTLAND GRP PLC	NATWEST GROUP PLC 6.475%/VAR 06/01/2034	6.47%	350,000	6/1/2034	367,471
	ROYAL BANK OF SCOTLAND GRP PLC	NATWEST GROUP PLC 5.516%/VAR 09/30/2028	5.52%	200,000	9/30/2028	205,089
	ROYAL BANK OF SCOTLAND GRP PLC	NATWEST GROUP PLC 1.642%/VAR 06/14/2027	1.64%	1,150,000	6/14/2027	1,137,469
	SABINE PASS LIQUEFACTION LLC	SABINE PASS LIQUEFACTION LLC 5.875% 06/30/2026	5.88%	196,000	6/30/2026	196,277
	SABINE PASS LIQUEFACTION LLC	SABINE PASS LIQUEFACTION LLC 4.2% 03/15/2028	4.20%	246,000	3/15/2028	246,242
	Sallie Mae	SLM STUDENT LOAN TRUST 2011-3 SOFR30A+121.448 08/2	5.09%	142,410	8/27/2040	143,879
	Sallie Mae	SLM STUDENT LN TR 2006 8 SOFR90A+42.161 01/25/2041	4.73%	2,416,528	1/25/2041	2,339,463
	Sallie Mae	SLC STUDENT LN TR 2007 1 A5 SOFR90A+35.161 05/15/2068	4.61%	502,540	2/15/2068	486,334
	Sallie Mae	SLC STUDENT LN TR SOFR90A+42.161 12/15/2039	4.55%	1,450,105	12/15/2039	1,424,634
	Sallie Mae	SLM STUDENT LOAN TRUST 2011-3 SOFR30A+121.448 08/27/2040	5.09%	17,504	8/27/2040	17,685
	Sallie Mae	SLM STUDENT LN TR 2006 8 SOFR90A+42.161 01/25/2041	4.73%	3,534,134	1/25/2041	3,421,429
	Sallie Mae	SLC STUDENT LN TR 2007 1 A5 SOFR90A+35.161 05/15/2068	4.61%	1,870,019	2/15/2068	1,809,716
	Sallie Mae	SLC STUDENT LN TR SOFR90A+42.161 12/15/2039	4.55%	2,260,022	12/15/2039	2,220,324
	SAMMONS FINANCIAL GROUP GLOBAL FUNDING	SAMMONS FINANCIAL GROUP GLOBAL FUNDING 5.05% 01/10/2028	5.05%	420,000	1/10/2028	426,522
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 4.94% 01/16/2034 144A	4.66%	250,000	1/16/2034	250,605
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 4.744% 01/16/2034 144A	4.48%	250,000	1/16/2034	250,606
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 24-A C 5.818% 06/15/2032	5.82%	208,478	6/15/2032	211,280
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 24-A B 5.622% 06/15/2032	5.62%	175,904	6/15/2032	178,495
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 23-B C 5.933% 12/15/2033	5.93%	761,407	12/15/2033	771,820
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 5.644% 12/15/2033 144A	5.64%	107,393	12/15/2033	109,262
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 6.736% 06/15/2033 144A	6.74%	3,613	6/15/2033	3,616
	SANTANDER BANK NA - SBCLN	SANTANDER BANK NA - SBCLN 6.493% 06/15/2033 144A	6.49%	12,646	6/15/2033	12,656
	SANTANDER BK AUTO CR LINKED NTS SER 2024	SANTANDER BK AUTO CR LINKED NTS SER 2024-B 5.141%	5.14%	222,133	1/18/2033	223,629

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	SANTANDER BK AUTO CR LINKED NTS SER 2024	SANTANDER BK AUTO CR LINKED NTS SER 2024-B 4.965%	4.97%	222,133	1/18/2033	223,695
	SANTANDER DRIVE AUTO RECEIVABLES TRUST	SANTANDER DRIVE AUTO RECEIVABLES TRUST 5.09% 05/15	5.09%	207,322	5/15/2030	208,666
	SANTANDER DRIVE AUTO RECEIVABLES TRUST 2	SANTANDER DRIVE AUTO RECEIVABLES TRUST 2025-4 4.27	4.27%	640,000	1/15/2032	641,246
	SANTANDER DRIVE AUTO RECEIVABLES TRUST 2	SANTANDER DRIVE AUTO RECEIVABLES TRUST 2022-5 4.74	4.74%	64,320	10/16/2028	64,361
	SANTANDER HLDGS USA INC	SANTANDER HLDGS USA INC 6.124%/VAR 05/31/2027	6.12%	125,000	5/31/2027	125,848
	SANTANDER HLDGS USA INC	SANTANDER HLDGS USA INC 2.49%/VAR 01/06/2028	2.49%	360,000	1/6/2028	353,840
	SANTANDER MORTGAGE ASSET RECEIVABLE TRUS	SANTANDER MORTGAGE ASSET RECEIVABLE TRUST 2025-CES	5.04%	771,873	9/25/2055	772,496
	SANTANDER UK GROUP HOLDINGS PLC	SANTANDER UK GROUP HOLDINGS PLC 4.32%/VAR 09/22/2029	4.32%	435,000	9/22/2029	435,415
	SANTANDER UK GROUP HOLDINGS PLC	SANTANDER UK GROUP HOLDINGS PLC 1.673%/VAR 06/14/2027	1.67%	335,000	6/14/2027	331,255
	SBA TOWER TR	SBA TOWER TR 4.831% 10/15/2029 144A	4.83%	1,690,000	10/15/2029	1,700,536
	SBA TOWER TR	SBA TOWER TR 1.631% 05/15/2051 144A	1.63%	829,000	5/15/2051	811,095
	SBA TOWER TR	SBA TOWER TR 6.599% 11/15/2052 144A	6.60%	987,000	11/15/2052	1,010,679
	SBA TOWER TR	SBA TOWER TR 1.884% 07/15/2050 144A	1.88%	475,000	1/15/2026	474,470
	SBNA AUTO LEASE TRUST 2024-B	SBNA AUTO LEASE TRUST 2024-B A4 5.55% 12/20/2028 1	5.55%	845,000	12/20/2028	855,521
	SCF EQUIPMENT LEASING 2023-1 LLC	SCF EQUIPMENT LEASING 2023-1A A3 LLC 6.17% 05/20/2032	6.17%	372,191	5/20/2032	377,105
	SCHLUMBERGER HOLDINGS CORPORATION	SCHLUMBERGER HOLDINGS CORPORATION 3.9% 05/17/2028	3.90%	1,086,000	5/17/2028	1,083,628
	SCHLUMBERGER INVT SA	SCHLUMBERGER INVT SA 4.5% 05/15/2028	4.50%	596,000	5/15/2028	601,501
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 4.343%/VAR 11/14/2031	4.34%	1,465,000	11/14/2031	1,462,812
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 5.643%/VAR 05/19/2029	5.64%	300,000	5/19/2029	311,428
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 5.853%/VAR 05/19/2034	5.85%	150,000	5/19/2034	160,679
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 6.136%/VAR 08/24/2034	6.14%	175,000	8/24/2034	190,745
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 6.196%/VAR 11/17/2029	6.20%	625,000	11/17/2029	661,027
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 6.196%/VAR 11/17/2029	6.20%	500,000	11/17/2029	528,822
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 6.136%/VAR 08/24/2034	6.14%	125,000	8/24/2034	136,246
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 5.853%/VAR 05/19/2034	5.85%	100,000	5/19/2034	107,119
	SCHWAB CHARLES CORP NEW	SCHWAB CHARLES CORP 5.643%/VAR 05/19/2029	5.64%	200,000	5/19/2029	207,619
	SEB FUNDING LLC	SEB FUNDING LLC 1A A2 7.386% 04/30/2054 144A	7.39%	782,000	4/30/2054	799,992
	SECURITIZED TERM AUTO RECEIVABLES TRUST	SECURITIZED TERM AUTO RECEIVABLES TRUST 5.121% 12/29/2032	5.12%	61,023	12/29/2032	61,541
	SECURITIZED TERM AUTO RECEIVABLES TRUST	SECURITIZED TERM AUTO RECEIVABLES TRUST 4.925% 12/29/2032	4.93%	137,301	12/29/2032	138,490
	SECURITIZED TERM AUTO RECEIVABLES TRUST	SECURITIZED TERM AUTO RECEIVABLES TRUST 2025-A 5.6	5.04%	183,613	7/25/2031	185,228
	SEMPRA ENERGY	SEMPRA 5.4% 08/01/2026	5.40%	540,000	8/1/2026	543,464
	SFS AUTO RECEIVABLES SECURITIZATION TR 2	SFS AUTO RECEIVABLES SECURITIZATION TR 2024-1 5.51	5.51%	90,000	1/20/2032	92,037
	SFS AUTO RECEIVABLES SECURITIZATION TR 2	SFS AUTO RECEIVABLES SECURITIZATION TR 2024-1 4.95	4.95%	196,108	5/21/2029	197,310
	SFS AUTO RECEIVABLES SECURITIZATION TR 2	SFS AUTO RECEIVABLES SECURITIZATION TR 2024-2 A4 5	5.26%	230,000	8/20/2030	235,790
	SFS AUTO RECEIVABLES SECURITIZATION TRUS	SFS AUTO RECEIVABLES SECURITIZATION TRUST 2023-1 5	5.71%	205,000	1/22/2030	209,948
	SHERWIN WILLIAMS CO	SHERWIN WILLIAMS CO 4.55% 03/01/2028	4.55%	675,000	3/1/2028	682,946
	SIERRA TIMESHARE 2021-2 RECEIVABLES FUND	SIERRA TIMESHARE 2021-2 RECEIVABLES FUNDING LLC 1.	1.80%	105,885	9/20/2038	105,451
	SIERRA TIMESHARE 2025-2 RECEIVABLES FUND	SIERRA TIMESHARE 2025-2A B RECEIVABLES FUNDING LLC	4.93%	273,243	4/20/2044	274,231
	SIERRA TIMESHARE 2025-3 RECEIVABLES FDG	SIERRA TIMESHARE 2025-3A RECEIVABLES FDG LLC 3A B	4.64%	223,718	8/22/2044	224,649
	SIERRA TIMESHARE 2025-3 RECEIVABLES FDG	SIERRA TIMESHARE 2025-3 RECEIVABLES FDG LLC 3A A 4	4.44%	120,808	8/22/2044	121,059
	SMALL BUS ADMIN GTD DEV PARTN	SBAP 2006-20G 1 6.07% 7/26	6.07%	2,049	7/1/2026	2,051
	SMALL BUS ADMIN GTD DEV PARTN	SMALL BUS ADMIN GTD DEV PARTN 5.82% 06/01/2026	5.82%	1,023	6/1/2026	1,027
	SMALL BUS ADMIN GTD DEV PARTN	SBAP 2007-20E 1 5.31% 5/27	5.31%	7,021	5/1/2027	7,022
	SMALL BUS ADMIN GTD DEV PARTN	SBAP 2006-20H 1 5.7 8/26	5.70%	2,735	8/1/2026	2,742
	SMALL BUS ADMIN GTD DEV PARTN	SMALL BUS ADMIN GTD DEV PARTN 5.82% 06/01/2026	5.82%	1,390	6/1/2026	1,397
	SMB PRIVATE ED LN TR 2017-B	SMB PRIVATE EDUCATION LOAN TRUST 2017-B A2A 2.82%	2.82%	50,326	10/15/2035	50,182
	SMB PRIVATE ED LN TR 2022-D	SMB PRIVATE ED LN TR 2022-DA A1A 5.37% 10/15/2058	5.37%	533,092	10/15/2058	545,027

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	SMB PRIVATE ED LN TR 2023-B	SMB PRIVATE ED LN TR 2023-B A1A 4.99% 10/16/2056 1	4.99%	422,932	10/16/2056	426,488
	SMB PRIVATE ED LN TR 2023-B	SMB PRIVATE ED LN TR 2023-B A1A 4.99% 10/16/2056 1	4.99%	1,108,993	10/16/2056	1,118,317
	SMB PRIVATE ED LN TR 2025-A	SMB PRIVATE ED LN TR 2025-A 5.13% 04/15/2054 144A	5.13%	451,553	4/15/2054	458,446
	SMB PRIVATE ED LN TR 2025-A	SMB PRIVATE ED LN TR 2025-A 5.13% 04/15/2054 144A	5.13%	544,657	4/15/2054	552,971
	SMB PRIVATE ED LN TR 2025-A	SMB PRIVATE ED LN TR 2025-A 5.13% 04/15/2054 144A	5.13%	607,037	4/15/2054	616,303
	SMB PRIVATE EDUCATION LOAN TRUST 2023-D	SMB PRIVATE EDUCATION LOAN TRUST 2023-D A1A 6.15%	6.15%	414,310	9/15/2053	436,323
	SMB PRIVATE EDUCATION LOAN TRUST 2024-A	SMB PRIVATE EDUCATION LOAN TRUST 2024-A A1A 5.24%	5.24%	196,194	3/15/2056	199,716
	SMB PRIVATE EDUCATION LOAN TRUST 2024-A	SMB PRIVATE EDUCATION LOAN TRUST 2024-A A1A 5.24%	5.24%	930,747	3/15/2056	947,452
	SOCIETE GENERALE FRANCE	SOCIETE GENERALE FRANCE 5.519%/VAR 01/19/2028 144A	5.52%	675,000	1/19/2028	683,563
	SOLVENTUM CORP	SOLVENTUM CORP 5.45% 02/25/2027	5.45%	462,000	2/25/2027	468,658
	SOUND POINT CLO XXII LTD	SOUND POINT CLO XXII LTD TSFR3M+165 01/20/2032 144	5.53%	250,000	1/20/2032	250,612
	SOUTHERN CALIFORNIA EDISON CO	SOUTHERN CALIFORNIA EDISON CO CP 0% 01/06/2026	—%	1,610,000	1/6/2026	1,608,918
	SOUTHERN CO GAS CAP	SOUTHERN CO GAS CAP 4.05% 09/15/2028	4.05%	540,000	9/15/2028	540,171
	SOUTHERN COMPANY	SOUTHERN COMPANY STEP 08/01/2027	5.11%	540,000	8/1/2027	548,633
	SOUTHERN COMPANY	SOUTHERN COMPANY STEP 08/01/2027	5.11%	825,000	8/1/2027	838,190
	SOUTHERN COMPANY	SOUTHERN COMPANY T5Y+373.3 01/15/2051	4.00%	2,050,000	1/15/2051	2,048,771
	SOUTHERN COMPANY	SOUTHERN COMPANY 3.75%/VAR 09/15/2051	3.75%	400,000	9/15/2051	394,336
	SOUTHERN COMPANY	SOUTHERN COMPANY 4.85% 06/15/2028	4.85%	475,000	6/15/2028	483,588
	SOUTHERN COMPANY	SOUTHERN COMPANY 3.75%/VAR 09/15/2051	3.75%	1,175,000	9/15/2051	1,158,363
	SOUTHERN COMPANY	SOUTHERN COMPANY T5Y+373.3 01/15/2051	4.00%	725,000	1/15/2051	724,565
	SOUTHERN COMPANY	SOUTHERN COMPANY STEP 08/01/2027	5.11%	250,000	8/1/2027	253,997
	SOUTHWEST AIRLINES CO	SOUTHWEST AIRLINES CO 4.375% 11/15/2028	4.38%	970,000	11/15/2028	972,030
	STANDARD CHARTERED PLC	STANDARD CHARTERED PLC 5.688%/VAR 05/14/2028 144A	5.69%	615,000	5/14/2028	627,556
	STANDARD CHARTERED PLC	STANDARD CHARTERED PLC 4.3% 02/19/2027 144A	4.30%	307,000	2/19/2027	306,901
	STARBUCKS CORP	STARBUCKS CORP 2% 03/12/2027	2.00%	235,000	3/12/2027	229,577
	STARBUCKS CORP	STARBUCKS CORP 4% 11/15/2028	4.00%	605,000	11/15/2028	604,241
	STATE BK INDIA LONDON BRH	STATE BANK INDIA LONDON BRH 1.8% 07/13/2026 REGS	1.80%	1,650,000	7/13/2026	1,629,644
	STEEL DYNAMICS INC	STEEL DYNAMICS INC 4% 12/15/2028	4.00%	1,470,000	12/15/2028	1,468,311
	STELLANTIS FINANCIAL UNDERWRITTEN ENHANC	STELLANTIS FINANCIAL UNDERWRITTEN ENHANCED LEASE T	4.44%	355,000	8/20/2030	355,570
	STELLANTIS FINANCIAL UNDERWRITTEN ENHANC	STELLANTIS FINANCIAL UNDERWRITTEN ENHANCED LEASE T	4.25%	95,000	12/20/2029	94,999
	STRATUS FUNDING CLO 2025-1 LTD	STRATUS FUNDING CLO 2025-1 LTD B TSFR3M+ 07/15/203	5.35%	480,000	7/15/2033	480,000
	STRYKER CORP	STRYKER CORP 4.7% 02/10/2028	4.70%	729,000	2/10/2028	739,404
	SYDNEY AIRPORT FINANCE CO PTY LTD	SYDNEY ARPT FIN CO PTY LTD 3.625% 04/28/2026 144A	3.63%	177,000	4/28/2026	176,635
	SYMPHONY CLO XXIII LTD	SYMPHONY CLO XXIII LTD TSFR3M+90 01/15/2034 144A	4.80%	587,291	1/15/2034	586,795
	SYNOPSYS INC	SYNOPSYS INC 4.65% 04/01/2028	4.65%	1,525,000	4/1/2028	1,545,551
	SYNOPSYS INC	SYNOPSYS INC 4.85% 04/01/2030	4.85%	475,000	4/1/2030	485,143
	SYNOPSYS INC	SYNOPSYS INC 5% 04/01/2032	5.00%	300,000	4/1/2032	306,333
	SYNOPSYS INC	SYNOPSYS INC 5% 04/01/2032	5.00%	225,000	4/1/2032	229,750
	SYNOPSYS INC	SYNOPSYS INC 4.85% 04/01/2030	4.85%	375,000	4/1/2030	383,007
	TAKE-TWO INTERACTV SOFTWR INC	TAKE-TWO INTERACTV SOFTWR INC 5% 03/28/2026	5.00%	950,000	3/28/2026	952,077
	TARGA RES CORP	TARGA RES CORP 5.2% 07/01/2027	5.20%	851,000	7/1/2027	864,799
	TARGA RES CORP	TARGA RES CORP 4.35% 01/15/2029	4.35%	570,000	1/15/2029	571,583
	TENGIZCHEVROIL FIN CO IN	TENGIZCHEVROIL FIN CO IN 4% 08/15/2026 REGS	4.00%	1,200,000	8/15/2026	1,192,308
	The Ford Credit Floorplan Master Owner Trust	FORD CR FLOORPLN MAST OWN TR A 5.48% 04/15/2029 14	5.48%	440,000	4/15/2029	447,114
	The Ford Credit Floorplan Master Owner Trust	FORD CR FLOORPLN MAST OWN TR 2023-1 D 6.62% 05/15/2028	6.62%	485,000	5/15/2028	488,374
	The Ford Credit Floorplan Master Owner Trust	FORD CR FLOORPLN MAST OWN TR 2023-1 C 5.75% 05/15/2028	5.75%	400,000	5/15/2028	401,815
	TIAA CLO I LTD	TIAA CLO I LTD TSFR3M+125 07/20/2031 144A	5.13%	372,839	7/20/2031	372,839
	TIME WARNER CABLE LLC	TIME WARNER CABLE LLC 6.75% 06/15/2039	6.75%	575,000	6/15/2039	581,589
	T-MOBILE USA INC	T-MOBILE USA INC 3.875% 04/15/2030	3.88%	1,225,000	4/15/2030	1,204,634
	T-MOBILE USA INC	T-MOBILE USA INC 3.5% 04/15/2031	3.50%	1,250,000	4/15/2031	1,195,075
	T-MOBILE USA INC	T-MOBILE USA INC 2.55% 02/15/2031	2.55%	425,000	2/15/2031	388,273
	T-MOBILE USA INC	T-MOBILE USA INC 3.5% 04/15/2031	3.50%	1,050,000	4/15/2031	1,003,863
	T-MOBILE USA INC	T-MOBILE USA INC 3.875% 04/15/2030	3.88%	300,000	4/15/2030	295,012

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	TOYOTA AUTO RECEIVABLES 2024-C OWNER TRU	TOYOTA AUTO RECEIVABLES 2024-C OWNER TRUST 4.88% 0	4.88%	557,000	3/15/2029	562,856
	TOYOTA AUTO RECEIVABLES 2024-C OWNER TRU	TOYOTA AUTO RECEIVABLES 2024-C OWNER TRUST 4.88% 0	4.88%	796,000	3/15/2029	804,369
	TOYOTA AUTO RECEIVABLES 2025-A OWNER TRU	TOYOTA AUTO RECEIVABLES 2025-A OWNER TRUST 4.64% 0	4.64%	482,000	8/15/2029	487,186
	TOYOTA AUTO RECEIVABLES 2025-A OWNER TRU	TOYOTA AUTO RECEIVABLES 2025-A OWNER TRUST 4.64% 0	4.64%	291,000	8/15/2029	294,131
	TOYOTA AUTO RECEIVABLES 2025-B OWNER TR	TOYOTA AUTO RECEIVABLES 2025-B OWNER TR 4.49% 06/17/2030	4.49%	1,393,000	6/17/2030	1,414,026
	TPMT 19-1 A1 3.75% 2/25/58	TOWD PT MTG TR 2019-1 3.75% 03/25/2058 144A	3.75%	172,767	3/25/2058	168,833
	TRANSCANADA	TRANSCANADA TRUST 5.3%/VAR 03/15/2077	5.30%	625,000	3/15/2077	624,951
	TRANSCANADA	TRANSCANADA TRUST 5.875%/VAR 08/15/2076	5.88%	850,000	8/15/2076	851,040
	TRANSCANADA TRUST	TRANSCANADA TRUST 5.875%/VAR 08/15/2076	5.88%	750,000	8/15/2076	750,918
	TRANSCANADA TRUST	TRANSCANADA TRUST 5.3%/VAR 03/15/2077	5.30%	1,925,000	3/15/2077	1,924,849
	TRANSCANADA TRUST	TRANSCANADA TRUST 5.5%/VAR 09/15/2079	5.50%	1,200,000	9/15/2079	1,190,976
	TRINITAS CLO IX LTD	TRINITAS CLO IX LTD TSFR3M+ 01/20/2032 144A	5.08%	86,821	1/20/2032	86,829
	TRINITAS CLO VI LTD / TRINITAS CLO VI LL	TRINITAS CLO VI LTD / TRINITAS CLO VI LLC 2017-6A	5.23%	1,190,000	1/25/2034	1,190,822
	TRINITAS CLO VII LTD	TRINITAS CLO VII LTD 17-7A A1R2 TSFR3M+106 01/25/2035	4.92%	1,460,000	1/25/2035	1,457,073
	UBER TECHNOLOGIES INC	UBER TECHNOLOGIES INC 4.5% 08/15/2029 144A	4.50%	1,384,000	8/15/2029	1,384,170
	UBS GROUP AG	UBS GROUP AG 6.301%/VAR 09/22/2034 144A	6.30%	300,000	9/22/2034	327,255
	UBS GROUP AG	UBS GROUP AG 5.959%/VAR 01/12/2034 144A	5.96%	1,750,000	1/12/2034	1,864,975
	UBS GROUP AG	UBS GROUP AG 5.959%/VAR 01/12/2034 144A	5.96%	1,200,000	1/12/2034	1,278,840
	UBS GROUP AG	UBS GROUP AG 6.301%/VAR 09/22/2034 144A	6.30%	200,000	9/22/2034	218,170
	UBS GROUP AG	UBS GROUP AG 3.091%/VAR 05/14/2032 144A	3.09%	350,000	5/14/2032	324,720
	ULTRAPAR INTERNATIONL SA	ULTRAPAR INTERNATIONL SA 5.25% 10/06/2026 144A	5.25%	825,000	10/6/2026	821,428
	ULTRAPAR INTERNATIONL SA	ULTRAPAR INTERNATIONL SA 5.25% 10/06/2026 144A	5.25%	375,000	10/6/2026	373,376
	UNASSIGNED LIVE C 213	GMF FLOORPLAN OWNER REVOLVING TR 4.98% 11/15/2029	4.98%	810,000	11/15/2029	820,783
	UNASSIGNED LIVE C 213	GMF FLOORPLAN OWNER REVOLVING TR 4.73% 11/15/2029	4.73%	335,000	11/15/2029	339,639
	UNASSIGNED LIVE C 213	GMF FLOORPLAN OWNER REVOLVING TR 5.73% 06/15/2028	5.73%	560,000	6/15/2028	563,583
	UNICREDIT SPA	UNICREDIT SPA 7.296%/VAR 04/02/2034 144A	7.30%	2,075,000	4/2/2034	2,224,885
	UNICREDIT SPA	UNICREDIT SPA 5.459%/VAR 06/30/2035 144A	5.46%	350,000	6/30/2035	356,760
	UNICREDIT SPA	UNICREDIT SPA 5.459%/VAR 06/30/2035 144A	5.46%	500,000	6/30/2035	509,657
	UNICREDIT SPA	UNICREDIT SPA 7.296%/VAR 04/02/2034 144A	7.30%	1,100,000	4/2/2034	1,179,457
	UNION PAC RR CO	TRANSCANADA TRUST 5.5%/VAR 09/15/2079	5.50%	700,000	9/15/2079	694,736
	UNITED TECHNOLOGIES CORP	RTX CORP 6.7% 08/01/2028	6.70%	533,000	8/1/2028	564,778
	UNITED TECHNOLOGIES CORP	RTX CORP 7% 11/01/2028	7.00%	508,000	11/1/2028	543,651
	UNITED TECHNOLOGIES CORP	RTX CORP 6% 03/15/2031	6.00%	275,000	3/15/2031	296,217
	UNITED TECHNOLOGIES CORP	RTX CORP 6.1% 03/15/2034	6.10%	275,000	3/15/2034	300,876
	UNITED TECHNOLOGIES CORP	RTX CORP 6.1% 03/15/2034	6.10%	200,000	3/15/2034	218,819
	UNITED TECHNOLOGIES CORP	RTX CORP 6% 03/15/2031	6.00%	175,000	3/15/2031	188,502
	UNUMPROVIDENT CORP	UNUM GROUP 6.75% 12/15/2028	6.75%	75,000	12/15/2028	79,641
	UPJOHN INC	VIATRIS INC 2.3% 06/22/2027	2.30%	680,000	6/22/2027	660,527
	US BANCORP DEL (NEW)	US BANCORP DEL 4.548%/VAR 07/22/2028	4.55%	780,000	7/22/2028	786,464
	USCLN 2023-1	USCLN 2023-1 6.789% 08/25/2032 144A	6.79%	53,943	8/25/2032	54,495
	UTAH ACQUISITION SUB INC	UTAH ACQUISITION SUB INC 3.95% 06/15/2026	3.95%	914,000	6/15/2026	911,933
	VALERO ENERGY CORP NEW	VALERO ENERGY CORP 5.15% 02/15/2030	5.15%	270,000	2/15/2030	277,865
	VAR ENERGI ASA	VAR ENERGI ASA 5% 05/18/2027 144A	5.00%	845,000	5/18/2027	851,810
	VERD 2025-1A A2	VERD 2025-1A B A2 5.37% 05/12/2033 144A	5.37%	100,000	5/12/2033	102,717
	VERD 2025-1A A2	VERD 2025-1A A2 4.85% 03/13/2028 144A	4.85%	340,752	3/13/2028	342,342
	VERDANT RECEIVABLES 2023-1 LLC	VERDANT RECEIVABLES 2023-1 LLC 6.24% 01/13/2031 14	6.24%	246,104	1/13/2031	250,451
	VERDANT RECEIVABLES 2024-1 LLC	VERDANT RECEIVABLES 2024-1 LLC 5.68% 12/12/2031 14	5.68%	134,581	12/12/2031	137,270
	VERISK ANALYTICS INC	VERISK ANALYTICS INC 4.5% 08/15/2030	4.50%	850,000	8/15/2030	856,431
	VERIZON COMMUNICATIONS INC	VERIZON COMMUNICATIONS INC 4.75% 01/15/2033	4.75%	605,000	1/15/2033	604,526
	VERIZON COMMUNICATIONS INC	VERIZON COMMUNICATIONS INC 2.1% 03/22/2028	2.10%	1,260,000	3/22/2028	1,209,725
	VERIZON COMMUNICATIONS INC	VERIZON COMMUNICATIONS INC 4.75% 01/15/2033	4.75%	500,000	1/15/2033	499,608
	VERIZON COMMUNICATIONS INC	VERIZON COMMUNICATIONS INC 4.75% 01/15/2033	4.75%	150,000	1/15/2033	149,883
	VERIZON COMMUNICATIONS INC	VERIZON COMMUNICATIONS INC 2.55% 03/21/2031	2.55%	275,000	3/21/2031	251,128
	VERIZON MASTER TRUST 2021-1 A	VERIZON MASTER TRUST 4.42% 08/20/2030	4.42%	1,080,000	8/20/2030	1,085,049

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	VISTRA OPERATIONS CO LLC	VISTRA OPERATIONS CO LLC 5.05% 12/30/2026 144A	5.05%	531,000	12/30/2026	534,788
	VMWARE LLC	UNION PAC RR CO 2006 1 PT TR 5.866% 07/02/2030	5.87%	27,509	7/2/2030	28,617
	VODAFONE GROUP PLC	VODAFONE GROUP PLC USSW5+NA 04/04/2079	7.00%	1,150,000	4/4/2079	1,218,209
	VODAFONE GROUP PLC	VODAFONE GROUP PLC USSW5+NA 04/04/2079	7.00%	600,000	4/4/2079	635,587
	VOLKSWAGEN AUTO LN ENHANCED TR 2021-1	VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2023-1 5.02% 0	5.02%	282,966	6/20/2028	284,570
	VOLKSWAGEN AUTO LN ENHANCED TR 20252	VOLKSWAGEN AUTO LN ENHANCED TR 20252 4.29% 03/20/2030	3.92%	1,796,000	3/20/2030	1,800,788
	VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2025	VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2025-1 4.5% 08/20/2029	4.50%	1,168,000	8/20/2029	1,180,231
	VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2025	VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2025-1 4.5% 08/20/2029	4.50%	1,615,000	8/20/2029	1,631,912
	VOLKSWAGEN GROUP AMER FIN LLC	VOLKSWAGEN GROUP AMER FIN LLC 4.45% 09/11/2027 144	4.45%	200,000	9/11/2027	200,578
	VOLKSWAGEN GROUP AMER FIN LLC	VOLKSWAGEN GROUP AMER FIN LLC 5.05% 03/27/2028 144	5.05%	470,000	3/27/2028	477,085
	VOLKSWAGEN GROUP AMER FIN LLC	VOLKSWAGEN GROUP AMER FIN LLC 4.85% 08/15/2027 144	4.85%	1,045,000	8/15/2027	1,054,940
	VOLKSWAGEN GROUP AMER FIN LLC	VOLKSWAGEN GROUP AMER FIN LLC 6% 11/16/2026 144A	6.00%	595,000	11/16/2026	604,600
	VOLKSWAGEN GROUP AMER FIN LLC	VOLKSWAGEN GROUP AMER FIN LLC 5.7% 09/12/2026 144A	5.70%	795,000	9/12/2026	803,265
	WASTE MANAGEMENT INC DEL	WASTE MANAGEMENT INC DEL 3.875% 01/15/2029	3.88%	1,200,000	1/15/2029	1,198,245
	WELLFLEET CLO 2021-1 LTD	WELLFLEET CLO 2021-1 LTD BR TSFR3M+165 04/20/2034	5.53%	1,180,000	4/20/2034	1,180,832
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.97%/VAR 04/23/2029	4.97%	2,325,000	4/23/2029	2,368,278
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.9%/VAR 01/24/2028	4.90%	1,105,000	1/24/2028	1,114,302
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.1% 06/03/2026	4.10%	500,000	6/3/2026	500,046
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.3% 07/22/2027	4.30%	1,275,000	7/22/2027	1,279,970
	WELLS FARGO & CO	WELLS FARGO & CO NEW 2.572%/VAR 02/11/2031	2.57%	550,000	2/11/2031	513,692
	WELLS FARGO & CO	WELLS FARGO & CO NEW 2.393%/VAR 06/02/2028	2.39%	800,000	6/2/2028	781,675
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.9%/VAR 01/24/2028	4.90%	225,000	1/24/2028	226,894
	WELLS FARGO & CO	WELLS FARGO & CO NEW 5.198%/VAR 01/23/2030	5.20%	575,000	1/23/2030	592,164
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.897%/VAR 07/25/2033	4.90%	600,000	7/25/2033	609,333
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.808%/VAR 07/25/2028	4.81%	225,000	7/25/2028	227,519
	WELLS FARGO & CO	WELLS FARGO & CO NEW 2.393%/VAR 06/02/2028	2.39%	250,000	6/2/2028	244,273
	WELLS FARGO & CO	WELLS FARGO & CO NEW 4.1% 06/03/2026	4.10%	445,000	6/3/2026	445,041
	WESTERN UNION CO/THE	WESTERN UN CO 1.35% 03/15/2026	1.35%	2,113,000	3/15/2026	2,099,688
	WHEELS FLEET LEASE FUNDING 1 LLC	WHEELS FLEET LEASE FUNDING 1 LLC 25 3A-C 4.79% 09/18/2040	4.79%	440,000	9/18/2040	439,951
	WHEELS FLEET LEASE FUNDING 1 LLC	WHEELS FLEET LEASE FUNDING 1 LLC 25-3A A1 0% 09/18/2040	4.08%	325,000	9/18/2040	325,902
	WILLIAMS COS INC	WILLIAMS COS INC 4.625% 06/30/2030	4.63%	840,000	6/30/2030	848,221
	WILLIAMS COS INC	WILLIAMS COS INC 4.8% 11/15/2029	4.80%	505,000	11/15/2029	514,628
	WILLIAMS COS INC	WILLIAMS COS INC 5.4% 03/02/2026	5.40%	1,610,000	3/2/2026	1,613,507
	WINGSPIRE EQUIP FIN 2025-1 LLC	WINGSPIRE EQUIPMENT FINANCE 2025-1A C LLC 4.76% 09/20/2033	4.76%	100,000	9/20/2033	100,211
	WINGSPIRE EQUIP FIN 2025-1 LLC	WINGSPIRE EQUIP FIN 2025-1A A2 LLC 4.33% 09/20/2033	4.33%	100,000	9/20/2033	100,167
	WOODSIDE FIN LTD	WOODSIDE FIN LTD 3.7% 09/15/2026 144A	3.70%	356,000	9/15/2026	354,637
	WORKDAY INC	WORKDAY INC 3.5% 04/01/2027	3.50%	435,000	4/1/2027	432,371
	WORLD OMNI SELECT AUTO TR 2023-A	WORLD OMNI SELECT AUTO TR 2023-A 5.87% 08/15/2028	5.87%	210,000	8/15/2028	211,136
	ZAXBY'S FUNDING LLC	ZAXBY'S FUNDING LLC 21-1A A2 3.238% 07/30/2051 144	3.24%	943,138	7/30/2051	890,331

	FOREIGN GOVERNMENT DEBT SECURITIES					1,967,625
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 7.37	7.38%	525,000	4/25/2030	554,400
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 7.75	7.75%	650,000	11/7/2036	677,463
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 7.37	7.38%	450,000	4/25/2030	475,200
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 7.75	7.75%	250,000	11/7/2036	260,562

	MUTUAL AND REGISTERED INVESTMENT FUNDS					380,513,736
	VANGUARD TREASURY MONEY MARKET INVESTOR	VANGUARD TREASURY MONEY MARKET				9,231,764
	DREYFUS TRS PRIME;INST	DREYFUS TRS PRIME;INST				48,743,946
	T ROWE PRICE GOVERNMENT RESERVE INVESTMENT FUND	T ROWE PRICE GOVERNMENT RESERVE INVESTMENT FUND				762,542

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	AMERICAN FUNDS EUROPACIFIC GROWTH R6	EURO PACIFIC GROWTH FUND				111,706,830
*	FIDELITY TREASURY PORTFOLIO	FIDELITY INVESTMENTS MONEY MONEY PORTFOLIO				24,885,330
	VANG TREASURY MM	VANG TREASURY MONEY MARKET PORTFOLIO				185,183,324

	PREFERRED STOCKS					6,697,998
	RAPPI INC	RAPPI INC SER E PFD PERP PP		3,635		64,594
	WAYMO LLC	WAYMO LLC SER A2 0%PC PERP P/P		1,674		125,500
	CITIGROUP	CITIGROUP CAP XIII 7.875%/VAR PFD PAR=25		186,480		5,629,830
	SILA NANOTECHNOLOGIES INC	SILA NANOTECHNOLOGIES INC SER F 0% PC PP		15,451		336,906
	DATABRICKS INC	DATABRICKS INC SER G PC PP		15,675		357,770
	NURO INC/CA	NURO INC/CA SER C PC PP		15,675		183,398

	U.S. GOVERNMENT DEBT SECURITIES					519,432,904
	ANGEL OAK MORTGAGE TRUST 2022-6	ANGEL OAK MORTGAGE TRUST 2022-6 4.3% 07/25/2067 14	4.30%	1,390,162	7/25/2067	1,382,227
	ANGEL OAK MORTGAGE TRUST 2023-3	ANGEL OAK MORTGAGE TRUST 2023-3 4.8% 09/26/2067 14	4.80%	1,210,309	9/26/2067	1,206,731
	ANGEL OAK MORTGAGE TRUST LLC	ANGEL OAK MORTGAGE TRUST LLC VAR 01/25/2067 144A	3.35%	901,542	1/25/2067	869,637
	ANGEL OAK MTG TR 2021-6	ANGEL OAK MTG TR 2021-6 1.581% 09/25/2066 144A	1.58%	518,738	9/25/2066	445,392
	ANGEL OAK MTG TR 2022-1	ANGEL OAK MTG TR 2022-1 VAR 12/25/2066 144A	2.88%	360,767	12/25/2066	344,162
	ANGEL OAK MTG TR 2025-5	ANGEL OAK MTG TR 2025-5 5.573% 04/25/2070 144A	5.57%	1,388,452	4/25/2070	1,401,451
	BANK 2024-BNK47	BANK 2024-BNK47 A1 5.523% 06/15/2057	5.52%	119,690	6/15/2057	122,184
	BANK5 2024-5YR11	BANK5 2024-5YR11 AS 6.139% 11/15/2057	6.14%	485,000	11/15/2057	507,399
	BANK5 2024-5YR12	BANK5 2024-5YR12 AS VAR 12/15/2057	6.12%	350,000	12/15/2057	366,191
	BANK5 2024-5YR12	BANK5 2024-5YR12 5.902% 12/15/2057	5.90%	830,000	12/15/2057	873,269
	BANK5 2024-5YR9	BANK5 2024-5YR9 4.8894% 08/15/2057	4.89%	533,000	8/15/2057	538,704
	BENCHMARK 2023-B39 C MTG TR	BENCHMARK 2023-B39 C MTG TR 6.03532% 07/15/2056	6.04%	117,142	7/15/2056	118,502
	BENCHMARK 2024-V11 MTG TR	BENCHMARK 2024-V11 AM MTG TR 6.201% 11/15/2057	6.20%	415,000	11/15/2057	434,000
	BENCHMARK 2024-V6 MTG TR	BENCHMARK 2024-V6 MTG TR 5.56775% 03/15/2057	5.57%	79,984	3/15/2057	80,581
	BENCHMARK 2025-B41 MTG TR	BENCHMARK 2025-B41 MTG TR 4.40064% 07/15/2068	4.40%	119,392	7/15/2068	119,837
	BINOM SECURITIZATION TRUST 2021-INV1	BINOM SECURITIZATION TRUST 2021-INV1 A3 2.625% 06/25/2026	2.63%	102,638	6/25/2056	96,183
	BINOM SECURITIZATION TRUST 2021-INV1	BINOM SECURITIZATION TRUST 2021-INV1 A2 2.37% 06/25/2026	2.37%	330,723	6/25/2056	309,375
	BMARK 2024-V8	BMARK 2024-V8 5.514% 07/15/2057	5.51%	273,980	7/15/2057	278,819
	BMO 2024-5C4 MTG TR	BMO 2024-5C4 MTG TR VAR 05/15/2057	6.53%	670,000	5/15/2057	711,166
	BMO 2024-C8 A1	BMO 2024-C8 A1 5.54224% 03/15/2057	5.54%	178,828	3/15/2057	180,631
	BX 2025-VOLT	BX 2025-VOLT B TSFR1M+210 12/15/2044 144A	5.85%	910,000	12/15/2044	912,828
	BX 2025-VOLT	BX 2025-VOLT A VAR 12/15/2044 144A	5.45%	670,000	12/15/2044	670,417
	BX COML MTG TR 2024-GPA3	BX COML MTG TR 2024-GPA3 TSFR1M+164.233 12/15/2039	5.39%	405,343	12/15/2039	406,221
	BX COML MTG TR 2024-MDHS	BX COML MTG TR 2024-MDHS TSFR1M+184.1 05/15/2041 1	5.59%	577,192	5/15/2041	578,441
	BX COML MTG TR 2024-MDHS	BX COML MTG TR 2024-MDHS 6.8415% 05/15/2041 144A	5.39%	577,192	5/15/2041	578,083
	BX COML MTG TR 2024-SLCT	BX COML MTG TR 2024-SLCT TSFR1M+239.195 01/15/2042	6.14%	760,000	1/15/2042	758,781
	BX COML MTG TR 2024-SLCT	BX COMMERCIAL MORTGAGE TRUST 2024-SLCT TSFR1M+ 01/	5.54%	295,000	1/15/2042	294,816
	BX TRUST 2023-LIFE	BX TRUST 2023-LIFE 5.3908% 02/15/2028 144A	5.39%	1,685,000	2/15/2028	1,655,658
	BX TRUST 2025-GW	BX TRUST 2025-GW A TSFR1M+160 07/15/2042 144A	5.35%	395,000	7/15/2042	395,740
	CALIFORNIA ST	CA ST 7.35% 11/1/39	7.35%	175,000	11/1/2039	204,528
	CALIFORNIA ST	CA ST 7.3% 10/01/39	7.30%	600,000	10/1/2039	698,264
	CALIFORNIA ST	CA ST 7.55% 4/1/39	7.55%	250,000	4/1/2039	303,394
	CALIFORNIA ST	CA ST 7.3% 10/01/39	7.30%	550,000	10/1/2039	640,075
	CALIFORNIA ST	CA ST 7.5% 4/1/34	7.50%	750,000	4/1/2034	874,994
	CD 2017-CD6 MTG TR	CD 2017-CD6 MTG TR 2017-CD6 A5 3.456% 11/13/2050	3.46%	1,526,462	11/13/2050	1,507,617
	CENT TRUST 2025-CITY	CENT TRUST 2025-CITY A VAR 07/10/2040 144A	4.92%	690,000	7/10/2040	698,963
	CIM TR 2021-R6	CIM TR 2021-R6 1.425% 07/25/2061 144A	1.43%	107,175	7/25/2061	99,449
	CITIGROUP COML MTG TR 2017-P7	CGCMT 2017-P7 A4 3.712% 04/01/2050	3.71%	1,544,000	4/14/2050	1,530,723
	COLT 2024-6 MORTGAGE LOAN TRUST	COLT 2024-6 MORTGAGE LOAN TRUST 5.644% 11/25/2069	5.64%	743,868	11/25/2069	749,533
	COLT 2024-INV4 MTG LN TR	COLT 2024-INV4 A3 MORTGAGE LOAN TRUST VAR 05/25/2069	6.11%	740,265	5/25/2069	749,314

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	COLT 2025-10 MTG LN TR	COLT 2025-10 A1F MTG LN TR VAR 10/25/2070 144A	5.07%	741,298	10/25/2070	740,670
	COLT 2025-4 A2	COLT 2025-4 A2 A1 VAR 04/25/2070 144A	5.79%	287,652	4/25/2070	291,848
	COMM 2014-CCRE15 MTG TR VAR 02/10/2047	COMM 2014-CCRE15 MTG TR VAR 02/10/2047	3.88%	205,436	2/10/2047	202,069
	CONNECTICUT AVE SECS TR 2025-R06	CONNECTICUT AVE SECS TR 2025-R06 SOFR30A+95 09/25/2045	4.82%	388,622	9/25/2045	388,621
	CONNECTICUT AVENUE SECURITIES TRUST 2024	CONNECTICUT AVENUE SECURITIES TRUST 2024-R06 1A1 S	5.02%	1,156,296	9/25/2044	1,159,962
	CONNECTICUT AVENUE SECURITIES TRUST 2025	CONNECTICUT AVENUE SECURITIES TRUST 2025-R03 SOFR3	5.32%	247,023	3/25/2045	248,300
	CSAIL 2020-C19 COMMERCIAL MORTGAGE TRUST	CSAIL 2020-C19 COMMERCIAL MORTGAGE TRUST 1.2955% 0	1.30%	141,167	3/15/2053	129,312
	DOLP TR 2021-NYC	DOLP TR 2021-NYC 2.956% 05/10/2041 144A	2.96%	875,000	5/10/2041	786,751
	EFFICIENT POWER CONVERSION CORP	FHLG 30YR 6% 05/01/2055#QY2115	6.00%	37,790	5/1/2055	39,074
	EFMT 2024-INV2	EFMT 2024-INV2 5.289% 10/25/2069 144A	5.29%	352,955	10/25/2069	353,941
	EFMT 2024-INV2	EFMT 2024-INV2 5.035% 10/25/2069 144A	5.04%	615,520	10/25/2069	616,873
	EFMT 2025-INV2	EFMT 2025-INV2 5.387% 05/26/2070 144A	5.39%	283,356	5/26/2070	285,642
	EFMT 2025-INV4	EFMT 2025-INV4 A1F VAR 10/25/2070 144A	5.07%	289,457	10/25/2070	289,221
	EFMT 2025-INV5	EFMT 2025-INV5 A1 5.077% 12/01/2070 144A	5.08%	450,000	12/25/2070	450,753
	EFMT 2025-NQM5	EFMT 2025-NQM5 A1 VAR 11/25/2070 144A	5.03%	117,897	11/25/2070	117,967
	EFMT 2025-NQM6	EFMT 2025-NQM6 A1 VAR 12/25/2070 144A	5.00%	595,000	12/25/2070	595,275
	ELLINGTON FINANCIAL MORTGAGE TRUST 2021-	ELLINGTON FINANCIAL MORTGAGE TRUST 2021-3 A3 1.55%	1.55%	557,173	9/25/2066	472,085
	FANNIE MAE	FANNIEMAE ARM 5.094% 06/01/2055#BM7753	5.09%	1,243,129	6/1/2055	1,261,710
	FANNIE MAE OR FREDDIE MA	FANNIE MAE OR 30YR 5.5% 09/01/2055#CC1020	5.50%	1,200,636	9/1/2055	1,225,640
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.50% 1/35 #G01749	5.50%	43,387	1/1/2035	45,023
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.50% 12/31 #G01768	6.50%	3,715	12/1/2031	3,865
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 6.5% 01/01/2027#G30317	6.50%	2,768	1/1/2027	2,779
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 4.5% 07/01/2032#G30689	4.50%	106,212	7/1/2032	106,918
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.50% 8/37 #A64639	6.50%	5,324	8/1/2037	5,699
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 6/35 #G02382	6.00%	11,045	6/1/2035	11,542
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 05/01/2041#G06447	4.50%	119,554	5/1/2041	119,878
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 09/01/2041#G07568	4.50%	150,963	9/1/2041	151,312
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 11/01/2043#G07598	4.50%	92,557	11/1/2043	92,790
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 08/01/2044#G07892	4.50%	196,262	8/1/2044	196,108
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 4.5% 12/01/2030#C91349	4.50%	35,363	12/1/2030	35,611
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.50% 9/37 #H09069	6.50%	6,443	9/1/2037	6,817
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.50% 9/37 #H09070	6.50%	2,915	9/1/2037	3,092
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 6/38 #H09203	6.00%	2,753	6/1/2038	2,878
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5.5% 06/01/2037#H09204	5.50%	3,088	6/1/2037	3,176
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 10/01/2040#A94663	4.50%	12,688	10/1/2040	12,718
	FED HOME LOAN MTG CORP - GOLD	FHLG ARM 2.88% 11/01/2044#2B3527	6.10%	123,616	11/1/2044	127,519
	FED HOME LOAN MTG CORP - GOLD	FHLG ARM 0% 07/01/2044#2B2791	6.26%	22,505	7/1/2044	23,222
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 4% 04/01/2034#ZS9057	4.00%	141,005	4/1/2034	141,579
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 11/01/2050#SD0513	2.00%	3,297,957	11/1/2050	2,719,021
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3% 05/01/2052#SD1080	3.00%	593,727	5/1/2052	530,316
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 06/01/2052#SD1933	3.50%	2,573,171	6/1/2052	2,394,311
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 07/01/2052#SD3139	3.50%	1,184,516	7/1/2052	1,096,999
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 01/01/2054#SD6706	4.50%	2,145,763	1/1/2054	2,101,730
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2.5% 11/01/2050#SD7530	2.50%	10,878,518	11/1/2050	9,380,907
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 05/01/2052#SD8214	3.50%	1,830,915	5/1/2052	1,695,639
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4% 09/01/2052#SD8244	4.00%	5,354,094	9/1/2052	5,106,514
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 02/01/2055#SD8504	4.50%	630,348	2/1/2055	615,640
	FED HOME LOAN MTG CORP - GOLD	FED HOME LOAN MTG CORP - GOLD SOFR30A+72.448 09/15	4.71%	439,891	9/15/2043	436,145
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 04/01/2047#V83157	4.50%	169,345	4/1/2047	168,716
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4% 03/01/2046#Q39499	4.00%	994,351	3/1/2046	965,367
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 05/01/2042#G60342	4.50%	233,562	5/1/2042	234,140
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 03/47#G61030	4.50%	305,473	3/1/2047	305,078
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 03/47#G61080	4.50%	1,012,683	3/1/2047	1,014,621
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 08/01/2052#QE7119	3.50%	2,637,405	8/1/2052	2,454,081
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 07/01/2052#QE7330	3.50%	2,662,233	7/1/2052	2,477,183

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 07/01/2050#RA2958	2.00%	1,198,834	7/1/2050	988,386
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 07/01/2050#RA3053	2.00%	1,388,349	7/1/2050	1,144,633
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 12/01/2050#RA4119	2.00%	4,720,919	12/1/2050	3,898,092
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 04/01/2052#RA7063	3.50%	3,832,128	4/1/2052	3,548,994
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6% 08/01/2055#RJ4695	6.00%	2,249,211	8/1/2055	2,322,519
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5% 10/01/2054#RJ2660	5.00%	757,842	10/1/2054	760,255
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5% 06/01/2055#SL3158	5.00%	26,063	6/1/2055	26,103
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5.5% 07/01/2055#SL1856	5.50%	568,143	7/1/2055	578,200
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6% 02/01/2055#SL0205	6.00%	259,128	2/1/2055	267,077
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5.5% 04/01/2055#SL0876	5.50%	1,125,090	4/1/2055	1,145,251
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6% 06/01/2055#QY4616	6.00%	148,864	6/1/2055	153,518
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6% 12/01/2054#QX1253	6.00%	32,291	12/1/2054	33,301
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6.5% 12/01/2054#QX0557	6.50%	46,029	12/1/2054	47,785
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2.5% 01/01/2052#RA6623	2.50%	892,387	1/1/2052	766,746
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4% 12/49#RA1906	4.00%	27,930	12/1/2049	26,909
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6.5% 09/01/2054#QJ5643	6.50%	83,518	9/1/2054	86,890
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 7.5% 06/38#G62031	7.50%	17,785	6/1/2038	18,877
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 7% 03/39#G62030	7.00%	19,321	3/1/2039	20,501
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 02/01/2053#SD8298	4.50%	361,964	2/1/2053	354,988
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 09/01/2052#SD8245	4.50%	2,258,645	9/1/2052	2,215,825
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3% 06/01/2052#SD8220	3.00%	1,079,976	6/1/2052	957,882
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2.5% 05/01/2052#SD8212	2.50%	464,074	5/1/2052	394,240
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6% 10/01/2054#SD7360	6.00%	468,498	10/1/2054	484,939
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6% 10/01/2054#SD6767	6.00%	574,496	10/1/2054	593,669
	FED HOME LOAN MTG CORP - GOLD	FHLG 15YR 3% 11/01/2034#SB0222	3.00%	64,003	11/1/2034	62,360
	FED HOME LOAN MTG CORP - GOLD	FHLG 15YR 3% 01/01/2033#ZS7930	3.00%	190,898	1/1/2033	186,313
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5% 12/01/2041#ZS3941	5.00%	29,433	12/1/2041	30,015
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6.0% 09/01/2034#A26586	6.00%	1,008	9/1/2034	1,053
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.00% 11/33 #A15908	5.00%	1,294	11/1/2033	1,319
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.00% 11/33 #A15907	5.00%	1,563	11/1/2033	1,593
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.00% 11/33 #A15852	5.00%	909	11/1/2033	925
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5.0% 07/01/2040#A93101	5.00%	9,082	7/1/2040	9,274
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5% 06/01/2040#A92485	5.00%	12,770	6/1/2040	13,040
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5% 04/01/2040#A91947	5.00%	1,361	4/1/2040	1,390
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5% 07/01/2033#	5.00%	154	7/1/2033	156
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 7% 11/01/2030#	7.00%	610	11/1/2030	641
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 6% 08/01/2038#A81039	6.00%	4,437	8/1/2038	4,694
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 5.0% 08/01/2035#G08072	5.00%	15,408	8/1/2035	15,720
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.50% 5/40 #G06209	5.50%	6,222	5/1/2040	6,469
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.50% 1/40 #G06021	5.50%	21,094	1/1/2040	21,934
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.50% 12/39 #G06020	5.50%	11,645	12/1/2039	12,110
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.00% 8/40 #G05958	5.00%	52,864	8/1/2040	53,981
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.00% 8/40 #G05955	5.00%	13,551	8/1/2040	13,837
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.50% 2/40 #G05923	5.50%	39,770	2/1/2040	41,357
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.50% 10/38 #G04814	5.50%	13,536	10/1/2038	14,076
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 8/38 #G04653	6.00%	5,253	8/1/2038	5,563
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 12/36 #G02462	6.00%	15,467	12/1/2036	16,332
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.00% 12/35 #G01974	5.00%	542	12/1/2035	553
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 9/35 #G01899	6.00%	6,336	9/1/2035	6,648
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.00% 11/33 #D86309	5.00%	2,078	11/1/2033	2,117
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 10/32 #C72128	6.00%	147	10/1/2032	151
	FED HOME LOAN MTG CORP - GOLD	FHLG 7.00% 6/32 #C68248	7.00%	397	6/1/2032	421
	FED HOME LOAN MTG CORP - GOLD	FHLG 7.00% 6/32 #C68205	7.00%	265	6/1/2032	282
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 7% 04/01/2032#	7.00%	119	4/1/2032	125
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 2/35 #G01777	6.00%	18,612	2/1/2035	19,503
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3% 03/01/2053#SL2622	3.00%	858,398	3/1/2053	761,086
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 07/01/2052#RA7656	3.50%	4,789,908	7/1/2052	4,456,964
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 04/01/2052#RA7063	3.50%	2,847,246	4/1/2052	2,636,879
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 12/01/2050#RA4119	2.00%	1,317,881	12/1/2050	1,088,182

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 09/01/2050#RA3454	2.00%	511,771	9/1/2050	420,973
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 08/01/2050#RA3404	2.00%	4,350,486	8/1/2050	3,593,583
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2% 07/01/2050#RA3053	2.00%	499,902	7/1/2050	412,147
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 05/01/2052#QE2008	3.50%	2,552,566	5/1/2052	2,381,520
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 05/01/2052#QE2001	3.50%	443,421	5/1/2052	410,659
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 04/01/2052#QE0768	3.50%	680,942	4/1/2052	630,631
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4% 11/01/2047#G61220	4.00%	126,836	11/1/2047	123,138
	FED HOME LOAN MTG CORP - GOLD	FEDERAL HOME LN MTG 30YR 4.5% 10/46#CC2046	4.50%	72,528	10/1/2042	72,681
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 11/01/2045#G60480	4.50%	116,657	11/1/2045	116,537
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 02/45#G60034	4.50%	84,109	2/1/2045	84,035
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 02/01/2055#SD8504	4.50%	414,174	2/1/2055	404,510
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 12/01/2052#SD8275	4.50%	1,027,190	12/1/2052	1,007,716
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 11/01/2052#SD8266	4.50%	743,157	11/1/2052	729,068
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4% 09/01/2052#SD8244	4.00%	5,025,513	9/1/2052	4,793,127
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4% 10/01/2052#SD8256	4.00%	6,540,739	10/1/2052	6,234,199
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 05/01/2052#SD8214	3.50%	2,485,145	5/1/2052	2,301,531
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 06/52#SD8221	3.50%	1,541,681	6/1/2052	1,427,775
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 2.5% 11/01/2050#SD7530	2.50%	1,329,321	11/1/2050	1,146,317
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 01/01/2054#SD6706	4.50%	989,856	1/1/2054	969,543
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 07/01/2052#SD3139	3.50%	834,155	7/1/2052	772,524
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 3.5% 08/01/2052#SD1546	3.50%	831,742	8/1/2052	774,968
	FED HOME LOAN MTG CORP - GOLD	FHLG 4.5% 7/40 #A92792	4.50%	44,630	7/1/2040	44,767
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.50% 11/37 #H09117	6.50%	5,065	11/1/2037	5,363
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.50% 9/37 #H09070	6.50%	2,150	9/1/2037	2,280
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.50% 9/37 #H09069	6.50%	5,411	9/1/2037	5,725
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 3.5% 10/01/2035#C91853	3.50%	110,208	10/1/2035	108,415
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 4.0% 10/01/2031#C91402	4.00%	40,385	10/1/2031	40,277
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 6.5% 09/01/2027#C91109	6.50%	11,332	9/1/2027	11,456
	FED HOME LOAN MTG CORP - GOLD	FHLG 20YR 6.5% 12/01/2026#C91008	6.50%	288	12/1/2026	290
	FED HOME LOAN MTG CORP - GOLD	FHLG 15YR 4.5% 06/01/2026#G14694	4.50%	77	6/1/2026	77
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 08/01/2044#G07943	4.50%	177,158	8/1/2044	177,028
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 12/01/2043#G07612	4.50%	33,834	12/1/2043	33,820
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 07/01/2041#G07504	4.50%	28,933	7/1/2041	29,005
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 03/01/2042#G07107	4.50%	62,016	3/1/2042	62,170
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 03/01/2044#G07686	4.50%	47,285	3/1/2044	47,240
	FED HOME LOAN MTG CORP - GOLD	FHLG 30YR 4.5% 05/01/2041#G06447	4.50%	103,287	5/1/2041	103,567
	FED HOME LOAN MTG CORP - GOLD	FHLG 6.00% 2/35 #G01777	6.00%	84,302	2/1/2035	88,337
	FED HOME LOAN MTG CORP - GOLD	FHLG 5.50% 1/35 #G01749	5.50%	16,565	1/1/2035	17,190
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT 3.5% 05/15/2043	3.50%	1,521,189	5/15/2043	1,438,329
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT X1 CSTR 01/25/2031	0.95%	8,427,320	1/25/2031	304,467
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT VAR 03/25/2026	1.31%	515,739	3/25/2026	563
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT VAR 05/25/2026	1.32%	194,497	5/25/2026	382
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT CSTR 04/25/2027	0.65%	2,334,772	4/25/2027	16,916
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT CSTR 06/25/2027	0.72%	1,991,010	6/25/2027	15,492
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT CSTR 07/25/2027	0.56%	5,399,449	7/25/2027	37,323
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT VAR/.068895% 10/25/2033	0.07%	40,048,933	10/25/2033	269,513
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT X1 CSTR 01/25/2030	1.51%	4,876,271	1/25/2030	252,936
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT 2.5% 04/25/2050	2.50%	2,433,239	4/25/2050	2,133,239
	FEDERAL HOME LN MTG MLT CTF GT	FHR 2456 CJ 6.5% 6/32	6.50%	19,758	6/15/2032	20,644
	FEDERAL HOME LN MTG MLT CTF GT	FSPC T-48 1A CSTR 7/33	4.31%	26,741	7/25/2033	25,903
	FEDERAL HOME LN MTG MLT CTF GT	FSPC T-54 3A 7% 2/43	7.00%	147,232	2/25/2043	155,603
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT 5.0% 02/15/2035	5.00%	297,174	2/15/2035	301,174
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT 4.6% 06/25/2030	4.60%	493,826	6/25/2030	502,507
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT 5.5% 04/15/2026	5.50%	2,664	4/15/2026	2,663
	FEDERAL HOME LN MTG MLT CTF GT	FSPC T-54 3A 7% 2/43	7.00%	69,882	2/25/2043	73,855
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT 2.5% 04/25/2050	2.50%	2,045,647	4/25/2050	1,793,434
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT VAR 03/15/2044	4.50%	145,617	3/15/2044	147,014

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FEDERAL HOME LN MTG MLT CTF GT	FEDERAL HOME LN MTG MLT CTF GT VAR 12/15/2043	4.50%	50,637	12/15/2043	50,455
	FEDERAL HOME LOAN BANKS	FHLB 30YR 4.5% 12/01/2055#RJ5573	4.50%	925,000	12/1/2055	905,729
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA SOFR30A+63.448 12/25/2043	4.51%	424,099	12/25/2043	418,147
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA 7% 10/25/2041	7.00%	8,271	10/25/2041	8,510
	FEDERAL NAT MTG ASN GTD REM PA	FNW 2002-W6 2A1 + 06/42	7.00%	37,455	6/25/2042	37,235
	FEDERAL NAT MTG ASN GTD REM PA	FNW 2004-W9 2A1 6.5% 2/44	6.50%	8,741	2/25/2044	8,997
	FEDERAL NAT MTG ASN GTD REM PA	FNW 2006-W1 1A1 6.5 12/45	6.50%	7,764	12/25/2045	7,964
	FEDERAL NAT MTG ASN GTD REM PA	FNW 2006-W1 1A4 8% 12/25/45	8.00%	7,512	12/25/2045	7,836
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NATL MTG AS GTD RE PTT 2017-90 KA 3% 11/25/2047	3.00%	180,855	11/25/2047	172,618
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA 5.5% 07/25/2037	5.50%	11,924	7/25/2037	12,092
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA 6% 04/25/2037	6.00%	28,408	4/25/2037	29,429
	FEDERAL NAT MTG ASN GTD REM PA	FNW 2006-W1 1A1 6.5 12/45	6.50%	28,673	12/25/2045	29,414
	FEDERAL NAT MTG ASN GTD REM PA	FNR 2002-33 A1 7% 6/32	7.00%	23,149	6/25/2032	23,620
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA 7% 10/25/2041	7.00%	8,665	10/25/2041	8,915
	FEDERAL NAT MTG ASN GTD REM PA	FNW 2001-W3 A 7% 9/41	7.00%	11,626	9/25/2041	11,556
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA SOFR30A+90 10/25/2055	4.77%	1,899,477	10/25/2055	1,905,757
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA 25-107 FA SOFR30A+7	4.57%	1,024,404	8/25/2052	1,021,123
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA SOFR30A+ 02/25/2044	4.59%	156,657	2/25/2044	154,971
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA 1ML 12/25/2043	4.59%	246,473	12/25/2043	244,243
	FEDERAL NAT MTG ASN GTD REM PA	FEDERAL NAT MTG ASN GTD REM PA 4.0% 02/25/2042	4.00%	32,585	2/25/2042	32,527
	FEDERAL NAT MTG ASSN GTD MTG	FEDERAL NATL 30YR 6.5% 01/01/2055#DC9630	6.50%	54,104	1/1/2055	56,172
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.817% 08/01/2053#841607	4.75%	1,380,294	8/1/2053	1,382,485
	FNMA GTD MTG PASS THRU CTF	FNGT 01-T1 A1 7.5 10/40	7.50%	9,919	10/25/2040	10,036
	FNMA GTD MTG PASS THRU CTF	FNMA 7.00% 8/37 #256851	7.00%	10,472	8/1/2037	11,374
	FNMA GTD MTG PASS THRU CTF	FNMA 7.00% 10/37 #256939	7.00%	5,932	10/1/2037	6,442
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 2/38 #310048	6.50%	43,099	2/1/2038	45,957
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 3/33 #555285	6.00%	13,632	3/1/2033	14,186
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.5% #AL4165	4.50%	205,355	1/1/2031	206,431
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 10/01/2032#AL4778	4.00%	92,999	10/1/2032	92,691
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 02/01/2041#AL5440	4.50%	60,740	2/1/2041	60,905
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.5% #AL5861	4.50%	28,145	1/1/2031	28,285
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 02/01/2045#AL7147	4.50%	65,991	2/1/2045	65,836
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 2.938% 01/01/2045 #AL6377	6.40%	70,354	1/1/2045	72,558
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 09/01/2046#AL9011	6.35%	20,938	9/1/2046	21,665
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 04/01/2046#AL8267	6.57%	84,333	4/1/2046	87,030
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 07/46#AL8816	4.50%	335,973	9/1/2045	335,187
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 2.907% 09/01/2044#AT7040	6.33%	19,671	9/1/2044	20,350
	FNMA GTD MTG PASS THRU CTF	FNR 2002-90 A1 6.5 6/42	6.50%	53,913	6/25/2042	55,031
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.453% 10/01/2033#725693	6.35%	20,774	10/1/2033	21,410
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 3/35 #735417	6.50%	24,274	3/1/2035	25,484
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 3/35 #735570	6.50%	14,175	3/1/2035	14,834
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 6/35 #745398	6.00%	4,006	6/1/2035	4,169
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 06/01/2034#777133	6.29%	15,845	6/1/2034	16,203
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 05/01/2035#825252	6.58%	1,335	5/1/2035	1,370
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.84% 7/35 #832100	6.38%	11,455	7/1/2035	11,783
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.04% 7/35 #834927	6.19%	14,427	7/1/2035	14,696
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.90% 3/36 #879052	6.46%	9,063	3/1/2036	9,318
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 03/01/2052#BF0045	4.50%	302,635	3/1/2052	296,403
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 01/01/2047#BM1687	4.00%	565,712	1/1/2047	548,569
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 10/01/2048#BM4873	6.36%	378,208	10/1/2048	388,724
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 2.919% 12/01/2049#BM6181	2.75%	2,511,989	12/1/2049	2,437,784
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 12/01/2049#BM6222	6.28%	212,104	12/1/2049	218,397
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 01/01/2049#BM5402	6.29%	358,923	1/1/2049	368,907
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 04/01/2049#BM5750	3.22%	256,634	4/1/2049	261,726
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 04/01/2052#BU8931	3.50%	726,446	4/1/2052	672,773
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 06/01/2052#BW0490	4.00%	3,687,957	6/1/2052	3,523,184

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 03/01/2048#CA1390	4.50%	254,834	3/1/2048	253,188
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 07/01/2050#CA6329	2.50%	4,975,921	7/1/2050	4,290,902
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 07/01/2050#CA6401	2.50%	2,558,765	7/1/2050	2,199,312
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 09/01/2050#CA6902	2.00%	9,799,180	9/1/2050	8,060,621
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 01/01/2051#CA8473	2.00%	2,005,884	1/1/2051	1,653,137
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 02/01/2051#CA8813	2.00%	1,988,022	2/1/2051	1,638,416
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3% 05/01/2052#CB3576	3.00%	5,916,424	5/1/2052	5,303,025
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 12/01/2054#FA1379	4.00%	1,590,705	12/1/2054	1,514,166
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 01/01/2051#FM7599	3.50%	4,093,039	1/1/2051	3,822,604
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 02/01/2051#FM8768	2.50%	773,116	2/1/2051	663,785
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 06/01/2052#FS2140	3.50%	7,238,186	6/1/2052	6,735,064
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 3% 09/01/2042#FS3743	3.00%	3,033,514	9/1/2042	2,800,533
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.00% 3/36 #888956	6.00%	27,730	3/1/2036	28,578
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 04/01/2038#889474	6.50%	23,463	4/1/2038	24,989
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 08/01/2037#889633	5.50%	207,240	8/1/2037	214,748
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 7/38 #889782	6.50%	17,086	7/1/2038	18,276
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 9/36 #995788	5.50%	71,879	9/1/2036	74,182
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 11/1/30 #AB1763	4.00%	139,374	11/1/2030	138,927
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.5% 09/01/30#MA0511	4.50%	148,217	9/1/2030	149,014
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.5% 01/01/2031#MA0634	4.50%	64,616	1/1/2031	64,997
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 04/01/34#MA1858	4.00%	285,786	4/1/2034	286,235
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 09/01/2034#MA2019	4.00%	116,118	9/1/2034	116,119
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 09/01/2034 #MA2055	4.00%	227,965	10/1/2034	227,539
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 07/01/2035#MA2366	4.00%	169,595	8/1/2035	168,748
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4% 11/01/2035#MA2455	4.00%	218,828	11/1/2035	217,736
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 3.5% 04/37#MA2962	3.50%	195,770	4/1/2037	191,400
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 06/01/2052#	3.50%	1,242,330	6/1/2052	1,150,542
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 05/01/2052#MA4600	3.50%	3,410,231	5/1/2052	3,158,268
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 07/01/2052#MA4654	3.50%	1,062,483	7/1/2052	983,982
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 08/01/2052#MA4700	4.00%	2,068,808	8/1/2052	1,970,404
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 08/01/2052#MA4701	4.50%	3,028,505	8/1/2052	2,971,090
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 09/01/2052#MA4732	4.00%	2,004,214	9/1/2052	1,911,536
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 04/01/2053#MA4977	4.50%	1,039,065	4/1/2053	1,018,717
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 02/01/2055#MA5612	4.50%	7,335,370	2/1/2055	7,164,211
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 8/39 #AD0130	6.50%	76,377	8/1/2039	81,554
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 11/34 #AD0163	6.00%	83,290	11/1/2034	86,967
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 9/38 #AD0198	5.50%	60,816	9/1/2038	63,031
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 4/37 #AD0249	5.50%	79,316	4/1/2037	81,903
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 12/39 #AD0494	5.50%	17,383	8/1/2037	17,975
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 10/36 #AE0099	5.50%	43,481	10/1/2036	44,937
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 02/01/2038#AE0287	5.50%	35,623	2/1/2038	36,580
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 12/01/2038#AE0557	6.92%	88,519	12/1/2038	91,856
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 04/01/2037#AE0601	5.50%	52,408	4/1/2037	54,088
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 05/01/2040#AE0549	5.50%	7,962	5/1/2040	8,265
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 8/37 #AE0188	5.50%	5,603	8/1/2037	5,800
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 2/38 #AE0105	5.50%	5,607	2/1/2038	5,811
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 7/40 #AE0098	5.50%	19,330	2/1/2038	20,030
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% #AE0801	6.00%	36,236	9/1/2039	38,292
	FNMA GTD MTG PASS THRU CTF	FNMA 5.00% 6/40 #AD6438	5.00%	36,389	6/1/2040	37,107
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 6/39 #AD0527	5.50%	19,757	6/1/2039	20,515
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 10/38 #AD0220	6.00%	8,387	10/1/2038	8,841
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 11/52#MA4805	4.50%	1,518,749	11/1/2052	1,489,956
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5% 10/01/2052#MA4785	5.00%	1,081,740	10/1/2052	1,085,860
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 09/01/2052#MA4732	4.00%	2,206,991	9/1/2052	2,104,937
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 08/01/2052#MA4700	4.00%	132,001	8/1/2052	125,722
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 01/01/2052#	3.50%	21,679	1/1/2052	20,158
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 10/01/2050#MA4158	2.00%	27,972	10/1/2050	22,843
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 09/01/2047#MA3121	4.00%	11,170	9/1/2047	10,783
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 12/01/2048#MA3537	4.50%	38,698	12/1/2048	38,387

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 09/01/2048#MA3468	4.50%	11,916	9/1/2048	11,828
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 12/01/45#MA2495	3.50%	139,636	1/1/2046	131,545
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 12/01/2045#MA2471	3.50%	18,287	12/1/2045	17,255
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.0% 02/37#AB0299	6.00%	360	2/1/2037	378
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 5/39 #995838	5.50%	2,613	5/1/2039	2,712
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 12/01/2032#995629	6.50%	7,724	12/1/2032	8,064
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 8/37 #995024	5.50%	22,653	8/1/2037	23,456
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 8/37 #995023	5.50%	1,640	8/1/2037	1,699
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 3/37 #995051	6.00%	39,209	3/1/2037	41,218
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 4.92% 8/38 #983349	6.57%	9,596	8/1/2038	9,979
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 08/01/2038#981434	6.58%	6,523	8/1/2038	6,780
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.79% 12/37 #966635	5.92%	21,792	12/1/2037	22,266
	FNMA GTD MTG PASS THRU CTF	FNMA ARM RFT1Y+188.1 84 5/38#963117	6.91%	262	5/1/2038	272
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 1/38 #961181	5.50%	21,059	1/1/2038	21,856
	FNMA GTD MTG PASS THRU CTF	FNMA ARM RFT1Y+183 8 4/38 #956679	6.83%	13,069	4/1/2038	13,564
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 11/01/2037#954717	6.50%	10,176	11/1/2037	10,889
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 11/01/2037#953390	6.50%	256	11/1/2037	272
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.77% 8/37 #949782	6.28%	1,442	8/1/2037	1,488
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 8/38 #929836	6.00%	13,577	8/1/2038	14,369
	FNMA GTD MTG PASS THRU CTF	FNMA ARM RFT1Y+178.8 7 5/38 #908482	6.79%	1,263	5/1/2038	1,308
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 12/36 #905906	6.50%	3,195	12/1/2036	3,406
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.92% 12/36 #905196	6.41%	6,428	12/1/2036	6,680
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 11/36 #902382	6.50%	719	11/1/2036	767
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 12/36 #901646	6.50%	1,259	12/1/2036	1,335
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 11/37 #899859	6.50%	170	11/1/2037	181
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 06/01/2040#890245	5.50%	47,875	6/1/2040	49,669
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 10/38 #889983	6.00%	4,148	10/1/2038	4,378
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 08/01/2037#889633	5.50%	6,932	8/1/2037	7,183
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 5/38 #889624	5.50%	39,237	5/1/2038	40,750
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 5/38 #889579	6.00%	1,491	5/1/2038	1,574
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 8/37 #889565	5.50%	911	8/1/2037	943
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 6/38 #889588	5.50%	4,116	6/1/2038	4,272
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 3/37 #889506	6.00%	9,142	3/1/2037	9,615
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 02/01/2037#889396	6.00%	4,668	2/1/2037	4,912
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 10/35 #889341	6.50%	12,609	10/1/2035	13,170
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 12/35 #888884	5.50%	55,249	12/1/2035	57,251
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 1/37 #888688	5.50%	23,210	1/1/2037	24,067
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 12/35 #888433	6.00%	4,917	12/1/2035	5,159
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 3/37 #888268	6.00%	10,447	3/1/2037	11,005
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 01/01/2036#888223	5.50%	21,964	1/1/2036	22,735
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 2/36 #888086	6.00%	65,814	2/1/2036	69,234
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 08/01/2036#887303	6.50%	776	8/1/2036	827
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 10/01/2055#CC1228	5.50%	691,484	10/1/2055	705,884
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5% 10/01/2055#CC1154	5.00%	1,041,295	10/1/2055	1,043,959
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 06/01/2055#CC0603	6.50%	440,197	6/1/2055	459,321
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 10/01/2054#FS9533	5.50%	922,512	10/1/2054	942,588
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5% 09/01/2053#FS8870	5.00%	3,116,341	9/1/2053	3,136,002
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 03/01/2054#FS7426	5.50%	816,560	3/1/2054	837,393
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 03/01/2050#FS3871	4.50%	242,358	3/1/2050	241,777
	FNMA GTD MTG PASS THRU CTF	FNMA 15YR 3% 02/01/2035#	3.00%	65,159	2/1/2035	63,385
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 04/01/2044#FM2162	4.00%	177,851	4/1/2044	173,898
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 02/01/2049#FM1095	6.00%	213,930	2/1/2049	225,310
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 09/01/2054#CB9209	5.50%	2,538,356	9/1/2054	2,592,013
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 07/01/2054#CB8858	6.00%	11,541	7/1/2054	11,936
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 06/01/2054#CB8772	6.00%	973,824	6/1/2054	1,007,009
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 06/01/2054#CB8755	6.00%	83,267	6/1/2054	86,117
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5% 08/01/2054#CB8976	5.00%	592,300	8/1/2054	596,222
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5% 10/01/2053#CB7235	5.00%	1,577,094	10/1/2053	1,584,086
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 01/01/2052#	2.50%	638,860	1/1/2052	546,119

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FNMA GTD MTG PASS THRU CTF	FNMA 15YR 3% 12/01/2034#CA4885	3.00%	142,208	12/1/2034	138,337
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 12/01/2049#CA4823	4.00%	8,296	12/1/2049	7,972
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 11/49#CA4571	4.00%	25,559	11/1/2049	24,561
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 05/01/2049#CA3514	4.50%	60,115	5/1/2049	59,727
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 10/01/2048#CA2483	4.50%	94,585	10/1/2048	94,063
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 03/01/2052#BV4119	2.50%	292,765	3/1/2052	248,710
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 02/01/2055#BU5727	6.50%	157,512	2/1/2055	164,736
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 10/01/2048#BM5811	4.00%	12,580	10/1/2048	12,140
	FNMA GTD MTG PASS THRU CTF	FNMA 15YR 3.5% 04/01/2034#BM5721	3.50%	18,316	4/1/2034	18,102
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 10/01/2047#BM2003	4.00%	45,486	10/1/2047	43,909
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 02/01/2048#BH9277	3.50%	1,006,949	2/1/2048	942,935
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5% 12/01/2055#DF7644	5.00%	476,898	12/1/2055	476,218
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 09/01/2054#DC1965	6.50%	50,494	9/1/2054	52,420
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 01/01/2036#849077	5.50%	15,629	1/1/2036	16,202
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.48% 12/35 #848522	6.22%	1,543	12/1/2035	1,578
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 09/01/2035#832729	6.47%	7,721	9/1/2035	7,990
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 12/01/2034#804395	5.50%	10,033	12/1/2034	10,390
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 11/36 #745950	6.00%	8,866	11/1/2036	9,332
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 11/36 #745946	5.50%	3,104	11/1/2036	3,222
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.99% 8/36 #745761	6.45%	6,190	8/1/2036	6,410
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 5.51% 7/36 #745777	6.37%	8,934	7/1/2036	9,188
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 5/36 #745516	5.50%	9,270	5/1/2036	9,614
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 4/36 #745418	5.50%	20,127	4/1/2036	20,870
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 12/35 #745412	5.50%	10,153	12/1/2035	10,502
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 1/36 #745428	5.50%	33,600	1/1/2036	34,812
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 3/36 #745353	5.50%	2,149	3/1/2036	2,227
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 1/36 #745283	5.50%	7,470	1/1/2036	7,741
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 2/36 #745256	6.00%	37,393	2/1/2036	39,196
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.03% 11/35 #745216	6.31%	2,198	11/1/2035	2,267
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 4/35 #735502	6.00%	1,995	4/1/2035	2,089
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 5/35 #735500	5.50%	8,634	5/1/2035	8,937
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 2/35 #735228	5.50%	5,369	2/1/2035	5,555
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 12/34 #735115	6.00%	1,121	12/1/2034	1,174
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 11/34 #735061	6.00%	3,188	11/1/2034	3,341
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 11/34 #725946	5.50%	7,885	11/1/2034	8,167
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 8/34 #725704	6.00%	1,989	8/1/2034	2,079
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 3/34 #725229	6.00%	28,470	3/1/2034	29,683
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 2/34 #725162	6.00%	13,393	2/1/2034	13,974
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.27% 1/33 #677052	6.13%	2,953	1/1/2033	3,016
	FNMA GTD MTG PASS THRU CTF	FNMA 15YR 3% 09/01/2028#AU6682	3.00%	57,179	9/1/2028	56,556
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 01/01/2047#AL9717	4.00%	34,884	1/1/2047	33,762
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 08/01/2038#AL6966	6.50%	6,083	8/1/2038	6,478
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 09/01/2038#AL6965	6.00%	4,301	9/1/2038	4,524
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 09/01/2041#AL5590	5.50%	1,680	9/1/2041	1,741
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 09/01/2042#AL2280	4.50%	5,473	9/1/2042	5,475
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.0% 07/01/2041#AL0546	5.00%	65,004	7/1/2041	66,289
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 10/41 #AL0885	6.50%	12,399	6/1/2039	13,200
	FNMA GTD MTG PASS THRU CTF	FNMA 15YR 3.5% 11/01/2026#AJ5340	3.50%	4,957	11/1/2026	4,937
	FNMA GTD MTG PASS THRU CTF	FNMA 4.50% 5/41 #AI1888	4.50%	141,075	5/1/2041	141,184
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 11/32 #545993	6.00%	2,473	11/1/2032	2,572
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 7/32 #545759	6.50%	11,935	7/1/2032	12,478
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.5% 03/01/2031#535761	6.50%	7,086	3/1/2031	7,367
	FNMA GTD MTG PASS THRU CTF	FNMA 7.00% 9/29 #511384	7.00%	145	9/1/2029	152
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 4/35 #357748	5.50%	2,520	4/1/2035	2,609
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 11/34 #255459	6.00%	2,733	11/1/2034	2,861
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 12/33 #254984	6.00%	3,920	12/1/2033	4,099
	FNMA GTD MTG PASS THRU CTF	FNMA 5.00% 10/33 #254903	5.00%	28,980	10/1/2033	29,474
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 5/37 #190379	5.50%	7,487	5/1/2037	7,765
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 09/01/2053#SD3916	6.00%	888,796	9/1/2053	922,902

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5.5% 08/01/2053#SD3630	5.50%	746,339	8/1/2053	762,022
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 12/01/2038#AE0557	6.92%	22,077	12/1/2038	22,909
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 9/38 #AD0198	5.50%	25,306	9/1/2038	26,227
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 8/37 #AD0217	6.00%	24,747	8/1/2037	25,839
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 8/39 #AD0130	6.50%	4,510	8/1/2039	4,816
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 01/01/2055#MA5584	4.50%	5,144,695	1/1/2055	5,024,652
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 04/01/2053#MA4977	4.50%	787,019	4/1/2053	771,606
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 10/01/2052#MA4784	4.50%	366,684	10/1/2052	359,732
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 09/01/2052#MA4732	4.00%	417,344	9/1/2052	398,046
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 08/01/2052#MA4700	4.00%	1,183,205	8/1/2052	1,126,925
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 05/01/2052#MA4600	3.50%	1,082,662	5/1/2052	1,002,670
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 06/01/2052#MA4626	4.00%	952,982	6/1/2052	908,736
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3% 03/01/2050#	3.00%	4,554,897	3/1/2050	4,074,544
	FNMA GTD MTG PASS THRU CTF	FNMA 20YRS 4.00% 9/31 #MA3894	4.00%	30,344	9/1/2031	30,233
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 5% 03/01/2049#MA3617	5.00%	91,874	3/1/2049	93,516
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 3.5% 04/37#MA2962	3.50%	191,661	4/1/2037	187,382
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 3.5% 03/01/2037#MA2923	3.50%	1,066,210	3/1/2037	1,042,744
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4% 01/01/2037#MA2880	4.00%	115,934	1/1/2037	114,920
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4% 11/01/2035#MA2455	4.00%	72,691	11/1/2035	72,329
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 07/01/2035#MA2366	4.00%	96,580	8/1/2035	96,098
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 09/01/2034 #MA2055	4.00%	88,308	10/1/2034	88,143
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 04/01/34#MA1858	4.00%	137,280	4/1/2034	137,496
	FNMA GTD MTG PASS THRU CTF	FNMA FHAL 6% 03/01/2039#AB8053	6.00%	19,572	3/1/2039	20,232
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.0% 11/1/30 #AB1763	4.00%	8,445	11/1/2030	8,418
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 02/01/2054#FS9443	4.50%	1,102,544	2/1/2054	1,079,919
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 07/01/2053#FS7754	4.00%	1,122,477	7/1/2053	1,069,871
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 12/01/2053#FS6639	4.50%	1,052,619	12/1/2053	1,032,334
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 07/01/2052#FS2343	3.50%	3,085,260	7/1/2052	2,878,519
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3% 03/01/2052#FS0980	3.00%	865,814	3/1/2052	775,508
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 02/01/2051#FM8768	2.50%	602,363	2/1/2051	517,179
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 03/01/2051#FM8215	2.50%	4,922	3/1/2051	4,254
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 11/01/2050#FM7733	2.50%	2,761,428	11/1/2050	2,383,860
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 01/01/2051#FM7599	3.50%	3,001,253	1/1/2051	2,802,954
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 02/01/2051#FM5997	2.00%	690,426	2/1/2051	569,011
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 08/01/2050#FM4228	2.50%	991,435	8/1/2050	856,806
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 12/01/2054#FA1379	4.00%	1,111,577	12/1/2054	1,058,092
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 10/01/2052#CB4852	4.50%	582,339	10/1/2052	571,299
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 08/01/2052#CB4361	3.50%	1,292,245	8/1/2052	1,202,422
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 3.5% 05/01/2052#CB3593	3.50%	3,783,524	5/1/2052	3,527,628
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 02/01/2051#CA8813	2.00%	737,393	2/1/2051	607,718
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 01/01/2051#CA8473	2.00%	1,670,238	1/1/2051	1,376,516
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 09/01/2050#CA6990	2.50%	6,316,006	9/1/2050	5,452,423
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 09/01/2050#CA6925	2.00%	1,222,319	9/1/2050	1,005,456
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 07/01/2050#CA6401	2.50%	921,088	7/1/2050	791,694
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2% 07/01/2050#CA6388	2.00%	2,315,395	7/1/2050	1,905,324
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 2.5% 07/01/2050#CA6238	2.50%	3,293,470	7/1/2050	2,841,098
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 11/01/2048#CA2643	4.50%	332,166	11/1/2048	330,021
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4% 06/01/2052#BW0490	4.00%	977,575	6/1/2052	933,898
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 3.359% 10/01/2049#BM6149	3.33%	440,474	10/1/2049	447,696
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 01/43#BM1357	4.50%	186,631	1/1/2043	186,776
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 06/01/2048#BJ9262	4.50%	669,492	6/1/2048	664,750
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 05/01/2035#825252	6.58%	1,642	5/1/2035	1,685
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 6/35 #745398	6.00%	29,784	6/1/2035	30,994
	FNMA GTD MTG PASS THRU CTF	FNMA 6.00% 3/34 #725330	6.00%	44,349	3/1/2034	46,239
	FNMA GTD MTG PASS THRU CTF	FNMA ARM RFT1Y+159 09/45#AX5628	6.34%	24,396	9/1/2045	25,216
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 01/01/2046#AX5655	6.50%	20,341	1/1/2046	20,974
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4% 05/01/2032#AX3726	4.00%	30,899	5/1/2032	30,784
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 11/01/2044#AX0875	6.12%	24,007	11/1/2044	24,817
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 2.198% 06/42#AO5135	6.55%	27,726	6/1/2042	28,756

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 04/01/2042#AO0824	6.68%	7,694	4/1/2042	8,002
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 06/01/2046#AL8840	4.50%	187,192	6/1/2046	187,621
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 02/01/2046#AL9128	4.50%	74,994	2/1/2046	75,052
	FNMA GTD MTG PASS THRU CTF	FNMA 15YR 3.5% 02/01/2031#AL9063	3.50%	67,144	2/1/2031	66,613
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 09/01/2046#AL9011	6.35%	9,578	9/1/2046	9,910
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 02/46#AL9781	4.50%	156,261	2/1/2046	156,432
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 01/01/2046#AL7899	6.45%	40,624	1/1/2046	41,894
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 4.5% 02/01/2045#AL7147	4.50%	34,435	2/1/2045	34,354
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 2.181% 04/01/2044#AL6208	6.46%	17,388	4/1/2044	18,038
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.5% 12/33 #AL4577	4.50%	80,265	1/1/2034	80,795
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6.0% 07/01/2039#AL3598	6.00%	85,276	7/1/2039	89,386
	FNMA GTD MTG PASS THRU CTF	FNMA 30YR 6% 02/01/2039#AL1849	6.00%	11,816	2/1/2039	12,471
	FNMA GTD MTG PASS THRU CTF	FNMA 20YR 4.5% 09/01/2031#AI8900	4.50%	31,731	9/1/2031	31,933
	FNMA GTD MTG PASS THRU CTF	FNMA 5.50% 6/33 #555531	5.50%	12,794	6/1/2033	13,208
	FNMA GTD MTG PASS THRU CTF	FNMA 6.50% 2/38 #310048	6.50%	4,025	2/1/2038	4,292
	FNMA GTD MTG PASS THRU CTF	FNMA 7.00% 11/37 #256985	7.00%	8,699	11/1/2037	9,456
	FNMA GTD MTG PASS THRU CTF	FNGT 01-T1 A1 7.5 10/40	7.50%	13,226	10/25/2040	13,381
	FNMA GTD MTG PASS THRU CTF	FNMA ARM 0% 07/01/2052#841463	2.16%	1,044,442	7/1/2052	957,389
	FREDDIE MAC	FHLM ARM 0% 02/01/2037#1N1433	6.10%	14,194	2/1/2037	14,412
	FREDDIE MAC	FHLM ARM 2.57% 9/35 #1Q0107	6.58%	2,912	9/1/2035	3,007
	FREDDIE MAC	FHLM ARM 2.21% 8/36 #1Q0142	6.19%	17,133	8/1/2036	17,455
	FREDDIE MAC	FHLM ARM 0% 10/01/2045#849820	6.38%	28,584	10/1/2045	29,506
	FREDDIE MAC	FHLM ARM 2.785% 10/45#849849	6.35%	43,728	10/1/2045	45,153
	FREDDIE MAC	FHLM ARM 0% 08/01/2042#849207	6.52%	24,353	8/1/2042	25,349
	FREDDIE MAC	FHLM ARM 3.06% 05/01/2044#849327	6.50%	174,377	5/1/2044	179,991
	FREDDIE MAC	FHLM ARM 3.134% 05/44#849399	6.47%	93,157	5/1/2044	96,171
	FREDDIE MAC	FHLM ARM 0% 01/45#849625	6.32%	44,686	1/1/2045	46,134
	FREDDIE MAC	FHLM ARM 2.896% 02/01/45#2B3797	6.62%	99,579	2/1/2045	102,503
	FREDDIE MAC	FHLM ARM 0% 12/01/2045#2B4962	5.99%	44,973	12/1/2045	46,374
	FREDDIE MAC	FHLM ARM 2.822% 07/01/2046#2B5468	6.36%	235,432	7/1/2046	243,120
	FREDDIE MAC	FHLM ARM 2.756% 05/01/2046#840286	6.37%	66,905	5/1/2046	69,005
	FREDDIE MAC	FSPC T-51 1A CSTR 9/43	6.50%	297,643	9/25/2043	313,128
	FREDDIE MAC	FHLM 30YR 4% 04/01/2053#SL1300	4.00%	3,672,957	4/1/2053	3,506,559
	FREDDIE MAC	FHLM 30YR 6.5% 06/01/2055#SL1563	6.50%	873,466	6/1/2055	911,017
	FREDDIE MAC	FHLM 30YR 6% 05/01/2055#QY1706	6.00%	533,054	5/1/2055	549,595
	FREDDIE MAC	FHLM 30YR 6.5% 01/01/2055#QX3636	6.50%	28,089	1/1/2055	29,237
	FREDDIE MAC	FHLM 30YR 6.5% 01/01/2055#QX2526	6.50%	87,599	1/1/2055	91,126
	FREDDIE MAC	FHLM ARM 5.78% 2/37 #1Q0196	6.99%	2,389	2/1/2037	2,476
	FREDDIE MAC	FHLM ARM 5.02% 3/36 #1Q0081	6.38%	3,502	3/1/2036	3,628
	FREDDIE MAC	FHLM ARM 4.60% 6/38 #1G2860	6.48%	10,571	6/1/2038	10,891
	FREDDIE MAC	FHLM ARM 5.74% 10/37 #1G2241	6.37%	9,253	10/1/2037	9,593
	FREDDIE MAC	FHLM ARM 0.0% 05/01/2037#1G1921	6.69%	1,272	5/1/2037	1,314
	FREDDIE MAC	FHLM ARM 5.55% 10/36 #1G2603	6.36%	3,503	10/1/2036	3,608
	FREDDIE MAC	FHLM ARM 2.37% 1/36 #1H2581	6.31%	10,542	1/1/2036	10,782
	FREDDIE MAC	FHLM ARM 0.0% 02/01/2037#1G1496	6.73%	2,065	2/1/2037	2,127
	FREDDIE MAC	FHLM ARM 5.93% 12/36 #1G1353	6.22%	1,033	12/1/2036	1,073
	FREDDIE MAC	FHLM ARM 6.01% 11/36 #1G1326	6.40%	2,107	11/1/2036	2,193
	FREDDIE MAC	FHLM ARM 0% 04/01/2037#1G1684	6.63%	26,984	4/1/2037	27,760
	FREDDIE MAC	FHLM ARM 5.98% 10/36 #1H1351	6.32%	191	10/1/2036	195
	FREDDIE MAC	FHLM ARM 5.21% 2/37 #1J0248	6.93%	689	2/1/2037	713
	FREDDIE MAC	FHLM ARM RFT1Y+208.3 2/38 #1J0889	6.96%	9,676	2/1/2038	10,062
	FREDDIE MAC	FHLM ARM 0.0% 05/01/2038#847962	6.62%	6,690	5/1/2038	6,913
	FREDDIE MAC	FHLM ARM 5.90% 1/37 #1B3203	6.36%	11,226	1/1/2037	11,595
	FREDDIE MAC	FHLM ARM 0% 08/01/2046#840419	6.35%	58,690	8/1/2046	60,611
	FREDDIE MAC	FHLM ARM 0% 08/46#840380	6.15%	61,383	8/1/2046	63,287
	FREDDIE MAC	FHLM ARM 2.756% 05/01/2046#840286	6.37%	32,997	5/1/2046	34,033
	FREDDIE MAC	FHLM ARM 0% 12/01/2045#2B4962	5.99%	33,095	12/1/2045	34,126
	FREDDIE MAC	FHLM ARM 2.896% 02/01/45#2B3797	6.62%	25,963	2/1/2045	26,726
	FREDDIE MAC	FHL ARM 2.88% 10/01/44#849505	6.29%	48,095	10/1/2044	49,636

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	FREDDIE MAC	FHLM ARM 3.06% 05/01/2044#849327	6.50%	87,270	5/1/2044	90,079
	FREDDIE MAC	FHLM ARM 0% 05/01/2044#849312	6.61%	8,815	5/1/2044	9,096
	FREDDIE MAC	FHLM ARM 3.078% 04/01/2044#849278	6.51%	25,441	4/1/2044	26,242
	FREDDIE MAC	FHLM ARM 2.54% 01/01/2042#849254	6.68%	19,765	1/1/2042	20,606
	FREDDIE MAC	FHLM ARM 0% 11/01/2039#1Q1535	6.58%	15,156	11/1/2039	15,643
	FREDDIE MAC	FHLM ARM 4.69% 9/35 #1G1114	6.48%	1,534	9/1/2035	1,580
	FREDDIE MAC STACR REMIC TRUST 2021-DNA1	STACR 2025-DNA4 M1 SOFR30A+110 10/25/2045 144A	4.97%	113,352	10/25/2045	113,405
	FREDDIE MAC STACR REMIC TRUST 2021-DNA1	STACR REMIC TRUST 2025-DNA4 A1 SOFR30A+90 10/25/2045	4.77%	323,750	10/25/2045	323,889
	FREDDIE MAC STACR REMIC TRUST 2021-DNA1	STACR 2025-DNA3 30YR 0% 09/25/2045#	4.97%	572,263	9/25/2045	572,650
	FREDDIE MAC STACR REMIC TRUST 2021-DNA1	FREDDIE MAC STACR REMIC TRUST 2021-DNA1 SOFR30A+29	6.82%	162,921	6/25/2042	165,793
	FREDDIE MAC STACR REMIC TRUST 2021-DNA1	FREDDIE MAC STACR REMIC TRUST 2021-DNA1 SOFR30A+21	5.97%	712,237	4/25/2043	721,920
	FREDDIE MAC STACR REMIC TRUST 2021-DNA1	FREDDIE MAC STACR REMIC TRUST 2021-DNA1 M2 SOFR30A	5.67%	925,000	11/25/2041	931,877
	FREDDIE MAC STACR REMIC TRUST 2024-HQA1	FREDDIE MAC STACR REMIC TRUST 25-DNA1 A1 SOFR30A+9	4.82%	151,250	1/25/2045	151,453
	FREDDIE MAC STACR REMIC TRUST 2024-HQA1	FREDDIE MAC STACR REMIC TRUST 2024-HQA1 A1 SOFR30A	5.12%	991,450	3/25/2044	994,549
	GALTON FDG MTG TR 2019-1	GALTON FUNDING MORTGAGE TRUST 2019-1 A32 4% 02/25/2059	4.00%	8,400	2/25/2059	8,080
	GCAT 2025-NQM1 TRUST	GCAT 2025-NQM1 TRUST 5.373% 11/25/2069 144A	5.37%	422,319	11/25/2069	426,070
	GNMA II	GNII II 5% 01/01/2056 #TBA	5.00%	3,035,000	1/1/2056	3,027,641
	GNMA II	GNII II 4.50% 7/40 #004746	4.50%	21,412	7/20/2040	21,426
	GNMA II	GNII II 5.00% 2/40 #004637	5.00%	5,500	2/20/2040	5,607
	GNMA II	GNII II 5.00% 11/39 #004578	5.00%	130,527	11/20/2039	133,060
	GNMA II	GNII II 5% 5/36 #003850	5.00%	3,430	5/20/2036	3,493
	GNMA II	GNII II 5% 1/36 #003805	5.00%	2,730	1/20/2036	2,780
	GNMA II	GNII II 5.00% 12/35 #003795	5.00%	3,421	12/20/2035	3,482
	GNMA II	GNII II 5% 12/34 #003651	5.00%	5,119	12/20/2034	5,208
	GNMA II	GNII II 8.5% 07/20/2026#002250	8.50%	42	7/20/2026	42
	GNMA II	GNII II 4% 04/20/2050#BS9717	4.00%	10,336	4/20/2050	9,866
	GNMA II	GNII II 4% 04/20/2050#BS9707	4.00%	2,431	4/20/2050	2,318
	GNMA II	GNII II 4% 04/20/2050#BS6833	4.00%	1,037	4/20/2050	989
	GNMA II	GNII II 4% 04/20/2050#BS6832	4.00%	4,329	4/20/2050	4,132
	GNMA II	GNII II 4.5% 03/20/2044#MA1762	4.50%	262,853	3/20/2044	262,505
	GNMA II	GNII II 4% 04/20/2050#BS6831	4.00%	2,975	4/20/2050	2,840
	GNMA II	GNII II 4% 10/20/2050#MA6934	4.00%	323,051	10/20/2050	310,162
	GNMA II	GNII II 5.5% 03/20/2049#MA5820	5.50%	6,942	3/20/2049	7,198
	GNMA II	GNII II 5.5% 02/20/2049#MA5766	5.50%	95,434	2/20/2049	98,778
	GNMA II	GNII II 5.5% 12/20/2048#MA5654	5.50%	24,932	12/20/2048	25,805
	GNMA II	GNII II 5.5% 03/20/2048#MA5081	5.50%	16,518	3/20/2048	17,135
	GNMA II	GNII II 5% 02/20/2048#MA5022	5.00%	47,514	2/20/2048	48,500
	GNMA II	GNII II 5% 01/20/2048#MA4965	5.00%	154,573	1/20/2048	157,780
	GNMA II	GNII II 3% 09/20/2047#MA4718	3.00%	719,679	9/20/2047	655,058
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 06/20/2068	4.42%	1,547,493	6/20/2068	1,539,642
	GOVERNMENT NAT MTG AS REMIC PT	GNR 2022-H09 FA SOFR30A+67 04/20/2072	4.59%	1,683,515	4/20/2072	1,679,461
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+75 03/20/2072	4.67%	2,054,150	3/20/2072	2,054,751
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+97 05/20/2072	4.89%	663,376	5/20/2072	668,089
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+75 03/20/2072	4.67%	947,926	3/20/2072	948,203
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+85 01/20/2072	4.77%	1,150,144	1/20/2073	1,154,174
	GOVERNMENT NAT MTG AS REMIC PT	GNR 2022-H09 FA SOFR30A+67 04/20/2072	4.59%	1,149,546	4/20/2072	1,146,778
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 03/20/2072	4.67%	700,632	3/20/2072	700,803
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 12/20/2071	4.74%	1,121,861	12/20/2071	1,124,424
	GOVERNMENT NAT MTG AS REMIC PT	GOVERNMENT NAT MTG AS REMIC PT TSFR12M+ 02/20/2068	4.92%	462,055	2/20/2068	463,615
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG ASSN HECM TSFR1M+ 09/20/2069	4.71%	1,494,907	9/20/2069	1,493,519

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG ASSN HECM TSFR12M+76.513 02/20/2028	4.83%	302,222	2/20/2068	303,326
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG ASSN HECM TSFR12M+96.513 09/20/2028	5.03%	5,074,892	9/20/2068	5,108,772
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG ASSN HECM TSFR12M+ 02/20/2069	5.27%	255,196	2/20/2069	257,074
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG AS REMIC PT TSFR12M+117.513 07/20/2069	5.24%	1,214,170	7/20/2069	1,228,870
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG ASSN HECM DF TSFR12M+73.513 07/20/2068	4.60%	273,463	7/20/2068	274,388
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG ASSN HECM TSFR12M+79.513 05/20/2068	4.56%	266,112	5/20/2068	265,836
	GOVERNMENT NAT MTG ASSN HECM MBS REMIC P	GOVERNMENT NAT MTG ASSN HECM TSFR12M+ 11/20/2066	4.59%	388,839	11/20/2066	390,925
	GOVERNMENT NATL MORTGAGE ASSOC	GINNIE MAE I POOL 30YR 5.5% 09/45#784653	5.50%	86,513	9/15/2045	88,986
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 3.5% 03/43 #AD8825	3.50%	71,463	3/20/2043	67,588
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 5.5% 09/20/2054#MA9906	5.50%	1,152,249	9/20/2054	1,166,060
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 4% 04/20/2050#BU2157	4.00%	7,426	4/20/2050	7,083
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 4% 04/20/2050#BU2156	4.00%	9,809	4/20/2050	9,362
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 4% 04/20/2050#BT2983	4.00%	4,904	4/20/2050	4,681
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 4% 04/20/2050#BT2982	4.00%	4,120	4/20/2050	3,930
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 4% 03/48#BE6823	4.00%	12,026	3/20/2048	11,523
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 4% 10/20/2052#MA8346	4.00%	524,709	10/20/2052	500,044
	GOVERNMENT NATL MORTGAGE ASSOC	GNMA II 3.5% 07/20/2052#MA8149	3.50%	1,727,530	7/20/2052	1,590,684
	GS MTG SECS TR 2017-GS6	GS MTG SECS TR 2017-GS6 3.433% 05/10/2050	3.43%	720,000	5/10/2050	711,966
	GS MTG-BACKED SECS TR 2014-EB1A 2A1 CSTR 07/25/204	GS MTG-BACKED SECS TR 2014-EB1A 2A1 CSTR 07/25/204	5.76%	2,056	7/25/2044	2,056
	HILT COMMERCIAL MORTGAGE TRUST 2024-ORL	HILT COMMERCIAL MORTGAGE TRUST 2024-ORL B TSFR1M+1	5.69%	765,000	5/15/2037	766,418
	HOMES 2025-NQM2 TRUST	HOMES 2025-NQM2 TRUST 5.425% 02/25/2070 144A	5.43%	354,697	2/25/2070	357,764
	HOMES 2025-NQM4 TRUST	HOMES 25-NQM4 A1 TRUST 5.22% 08/25/2070 144A	5.22%	517,335	8/25/2070	519,942
	HYT COMMERCIAL MORTGAGE TRUST 2024-RGCY	HYT COMMERCIAL MORTGAGE TRUST 2024-RGCY TSFR1M+184	5.59%	525,000	9/15/2041	525,979
	ILLINOIS ST	IL ST TAXMUNI 5.1% 6/01/33	5.10%	1,875,980	6/1/2033	1,922,635
	ILLINOIS ST	IL ST TAXMUNI 5.1% 6/01/33	5.10%	2,098,480	6/1/2033	2,150,669
	IMPERIAL FUND MORTGAGE TRUST 2021-NQM2	IMPERIAL FUND MORTGAGE TRUST 1.516% 09/25/2056 144	1.52%	157,617	9/25/2056	135,927
	IMPERIAL FUND MORTGAGE TRUST 2022-NQM4	IMPERIAL FUND MORTGAGE TRUST 2022-NQM4 A1 4.767% 0	5.77%	483,226	6/25/2067	483,981
	J P MORGAN MTG TR 2025-DSC1	JP MORGAN MORTGAGE TRUST SERIES 2025-DSC1 A1 VAR 0	5.58%	802,480	9/25/2065	811,301
	JP MORGAN CHASE COMMERCIAL MORTGAGE SECU	JP MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRU	2.85%	580,000	9/6/2038	572,036
	JP MORGAN MORTGAGE TRUST 2025-DSC2	JP MORGAN MORTGAGE TRUST 2025-DSC2 5.195% 10/25/2065	5.20%	368,668	10/25/2065	370,892
	JP MORGAN MORTGAGE TRUST SERIES 2025-NQM	JP MORGAN MORTGAGE TRUST SERIES 2025-NQM3 5.495% 1	5.50%	270,655	11/25/2065	273,234
	LSTAR COML MTG TR 2017-5	LSTAR COML MTG TR 2017-5 4.021% 03/10/2050 144A	4.02%	1,500,000	3/10/2050	1,461,971
	MED COML MTG TR 2024-MOB	MED COML MTG TR 2024-MOB A TSFR1M+159.151 05/15/2041	5.34%	380,000	5/15/2041	378,585
	METLIFE SECURITIZATION TR 2017-1	METLIFE SECURITIZATION TR 2017-1 3% 04/25/2055 144	3.00%	203,521	4/25/2055	196,875
	MFA 2023-INV2 TRUST	MFA 2023-INV2 TRUST STEP 10/25/2058 144A	7.18%	423,113	10/25/2058	427,665
	MFA 2025-NQM4 TRUST	MFA 2025-NQM4 TRUST 5.54% 08/25/2070 144A	5.07%	1,466,806	8/25/2070	1,465,557
	MORGAN STANLEY BK AMER TR 2025-C35	MORGAN STANLEY BK AMER TR 2025-C35 4.609% 08/15/2058	4.61%	95,499	8/15/2058	96,214
	MORGAN STANLEY CAPITAL I	MORGAN STANLEY CAPITAL I 2.782% 08/15/2049	2.78%	1,290,000	8/15/2049	1,276,496
	MORGAN STANLEY RESIDENTIAL MORTGAGE LOAN	MORGAN STANLEY RESIDENTIAL MORTGAGE LOAN TRUST 202	5.44%	115,925	7/25/2070	116,926
	NEW JERSEY ST TPK AUTH TPK REV	NEW JERSEY ST TPK AUTH TPK REVBUILD AMERICA BONDS-	7.10%	500,000	1/1/2041	584,200
	NEW JERSEY ST TPK AUTH TPK REV	NEW JERSEY ST TPK AUTH TPK REVBUILD AMERICA BDS-TA	7.41%	125,000	1/1/2040	149,818
	NEW JERSEY ST TPK AUTH TPK REV	NEW JERSEY ST TPK AUTH TPK REVBUILD AMERICA BONDS-	7.10%	1,275,000	1/1/2041	1,489,709
	NEW RESIDENTIAL MORTGAGE LOAN TRUST 2025	NEW RESIDENTIAL MORTGAGE LOAN TRUST 2025-NQM4 A2 5	5.60%	1,063,805	7/25/2065	1,075,925
	NEW RESIDENTIAL MORTGAGE LOAN TRUST 2025	NEW RESIDENTIAL MORTGAGE LOAN TRUST 2025-NQM4 A1 5	5.35%	531,902	7/25/2065	536,196
	NEW RESIDENTIAL MORTGAGE LOAN TRUST 2025	NEW RESIDENTIAL MORTGAGE LOAN TRUST 2025-NQM7 5.26	5.26%	300,000	10/26/2065	300,430

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	NEW RESIDENTIAL MTG LN TR 2025-NQM6	NRZT 2025-NQM6 VAR 10/25/2065 144A	5.08%	1,255,000	10/25/2065	1,256,952
	OBX 2019-EXP3 TR	OBX 2019-EXP3 TR 2A1 2.7775% 10/25/2059 144A	4.75%	63,864	10/25/2059	63,788
	OBX 2021-NQM1 TR	OBX 2021-NQM1 A3 TR 1.329% 02/25/2066 144A	1.33%	447,673	2/25/2066	393,734
	OBX 2025-NQM15 TRUST	OBX 2025-NQM15 TRUST 5.4927% 07/27/2065 144A	5.02%	249,163	7/27/2065	248,951
	OBX 2025-NQM15 TRUST	OBX 2025-NQM15 TRUST 5.143% 07/27/2065 144A	5.14%	239,761	7/27/2065	240,726
	OSS 2024-H6 MTG TR	OSS 2024-H6 MTG TR 5.383% 09/25/2069 144A	5.38%	957,218	9/25/2069	960,672
	RCKT MORTGAGE TRUST 2024-CES9	RCKT MORTGAGE TRUST 2024-CES9 STEP 12/25/2044 144A	5.58%	102,417	12/25/2044	103,479
	SANTANDER MORTGAGE ASSET RECEIVABLE TRUS	SANTANDER MORTGAGE ASSET RECEIVABLE TRUST 2025-NQM	5.14%	245,396	11/25/2065	245,953
	SDR COMMERCIAL MORTGAGE TRUST 2024-DSNY	SDR COMMERCIAL MORTGAGE TRUST 2024-DSNY TSFR1M+174	5.49%	635,000	5/15/2039	633,413
	SEASONED CREDIT RISK TRANSFER TRUST SERI	SEASONED CREDIT RISK TRANSFER TRUST SERIES 2016-1	4.50%	254,996	6/25/2057	249,556
	SEMT 2018-CH2 A3 4% 06/48	SEQUOIA MTG TR 2018-CH2 A3 4% 06/25/2048 144A	4.00%	32,621	6/25/2048	30,336
	SEQUOIA MTG TR 2018-CH3	SEQUOIA MTG TR 2018-CH3 4.5% 08/25/2048 144A	4.50%	737	8/25/2048	733
	SG RESIDENTIAL MTG TR 2025-1	SG RESIDENTIAL MTG TR 2025-1 A2 5.25% 12/25/2065 1	5.25%	135,000	12/25/2065	135,185
	SG RESIDENTIAL MTG TR 2025-1	SG RESIDENTIAL MTG TR 2025-1 A1 VAR 12/25/2065 144	5.10%	380,000	12/25/2065	380,525
	STARWOOD MORTGAGE RESIDENTIAL TRUST 2021	STARWOOD MORTGAGE RESIDENTIAL TRUST 2021-4 1.162%	1.16%	736,342	8/25/2056	662,013
	TOORAK MORTGAGE CORP 2018-1 LTD	TOORAK MORTGAGE CORP 2018-1 LTD 1.562% 07/25/2056	1.56%	254,322	7/25/2056	233,075
	TOWD POINT MORTGAGE TRUST 2019-HY3	TOWD POINT MORTGAGE TRUST 2019-HY3 M1 TSFR1M+161.4	5.35%	260,000	10/25/2059	264,375
	TX TR 2024-HOU	TX TR 2024-HOU B TSFR1M+209.066 06/15/2029 144A	5.84%	835,000	6/15/2039	835,988
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.625% 11/15/2045	4.63%	1,321,000	11/15/2045	1,290,865
	UNITED STATES TREASURY BOND	USTN TII 2.375% 02/15/2055	2.38%	552,000	2/15/2055	540,865
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.625% 11/15/2044	4.63%	3,053,000	11/15/2044	2,991,702
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.5% 11/15/2054	4.50%	1,494,000	11/15/2054	1,409,145
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.125% 08/15/2044	4.13%	4,769,000	8/15/2044	4,376,862
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.5% 02/15/2044	4.50%	632,000	2/15/2044	611,411
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.125% 08/15/2053	4.13%	5,331,000	8/15/2053	4,719,184
	UNITED STATES TREASURY BOND	USTN TII 1.5% 02/15/2053	1.50%	1,276,000	2/15/2053	1,090,934
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 3.375% 08/15/2042	3.38%	1,430,000	8/15/2042	1,208,350
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 3% 08/15/2052	3.00%	1,056,000	8/15/2052	756,319
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 2.875% 05/15/2052	2.88%	600,000	5/15/2052	419,250
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.625% 11/15/2045	4.63%	3,945,000	11/15/2045	3,855,005
	UNITED STATES TREASURY BOND	USTN TII 2.375% 02/15/2055	2.38%	513,000	2/15/2055	502,652
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.25% 08/15/2054	4.25%	1,284,000	8/15/2054	1,160,917
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 4.125% 08/15/2053	4.13%	1,955,000	8/15/2053	1,730,633
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 3.625% 05/15/2053	3.63%	3,094,000	5/15/2053	2,502,877
	UNITED STATES TREASURY BOND	USTN TII 1.5% 02/15/2053	1.50%	1,898,000	2/15/2053	1,622,721
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 3% 08/15/2052	3.00%	4,212,000	8/15/2052	3,016,680
	UNITED STATES TREASURY BOND	UNITED STATES TREASURY BOND 2.875% 05/15/2052	2.88%	1,888,000	5/15/2052	1,319,240
	UST NOTES	UST NOTES 3.375% 11/30/2027	3.38%	12,890,000	11/30/2027	12,865,328
	UST NOTES	UST NOTES 3.5% 10/31/2027	3.50%	35,255,000	10/31/2027	35,263,263
	UST NOTES	UST NOTES 3.5% 09/30/2027	3.50%	4,940,000	9/30/2027	4,940,965
	UST NOTES	UST NOTES 3.625% 08/31/2027	3.63%	38,550,000	8/31/2027	38,635,834
	UST NOTES	UST NOTES 3.875% 07/15/2028	3.88%	8,405,000	7/15/2028	8,475,917
	UST NOTES	USTN TII 1.625% 04/15/2030	1.63%	2,855,000	4/15/2030	2,935,464
	UST NOTES	UST NOTES 4.25% 01/15/2028	4.25%	3,610,000	1/15/2028	3,663,163
	UST NOTES	UST NOTES 3.875% 09/30/2032	3.88%	2,452,000	9/30/2032	2,444,433
	UST NOTES	UST NOTES 4% 07/31/2032	4.00%	809,000	7/31/2032	813,235
	UST NOTES	UST NOTES 4.25% 05/15/2035	4.25%	4,309,000	5/15/2035	4,344,684
	UST NOTES	UST NOTES 3.625% 09/30/2030	3.63%	2,191,000	9/30/2030	2,182,527
	UST NOTES	UST NOTES 4.75% 02/15/2045	4.75%	4,313,000	2/15/2045	4,291,098
	VERUS SECURITIZATION TR 2025-3	VERUS SECURITIZATION TR 2025-3 A1 VAR 05/25/2070	5.62%	295,342	5/25/2070	298,724
	VERUS SECURITIZATION TRUST 2021	VERUS SECURITIZATION TRUST 2021 1.437% 06/25/2066	1.44%	581,126	6/25/2066	517,165
	VERUS SECURITIZATION TRUST 2023-8	VERUS SECURITIZATION TRUST 2023-8 6.6642% 12/25/2068	6.66%	446,110	12/25/2068	451,524
	VERUS SECURITIZATION TRUST 2025-7	VERUS SECURITIZATION TRUST 2025-7 A1F 5.53601% 08/25/2070	5.07%	656,634	8/25/2070	656,632
	VERUS SECURITIZATION TRUST 23-6	VERUS SECURITIZATION TRUST 23-6 6.939% 09/25/2068	6.94%	235,354	9/25/2068	237,635

		(c) Description of Investment
(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Rate of Interest	Number of Units, Shares, or Face Amount	Maturity	(e) Current Value
	WSTN TRUST 2023-MAUI	WSTN TRUST 2023-MAUI VAR 07/05/2037 144A	7.02%	920,000	7/5/2037	934,875

	TOTAL INVESTMENTS					$12,598,187,281

* Indicates party-in-interest
VR: Variable Rate
Column (d) cost, has been omitted, as all investments are participant directed

See Report of Independent Registered Public Accounting Firm

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT RETIREMENT SAVINGS PLAN

Dated: June 16, 2026	/s/ Thaddeus Shepherd
Plan Administrator